Exhibit 10.1

LOAN AGREEMENT

Dated as of November 3, 2016

among

TOYS “R” US PROPERTY COMPANY II, LLC,

as Borrower,

and

GOLDMAN SACHS MORTGAGE COMPANY

and

BANK OF AMERICA N.A.,

collectively, as Lender

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

Exhibits

A	Organizational Chart
B	Form of Tenant Notice
C	Tax Certificate

Schedules

A	Properties
B	Exception Report
C	Deferred Maintenance Conditions
D	Reserved
E	Rent Roll
F	Material Agreements
G	Intentionally Omitted
H	Allocated Loan Amounts
I	Monthly Amortization Amount

-vi-

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is dated November 3, 2016, and is among GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership (“GS”), and BANK OF AMERICA, N.A., a national banking association, collectively as lender (“BOA”; together with GS and each of their respective successors and assigns, each a “Co-Lender” and collectively, “Lender”), and TOYS “R” US PROPERTY COMPANY II, LLC, a Delaware limited liability company, as borrower (together with its permitted successors and assigns, “Borrower”).

RECITALS

Borrower desires to obtain from Lender the Loan (as hereinafter defined) in connection with the financing of the Properties (as hereinafter defined).

Lender is willing to make the Loan on the terms and subject to the conditions set forth in this Agreement if Borrower joins in the execution and delivery of this Agreement, the Note and the other Loan Documents.

In consideration of the agreements, provisions and covenants contained herein and in the other Loan Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower agree as follows:

DEFINITIONS

(a) When used in this Agreement, the following capitalized terms have the following meanings:

“Acceptable Counterparty” means any counterparty to an Interest Rate Cap Agreement that has and maintains (a) a long-term unsecured debt rating or counterparty rating of A+ or higher from S&P, which rating shall not include a “t” or otherwise reflect a termination risk or otherwise be qualified, (b) a long-term unsecured debt rating of A1 or higher from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk or otherwise be qualified, and (c) if rated by Fitch, a long-term unsecured debt rating of at least A by Fitch and a short-term unsecured debt rating of at least F1 by Fitch (and not on Rating Watch Negative with respect to either such Fitch rating).

“Account Collateral” means, collectively, the Collateral Accounts and all sums at any time held, deposited or invested therein, together with any interest and other earnings thereon, and all securities and investment property credited thereto and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, (i) is in Control of, is Controlled by or is under common Control with such Person or (ii) is a director or officer of such Person or of an Affiliate of such Person.

“Agent” has the meaning set forth in Section 9.7(e).

“Agreement” means this Loan Agreement, as the same may from time to time hereafter be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Allocated Loan Amount” means, with respect to each Property, the portion of the Loan Amount allocated thereto as set forth in Schedule H.

“Alteration” means any demolition, alteration, installation, improvement or expansion of or to any of the Properties or any portion thereof.

“Annual Budget” means a capital and operating expenditure budget for the Properties prepared by Borrower that specifies amounts to operate and maintain the Properties in accordance with past practices of Borrower and Master Tenant.

“Appraisal” means, with respect to each Property, an as-is appraisal of such Property that is prepared by a member of the Appraisal Institute selected by Lender, meets the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA) and complies with the Uniform Standards of Professional Appraisal Practice (USPAP).

“Approved Annual Budget” has the meaning set forth in Section 5.17.

“Approved Sublease Parameters” shall mean a sublease between Master Tenant, as landlord, and a subtenant, as tenant meeting the following parameters:

(1)	such sublease is an arm’s length transaction on commercially reasonable terms (provided, however, that Lender shall have no obligation to provide a non-disturbance or other similar agreement pursuant to the applicable terms and conditions of this Agreement to any sublessee who is an Affiliate of Borrower; provided, further, that such limitation on Lender’s agreement to provide such non-disturbance or other similar agreement shall not apply to any sublessee which (a) is a subsidiary of Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co. L.P., Vornado Realty Trust and/or Mezzanine Lender, (b) is not Sponsor or a subsidiary of Sponsor and (c) will not operate under the Toys “R” Us or Babies “R” Us or substantially similar brand names at the applicable subleased Property);

(2)	(a) the subtenant shall be of a type that complies with Legal Requirements and (b) the use of the applicable Property shall not be a Prohibited Use and shall otherwise be in compliance with the terms hereof;

(3)	such sublease provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the subtenant);

(4)	such sublease demises fifty percent (50%) or less than the total rental square footage of the applicable Property and/or such sublease, when aggregated with all other subleases then in effect for the Properties, demises not more than fifty percent (50%) of the total rental square footage of the Properties;

(5)	such sublease does not contain any terms which would reasonably be expected to have or do have a Material Adverse Effect;

(6)	such sublease has a term of, (x) with respect to any Ground Leased Parcel, ending on or before the term of the applicable Ground Lease (including possible extensions and renewals thereof) in effect for such Ground Leased Parcel and (y) with respect to all other Properties, at least 60 months and not more than 360 months (including all possible extensions and renewals thereof), but in no event ending on or after the term of the Master Lease (including possible extensions and renewals thereof);

(7)	such sublease does not impose any obligations or liabilities on Borrower or Master Tenant other than those obligations or liabilities imposed on commercially reasonable terms in the ordinary course of business;

(8)	such sublease does not contain any option to purchase, or any right of first refusal to purchase or other similar right to acquire all or any portion of the applicable Property unless such option or right requires the holder thereof to pay Borrower a purchase price equal to or greater than the Release Price for such Property;

(9)	such sublease provides that no further sublease shall be permitted unless such sublease satisfies the Approved Sublease Parameters;

(10)	such sublease does not prevent Loss Proceeds from being held and disbursed by Lender in accordance with the terms of the Loan Documents; and

(11)	such sublease does not conflict with any Legal Requirements, any Ground Lease, the terms and conditions of Section 5.15 hereof, or any of the terms of the Master Lease.

“Assignment” has the meaning set forth in Section 9.7(b).

“Assignment of Interest Rate Cap Agreement” means each collateral assignment of an interest rate cap agreement executed by Borrower and an Acceptable Counterparty in accordance herewith, each of which must be in the form executed by Borrower and the initial Acceptable Counterparty on the Closing Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Assumption” has the meaning set forth in Section 2.3.

“Available Excess Cash” means all amounts distributed to or upon the direction of Borrower pursuant to Section 3.2(b)(vi) hereof.

“Bankruptcy Code” has the meaning set forth in Section 7.1(d).

“Basic Carrying Costs Escrow Account” has the meaning set forth in Section 3.4(a).

“BOA” has the meaning set forth in the first paragraph of this Agreement.

“Borrower” has the meaning set forth in the first paragraph of this Agreement.

“Borrower Tax” means any U.S. Tax and any present or future tax, assessment or other charge or levy imposed by, or on behalf of, any jurisdiction through which or from which payments due hereunder are made by or on behalf of Borrower (or any taxing authority thereof).

“Budgeted Operating Expenses” means, with respect to any calendar month, (i) an amount equal to the Operating Expenses budgeted for such calendar month as set forth in the then-applicable Annual Budget, or (ii) such greater amount as shall equal Borrower’s actual Operating Expenses for such month, except that during the continuance of a Trigger Period such greater amount shall in no event exceed 110% of the amount specified in clause (i) of this definition without the prior written consent of Lender, not to be unreasonably withheld, delayed or conditioned, provided that no such consent shall be required in connection with expenditures for non-discretionary items (e.g. line expenses for Taxes, insurance premiums, governmental compliance and regulatory charges, utility expenses, ground rent and expenses necessary to maintain the Borrower in good standing within each jurisdiction in which it does business) and expenditures required to be made by reason of the occurrence of any emergency (i.e., an unexpected event that threatens imminent harm to persons or property at or adjacent to any of the Properties) and with respect to which it would be impracticable, under the circumstances, to obtain Lender’s prior consent thereto, which line items shall be adjusted to reflect actual increases in such expenses and shall not require Lender approval hereunder.

“Business Day” means any day other than (i) a Saturday and a Sunday and (ii) a day on which federally insured depository institutions in the State of New York or the state in which the offices of Lender, its trustee, its Servicer or its Servicer’s collection account are located are authorized or obligated by law, governmental decree or executive order to be closed. When used with respect to an Interest Determination Date, “Business Day” shall mean a day on which banks are open for dealing in foreign currency and exchange in London.

“Capital Expenditure” means, with respect to any Property, hard and soft costs incurred by Borrower with respect to replacements and capital repairs or improvements made to such Property (including repairs to, and replacements of, structural components, roofs, building systems, parking garages and parking lots), in each case to the extent capitalized in accordance with GAAP.

“Cash Management Account” has the meaning set forth in Section 3.1(a).

“Cash Management and Control Agreement” means that certain cash management and control agreement, dated as of the Closing Date, among Borrower, Lender and the Cash Management Bank that maintains the Cash Management Account as of the Closing Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Cash Management Bank” means the Eligible Institution at which the Cash Management Account is maintained.

“Casualty” means a fire, explosion, flood, collapse, earthquake or other casualty affecting all or any portion of any Property.

“Cause” means, with respect to an Independent Director, (i) acts or omissions have been committed by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director’s duties, (ii) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (iii) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director” or if such Person is no longer employed by the independent director service provider set forth in the definition of “Independent Director”, (iv) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director” or (v) any other reason for which the prior written consent of Lender shall have been obtained.

“Certificates” means, collectively, any senior and/or subordinate notes, debentures or pass-through certificates, or other evidence of indebtedness, or debt or equity securities, or any combination of the foregoing, representing a direct or beneficial interest, in whole or in part, in the Loan.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Co-Lender” has the meaning set forth in the first paragraph of this Agreement, together with its successors and assigns.

“Collateral” means all assets owned from time to time by Borrower including the Properties, the Revenues and all other tangible and intangible property in respect of which Lender is granted a Lien under the Loan Documents, and all proceeds thereof.

“Collateral Account” means each of the accounts and sub-accounts established pursuant to Article III hereof but expressly excluding the Operating Account.

“Component A” has the meaning set forth in Section 1.1(c).

“Component B” has the meaning set forth in Section 1.1(c).

“Component C” has the meaning set forth in Section 1.1(c).

“Component D” has the meaning set forth in Section 1.1(c).

“Component E” has the meaning set forth in Section 1.1(c).

“Component F” has the meaning set forth in Section 1.1(c).

“Component Outstanding Principal Balance” means, as of any given date, with respect to each Note Component, the outstanding principal balance of such Note Component.

“Condemnation” means a taking or voluntary conveyance of all or part of any of the Properties or any interest therein, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority; provided, however, that “Condemnation” shall not include the grant of any easement to the extent that the same would not reasonably be expected to have a Material Adverse Effect on such Property.

“Condominium” means (a) The Marketplace at Braintree Condominium governing Store #6383 in Braintree, Massachusetts (“Braintree Condominium”); and (b) Woodridge Grove, Wayne County Condominium Subdivision governing Store #9249 in Northville, Michigan (“Northville Condominium”).

“Condominium Act” means, collectively, all Legal Requirements applicable to the respective Condominium.

“Condominium Association” means, collectively, (i) the “Trust” as such term is defined in the Condominium Documents of the Braintree Condominium and (ii) the “Administrator” as such term is defined in the Condominium Documents of the Northville Condominium.

“Condominium Documents” means, collectively, the condominium declaration, the condominium by-laws, any rules and regulations promulgated thereunder, and any and all other documents and agreements binding upon, governing or otherwise pertaining to each respective Condominium and/or the respective Condominium Association.

“Condominium Unit” means each individual unit in the respective Condominium (together with all interests appurtenant thereto).

“Contingent Obligation” means, with respect to any Person, any obligation of such Person directly or indirectly guaranteeing any Debt of any other Person in any manner and any contingent obligation to provide funds for payment, or to supply funds to invest in any other Person.

“Control” of any entity means the ownership, directly or indirectly, of at least 51% of the equity interests in, and the right to at least 51% of the distributions from, such entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” and “Controlling” each have the meanings correlative thereto).

“Cooperation Agreement” means that certain Cooperation Agreement, dated as of the Closing Date, by Borrower and Sponsor for the benefit of Lender, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Damages” to a Person means any and all actual, documented, out-of-pocket liabilities, obligations, losses, demands, damages, penalties, assessments, actions, causes of action, judgments, proceedings, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and other costs of defense and/or enforcement whether or not suit is brought), fines, charges, fees, settlement costs and disbursements imposed on, incurred by or asserted against such party, whether based on any federal, state, local or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise; provided, however, that “Damages” shall not include special, consequential or punitive damages, except to the extent imposed upon Lender by one or more third parties.

“Dark” means, with respect to any Property, if such Property is not open for business to the public for a period of one hundred twenty (120) consecutive days, unless (i) such Property is temporarily closed for maintenance or compliance with Legal Requirements or (ii) such closure is a result of a Casualty or Condemnation and Borrower or Master Tenant (A) promptly and diligently pursues and completes repair or restoration of such Property, or takes other appropriate actions to resolve such closure and (B) reopens such Property to the public no later than two hundred seventy (270) days after the date of the initial closure.

“Dark Limit” means, as of any date of determination, twenty percent (20%) of the Properties that remain subject to the Lien of the Mortgages as of such date.

“Dark Property” means, as of any date of determination, any Property that is Dark.

“Debt” means, with respect to any Person, without duplication:

(i) all indebtedness of such Person to any other party (regardless of whether such indebtedness is evidenced by a written instrument such as a note, bond or debenture), for borrowed money or for the deferred purchase price of property or services;

(ii) all letters of credit issued for the account of such Person and all unreimbursed amounts drawn thereunder;

(iii) all indebtedness secured by a Lien on any property owned by such Person (whether or not such indebtedness has been assumed) except obligations for impositions that are not yet due and payable;

(iv) all Contingent Obligations of such Person;

(v) all payment obligations of such Person under any interest rate protection agreement (including any interest rate swaps, floors, collars or similar agreements) and similar agreements; and

(vi) any material actual or contingent liability to any Person or Governmental Authority with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

“Default” means the occurrence of any event that, but for the giving of notice or the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to any Note or Note Component, 3% per annum in excess of the interest rate otherwise applicable to such Note or Note Component hereunder; provided that, if the foregoing would result in an interest rate in excess of the maximum rate permitted by applicable law, the Default Rate shall be limited to the maximum rate permitted by applicable law.

“Deferred Maintenance Conditions” means those items described in Schedule C.

“Domestic Services Agreement” means that certain Domestic Services Agreement, dated as of January 29, 2006, by and among, Master Tenant, Borrower and certain Affiliates of Borrower party thereto, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified.

“DSCR” means, with respect to any Test Period, the quotient of (i) Net Operating Income for such Test Period divided by (ii) the actual aggregate debt service payable in respect of the Loan and the Mezzanine Loan, in the aggregate, during such Test Period. For the avoidance of doubt, “debt service” shall not include any Permitted Mezzanine Prepayment.

“EEA Bail-In Action” means the exercise of any EEA Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“EEA Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EEA Bail-In Legislation Schedule.

“EEA Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EEA Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the EEA Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EEA Bail-In Legislation Schedule.

“Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management or advisement) in excess of $1,000,000,000, and (except with respect to a pension advisory firm, asset manager, registered investment advisor or manager or similar fiduciary) either capital/statutory surplus, shareholder’s equity or market capitalization of at least $500,000,000, and (ii) is regularly engaged in the business of making or owning (or, in the case of a pension advisory firm, asset manager, registered investment advisor or manager or similar fiduciary, regularly engaged in managing investments in) commercial real estate mortgage or mezzanine loans or interests therein, originating preferred equity investments, owning or operating commercial properties or making investments in commercial real estate.

“Eligible Account” means an account or book-entry subaccount maintained with a federal or state-chartered depository institution or trust company that complies with the definition of Eligible Institution.

“Eligible Institution” means an institution (i) whose commercial paper, short-term debt obligations or other short-term deposits are rated at least “A–1” by S&P, “P–1” by Moody’s and “F–1” by Fitch, and whose long-term senior unsecured debt obligations are rated at least “A-” by S&P, “A” by Fitch, and “A2” by Moody’s and whose deposits are insured by the FDIC or (ii) with respect to which the Rating Condition is satisfied.

“Embargoed Person” means any Person subject to trade restrictions under any Federal Trade Embargo.

“Engineering Report” means a structural and seismic engineering report or reports (including a “probable maximum loss” calculation, if applicable) with respect to each of the Properties prepared by an independent engineer reasonably approved by Lender and delivered to Lender in connection with the Loan, and any amendments or supplements thereto delivered to Lender.

“Environmental Claim” means any written notice, claim, proceeding, notice of proceeding, investigation, demand, abatement order or other order or directive by any Person or Governmental Authority alleging or asserting liability with respect to Borrower or any Property arising out of, based on, in connection with, or resulting from (i) the actual or alleged presence, Use or Release of any Hazardous Substance, (ii) any actual or alleged violation of any Environmental Law, or (iii) any actual or alleged injury or threat of injury to property, health or safety, natural resources or to the environment caused by the Use or Release of Hazardous Substances.

“Environmental Indemnity” means that certain environmental indemnity agreement executed by Borrower and Sponsor as of the Closing Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, orders, rules, regulations and the like, as well as principals of common law, and any judicial or administrative orders, decrees or judgments thereunder, , relating to (i) the pollution, protection or cleanup of the environment, (ii) the impact of the Use or Release of Hazardous Substances on property, health or safety, (iii) the Use or Release of Hazardous Substances, (iv) occupational safety and health, industrial hygiene or the protection of human, plant or animal health or welfare (each solely to the extent related to the Use or Release of Hazardous Substances) or (v) the liability for or costs of other actual or threatened danger to the environment or human health (with respect to exposure to Hazardous Substances). The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successors thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation, and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including Subtitle I relating to underground storage tanks); the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act (to the extent related to exposure to Hazardous Substances); the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. The term “Environmental Law” also includes, but is not limited to, federal state and local laws, statutes ordinances, rules, regulations and the like, as well as principals of common law, conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of a property; or requiring notification or disclosure of Releases of Hazardous Substances or other environmental conditions of a property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property.

“Environmental Reports” means “Phase I Environmental Site Assessments” as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-13 (and, if necessary, “Phase II Environmental Site Assessments”), prepared by an independent environmental auditor approved by Lender and delivered to Lender in connection with the Loan and any amendments or supplements thereto delivered to Lender, and shall also include any other environmental reports delivered to Lender pursuant to this Agreement and the Environmental Indemnity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means, at any time, each trade or business (whether or not incorporated) that would, at the time, be treated together with Borrower as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code.

“Escrow Refunds” means amounts distributed by Lender to Borrower pursuant to Sections 3.3(c), 3.4(f), 3.5(d), 3.7(f) and/or 3.9(c) hereof.

“Event of Default” has the meaning set forth in Section 7.1.

“Excess Cash Flow Reserve Account” has the meaning set forth in Section 3.9(a).

“Excess Release Proceeds” shall have the meaning set forth in the Mezzanine Loan Agreement.

“Exception Report” means the report prepared by Borrower and attached to this Agreement as Schedule B, setting forth any exceptions to the representations set forth in Article IV.

“Exculpated Person” means each Person that is an affiliate, equityholder, beneficiary, trustee, member, officer, director, agent, manager, independent manager, employee or partner of Borrower or Sponsor.

“Extension Term” has the meaning set forth in Section 1.1(d).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement.

“Federal Trade Embargo” means any federal law imposing trade restrictions, including (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), (ii) the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq., as amended), (iii) any enabling legislation or executive order relating to the foregoing, (iv) Executive Order 13224, and (v) the PATRIOT Act.

“Fee Acquisition” has the meaning set forth in Section 5.21.

“Fiscal Quarter” means the 13-week or 14-week period after the preceding fiscal year or quarter end date, generally ending on the Saturday nearest to April 30, July 31, October 31 and January 31 of each year, or such other fiscal quarter of Borrower as Borrower may select from time to time with the prior consent of Lender, such consent not to be unreasonably withheld, delayed or conditioned.

“Fiscal Year” means each 52-week or 53-week period ending on the Saturday nearest to January 31 of each year, or such other fiscal year of Borrower as Borrower may select from time to time with the prior consent of Lender, not to be unreasonably withheld, delayed or conditioned.

“Fitch” means Fitch, Inc. and its successors.

“Force Majeure” means a delay due to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppage, shortages of labor or materials or similar causes beyond the reasonable control of Borrower; provided that (1) any period of Force Majeure shall apply only to performance of the obligations necessarily affected by such circumstance and shall continue only so long as Borrower is continuously and diligently using all commercially reasonable efforts to minimize the duration thereof; and (2) Force Majeure shall not include the unavailability or insufficiency of funds unless caused by the events set forth in the definition hereof.

“Four-Wall EBITDAR” shall mean, as of any date of determination and with respect to the operation of Master Tenant and its Affiliates at the Properties then subject to the Lien of the Mortgages as of the date of determination only, earnings (loss) before interest expenses, income taxes, depreciation and amortization expenses, rent, intercompany royalties, overhead allocations (including, but not limited to, headquarters, regional office and distribution center costs), and all business and operational restructuring, pre-opening, renovation, and realignment costs and charges, in each case only to the extent that such revenues, expenses, costs and charges are allocated by Master Tenant to the operation of the Properties for the preceding twelve (12) month period using its standard internal methodology for allocating revenues and expenses on a store by store basis from time to time; but “Four-Wall EBITDAR” will be adjusted to exclude (a) all merger, acquisition and equity issuance costs and charges, (b) all unrealized foreign currency gains and losses, (c) corporate level expenses of Master Tenant that are incurred at the Properties, but which benefit Master Tenant’s business as a whole, and (d) any other one-time costs as determined by Master Tenant’s management in good faith, including impairments and asset write-offs.

“Four-Wall EBITDAR Reserve Account” has the meaning set forth in Section 3.8(a).

“Four-Wall EBITDAR to Rent Ratio” means, with respect to any Test Period, the quotient of (i) Four-Wall EBITDAR for such Test Period divided by (ii) Master Lease Rents actually received by Borrower pursuant to the Master Lease during such Test Period for the Properties then subject to the Lien of the Mortgages as of the date of determination.

“Full Trigger Period” shall mean, in accordance with the terms of this Agreement, (A) any one or more of the following periods: (i) a period commencing upon the occurrence of an Event of Default and terminating upon the acceptance of a cure of such Event of Default by Lender in Lender’s sole discretion; (ii) a period commencing at such time as the Four-Wall

EBITDAR to Rent Ratio as of the last day of any quarter is less than 1.80:1.00 and continuing until such time as the Four-Wall EBITDAR to Rent Ratio is equal to or greater than 1.80:1.00 as of the last day of two (2) consecutive quarters; or (iii) a period commencing upon the earlier to occur of the date on which the Master Tenant (a) vacates all or substantially all of the Properties or gives written notice of its intent to vacate all or substantially all of the Properties or terminate the Master Lease, (b) defaults in the payment of Master Lease Rent under the Master Lease (after the expiration of any notice and cure periods thereunder); or (c) files or is the subject of any bankruptcy, insolvency, dissolution or liquidation under the Bankruptcy Code or any similar federal or state law or Master Tenant’s assets are made subject to the jurisdiction of a bankruptcy or other similar court, and continuing, in the case of (b) above, until such default is cured pursuant to and in accordance with the Master Lease, as reasonably determined by Lender; or in the case of (c) above, with respect to any bankruptcy, insolvency, dissolution or liquidation under the Bankruptcy Code or any similar federal or state law involving Master Tenant or its assets, until the Master Lease is assumed without alteration of any material terms or as reasonably agreed to by Lender (as ordered by the bankruptcy or other applicable court), or with respect to any bankruptcy, insolvency, dissolution or liquidation under the Bankruptcy Code or any similar federal or state law involving Master Tenant, until the assets of Master Tenant are no longer subject to the jurisdiction of the bankruptcy or other applicable court and Master Tenant’s obligations under the Master Lease remain unaltered from the date on which Master Tenant’s assets became subject to the jurisdiction of such court and (B) any period during the continuance of a Mezzanine Loan Event of Default, provided that a Full Trigger Period as a result of this clause (B) shall terminate immediately upon receipt by Lender of (x) written notice from Mezzanine Lender of the cure of such Mezzanine Loan Event of Default, (y) the written notice from Mezzanine Lender that such Mezzanine Loan Event of Default has been waived by Mezzanine Lender or (z) a fully executed agreement by and between Mezzanine Lender and Mezzanine Borrower pursuant to which Mezzanine Lender agrees to forebear from exercising its remedies pursuant to the Mezzanine Loan Documents with respect to such Mezzanine Loan Event of Default. Notwithstanding the foregoing, Borrower may terminate a Full Trigger Period caused by the condition set forth in clause (ii) above by delivering to Lender funds (provided that such funds are obtained pursuant to capital contributions to the Mezzanine Borrower from the equity owners thereof and are not funds from cash flow of the Properties) in an amount determined by Lender to be sufficient (if such funds were included in the calculation of Four-Wall EBITDAR for purposes of calculating the Four-Wall EBITDAR to Rent Ratio) to cause the Four-Wall EBITDAR to Rent Ratio to be equal to or greater than 1.80:1.00, which amounts shall be held by Lender in the Four-Wall EBITDAR Reserve Account pursuant to Section 3.8 hereof. For the avoidance of doubt, funds deposited into the Four-Wall EBITDAR Reserve Account in order to terminate a Full Trigger Period caused by the condition set forth in clause (ii) above shall only cure a single failure to satisfy the condition set forth in clause (ii) above and shall not cure any subsequent failure with respect thereto, which subsequent failure shall require an additional delivery of funds to Lender pursuant to the foregoing sentence.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Giraffe Holdings” means Giraffe Holdings, LLC, a Delaware limited liability company.

“Governmental Authority” means any federal, state, county, regional, local or municipal government, any bureau, department, agency or political subdivision thereof and any Person with jurisdiction exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any court).

“Gross Sales Proceeds” means, with respect to the Transfer of any Property, the gross sales price for such Property (including, without limitation, any earnest money, down payment or similar deposit included in the total sales price paid by the purchaser).

“Ground Lease” means, with respect to each Property, any ground lease described in the applicable Title Insurance Policy or the applicable Mortgage, as such ground lease may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith.

“Ground Leased Parcel” means, with respect to each Property, any portion of such Property with respect to which Borrower is the lessee under a Ground Lease.

“Ground Rent” means rent payable by Borrower pursuant to the Ground Lease, if any.

“GS” has the meaning set forth in the first paragraph of this Agreement.

“Guaranty” means that certain guaranty, dated as of the Closing Date, executed by Sponsor for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, toxic substances, toxic pollutants, contaminants, pollutants or words of similar meaning or regulatory effect under applicable Environmental Laws or the presence of which on, in or under any of the Properties is prohibited or requires investigation or remediation under applicable Environmental Law, including petroleum and petroleum by-products, asbestos and asbestos-containing materials, toxic mold, polychlorinated biphenyls, lead and radon, and compounds containing them (including gasoline, diesel fuel, oil and lead-based paint), pesticides and radioactive materials, flammables and explosives and compounds containing them, but excluding those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Properties that are used at the Properties in compliance with all Environmental Laws and in a manner that does not result in contamination of any Property or in a Material Adverse Effect.

“Increased Costs” has the meaning set forth in Section 1.4(e).

“Indebtedness” means the Principal Indebtedness, together with interest and all other monetary obligations and liabilities of Borrower under the Loan Documents, including all transaction costs, Spread Maintenance Premiums (to the extent payable hereunder), late fees and other amounts due or to become due to Lender pursuant to this Agreement, under the Notes or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses reimbursable by Borrower to Lender hereunder or pursuant to the Notes or any of the other Loan Documents.

“Indemnified Parties” has the meaning set forth in Section 9.17.

“Independent Director” of any corporation or limited liability company means an individual who is provided by CT Corporation, Corporation Service Company, Delaware Trust, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or managers, another nationally-recognized company reasonably approved by Lender, in each case that is not an affiliate of Borrower and that provides professional independent directors or managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors of such corporation or limited liability company or as a “manager” of such limited liability company within the meaning of Section 18-101(10) of the Delaware Limited Liability Company Act and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(i) a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of such corporation or limited liability company or any of its equityholders or affiliates (other than as an independent director or manager of an affiliate of such corporation or limited liability company that is not in the direct chain of ownership of such corporation or limited liability company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers);

(ii) a creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its equityholders or affiliates (other than a nationally recognized company that routinely provides professional independent managers or directors and that also provides lien search and other similar services to such corporation or limited liability company or any of its equityholders or affiliates in the ordinary course of business);

(iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv) a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the Independent Director of a Single-Purpose Entity affiliated with the corporation or limited liability company in question shall not be disqualified from serving as an Independent Director of such corporation or limited liability company, provided that the fees that such natural person earns from serving as Independent Director of affiliates of such corporation or limited liability company in any given year constitute in the aggregate less than five percent of such natural person’s annual income for that year. The same natural persons may not serve as Independent Directors of a corporation or limited liability company and, at the same time, serve as Independent Directors of an equityholder or member of such corporation or limited liability company.

“Irrevocable Redirection Letter” means that certain Irrevocable Redirection Letter, dated as of the date hereof, from Borrower to Lender, and acknowledged and agreed to by Mezzanine Borrower, Lender and Mezzanine Lender.

“Insurance Requirements” means, collectively, (i) all material terms of any insurance policy required pursuant to this Agreement and (ii) all material regulations and then-current standards applicable to or affecting any of the Properties or any portion thereof which may, at any time, be recommended by the board of fire underwriters, if any, having jurisdiction over any of the Properties.

“Intercreditor Agreement” has the meaning set forth in Section 9.33.

“Interest Accrual Period” means each period from and including the 15th day of a calendar month through and including the 14th day of the immediately succeeding calendar month; provided, that, prior to a Securitization, Lender shall have the right, in connection with a change in the Payment Date in accordance with the definition thereof, to make a corresponding change to the Interest Accrual Period. Notwithstanding the foregoing, the first Interest Accrual Period shall commence on and include the Closing Date.

“Interest Determination Date” means, in connection with the calculation of interest accrued for any Interest Accrual Period, the second Business Day preceding the first day of such Interest Accrual Period.

“Interest Rate Cap Agreement” means an interest rate cap confirmation between an Acceptable Counterparty and Borrower, relating to the initial term of the Loan or the Extension Term, as applicable, in form and substance reasonably acceptable to Lender (together with an interest rate cap agreement and schedules relating thereto, which are consistent in form and substance with the terms set forth in such confirmation).

“Lead Lender” means GS or, from time to time, a single Lender that is either then the sole Lender or has otherwise been designated as the replacement Lead Lender by the then current Lead Lender.

“Lease” means any lease (including, without limitation, the Master Lease), license, letting, concession, occupancy agreement, sublease to which Borrower, Master Tenant or any other Person is a party or has a consent right, or other agreement (whether written or oral and whether now or hereafter in effect) under which Borrower and Master Tenant is a lessor, sublessor, licensor or other grantor existing as of the Closing Date or thereafter entered into by Borrower and Master Tenant, in each case pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any of the Properties, and every modification or amendment thereof, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Leasing Commissions” means leasing commissions required to be paid by Borrower in connection with the leasing of space to Tenants at any of the Properties pursuant to Leases entered into by Borrower in accordance herewith and payable in accordance with third-party/arms’-length written brokerage agreements, provided that the commissions payable pursuant thereto are commercially reasonable based upon the then current brokerage market for property of a similar type and quality to such Property in the geographic market in which such Property is located.

“Legal Requirements” means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including Environmental Laws and zoning restrictions) affecting Borrower, Sponsor, Master Tenant, the Properties or any other Collateral or any portion thereof or the construction, ownership, use, alteration or operation thereof, or any portion thereof (whether now or hereafter enacted and in force), and all permits, licenses and authorizations and regulations relating thereto.

“Lender” has the meaning set forth in the first paragraph of this Agreement and in Section 9.7.

“Lending Parties” has the meaning set forth in Section 9.23(a).

“LIBOR” means the rate per annum calculated as set forth below:

(i) On each Interest Determination Date, LIBOR for the applicable period will be the rate for deposits in United States dollars for a one-month period which appears as the London interbank offered rate on the display designated as “LIBOR01” on the Reuters Screen (or such other page as may replace that page on that service, or such page or replacement therefor on any successor service) as the London interbank offered rate as of 11:00 a.m., London time, on such date.

(ii) With respect to an Interest Determination Date on which no such rate appears as the London interbank offered rate on “LIBOR01” on the Reuters Screen (or such other page as may replace that page on that service, or such page or replacement therefor on any successor service) as described above, LIBOR for the applicable period will be determined on the basis of the rates at which deposits in United States dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on such date to prime banks in the London interbank market for a one-month period (each a “Reference Bank Rate”). Lender shall request the principal London office of each of the Reference Banks to provide a quotation of its Reference Bank Rate. If at least two such quotations are provided, LIBOR for such period will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such period will be the arithmetic mean of the rates quoted by major banks in New York City, selected by Lender, at approximately 11:00 a.m., New York City time, on such date for loans in United States dollars to leading European banks for a one-month period, and if at least two such quotations are provided, LIBOR for such period will be the arithmetic mean of such quotations.

All percentages resulting from any calculations or determinations referred to in this definition will be rounded upwards to the nearest multiple of 1/100 of 1% and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounded upwards).

“LIBOR Loan” means the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“Lien” means any mortgage, lien (statutory or other), pledge, hypothecation, assignment, security interest, restrictive covenant, easement, or any other encumbrance on or affecting any Collateral or any portion thereof, or any interest therein (including any conditional sale or other title retention agreement, any sale-leaseback, any financing lease or similar transaction having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any other jurisdiction, and mechanics’, materialmen’s and other similar liens and encumbrances, as well as any option to purchase, right of first refusal, right of first offer or similar right).

“Loan” has the meaning set forth in Section 1.1(a).

“Loan Amount” means Five Hundred Twelve Million and No/100 Dollars ($512,000,000).

“Loan Documents” means this Agreement, the Note, each of the Mortgages (and related financing statements), the Environmental Indemnity, the Subordination of Domestic Services Agreement, the Cash Management and Control Agreement, the Lockbox Account Agreement, the Guaranty, the Assignment of Interest Rate Cap Agreement, the Subordination of Master Lease, the Irrevocable Redirection Letter and all other agreements, instruments, certificates and documents necessary to effectuate the granting to Lender of Liens on the Collateral or otherwise in satisfaction of the requirements of this Agreement or the other documents listed above or hereafter entered into by Lender and Borrower in connection with the Loan, as all of the aforesaid may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith.

“Lockbox Account” has the meaning set forth in Section 3.1(a).

“Lockbox Account Agreement” has the meaning set forth in Section 3.1(a).

“Lockbox Bank” means Bank of America, N.A., or another Eligible Institution chosen by Borrower and reasonably satisfactory to Lender.

“Loss Proceeds” means amounts, awards or payments payable to Borrower or Lender in respect of all or any portion of any Property in connection with a Casualty or Condemnation thereof (after the deduction therefrom and payment to Borrower and Lender, respectively, of any and all reasonable expenses incurred by Borrower and Lender in the recovery thereof, including all attorneys’ fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such Casualty or Condemnation).

“Loss Proceeds Account” has the meaning set forth in Section 3.3(a).

“Master Lease” means that certain Second Amended and Restated Master Lease, dated as of the date hereof, by and between Borrower, as landlord, and Master Tenant, as tenant, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Master Lease Rents” shall mean all amounts payable to Borrower on account of or by virtue of the Master Lease, but, for avoidance of doubt, excluding any Ground Rent.

“Master Tenant” means Toys “R” Us-Delaware, Inc., together with its permitted successors and assigns.

“Material Adverse Effect” means a material adverse effect upon (i) Borrower’s title to any Property, (ii) the ability of the Properties to generate net cash flow sufficient to service the Loan, (iii) the ability of Borrower or Sponsor to perform any material provision of any Loan Document, (iv) Lender’s ability to enforce the security intended to be provided by the Mortgages and the other Loan Documents, or (v) the value, use or operation of any individual Property.

“Material Agreements” means each contract and agreement (other than Leases, the Domestic Services Agreement and any contract or agreement for financial and consulting services entered into on an arm’s length basis and having commercially reasonable, market terms and pursuant to which at least one other Person other than Borrower or Mezzanine Borrower is an obligor) entered into by Borrower, or otherwise imposing obligations on Borrower, under which Borrower would have the obligation to pay more than $500,000 per annum or that cannot be terminated by Borrower without cause upon 60 days’ notice or less without payment of a termination fee, or that is with an affiliate of Borrower.

“Material Alteration” means any Alteration to be performed by or on behalf of Borrower at any of the Properties that (a) is reasonably expected to result in a Material Adverse Effect with respect to the applicable Property, or (b) is reasonably expected to cost in excess of the Threshold Amount, as determined by an independent architect (except for Alterations in connection with (i) Tenant Improvements under and pursuant to Leases existing as of the Closing Date (pursuant to the terms thereof in existence as of the Closing Date) or Leases thereafter entered into in accordance with this Agreement, (ii) Alterations by Tenants pursuant to Leases that are permitted or do not require landlord’s approval or funds of landlord, in each case under the applicable Lease, (iii) the remediation of any Deferred Maintenance Condition in accordance with this Agreement, (iv) restoration of a Property following a Casualty or Condemnation in accordance with this Agreement), (v) any Alterations required pursuant to applicable law, (vi) Alterations included on any Approved Annual Budget and (vii) non-structural, cosmetic Alterations to the Property, such as painting, carpeting, and installation of tenant fixtures).

“Material Sublease Period” means any period during which twenty-five percent (25%) or more of the rentable square feet of the Properties, in the aggregate, are subject to a sublease between Master Tenant, as landlord, and a subtenant, as tenant.

“Maturity Date” means the Payment Date in November, 2019, as same may be extended in accordance with Section 1.1(d), or such earlier date as may result from acceleration of the Loan in accordance with this Agreement.

“Mezzanine Borrower” means Giraffe Junior Holdings, LLC, a Delaware limited liability company, together with its permitted successors and assigns.

“Mezzanine Lender” means, collectively, Brigade Leveraged Capital Structures Fund Ltd., Brigade Credit Fund II Ltd., Brigade Structured Credit Fund Ltd., Los Angeles County Employees Retirement Association, Brigade Distressed Value Master Fund Ltd., The Coca-Cola Company Master Retirement Trust, Fedex Corporation Employees’ Pension Trust, Delta Master Trust, Brigade Opportunistic Credit Fund—ICIP, Ltd. and Brigade Opportunistic Credit Fund 16 LLC, or any respective successor or assign thereof as “Lender” under and as defined in the Mezzanine Loan Agreement identified to Lender in writing.

“Mezzanine Loan” means that certain mezzanine loan made on the date hereof by Mezzanine Lender to Mezzanine Borrower.

“Mezzanine Loan Agreement” means that certain Mezzanine Loan Agreement, dated as of the date hereof, by and between Mezzanine Lender and Mezzanine Borrower, pursuant to which the Mezzanine Loan was made, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement and any Intercreditor Agreement.

“Mezzanine Loan Amount” means $88,000,000.

“Mezzanine Loan Collateral” shall have the meaning ascribed to the term “Collateral” in the Mezzanine Loan Agreement.

“Mezzanine Loan Documents” means the “Loan Documents” as defined in the Mezzanine Loan Agreement.

“Mezzanine Loan Event of Default” means an “Event of Default” under and as defined in the Mezzanine Loan Agreement.

“Mezzanine Loan Principal Indebtedness” means the “Principal Indebtedness” as defined in the Mezzanine Loan Agreement.

“Monthly Amortization Amount” means, with respect to each Payment Date, an amount equal to the product of (i) the amount set forth on Schedule I attached hereto corresponding to such Payment Date set forth thereon and (ii) a fraction, the numerator of which is the outstanding principal balance of the Loan as of the end of the immediately prior Payment Date, and the denominator of which is equal to the outstanding principal balance of the Loan as of the immediately prior Payment Date set forth on Schedule I attached hereto.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Morningstar” means Morningstar Credit Ratings, LLC or its applicable affiliate, and its successors.

“Mortgage” means, with respect to each Property, that certain mortgage or deed of trust, as the case may be, assignment of rents and leases, security agreement and fixture filing encumbering such Property, executed by Borrower as of the Closing Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith. Each Mortgage shall secure the entire Indebtedness, provided that in the event that the jurisdiction in which the applicable Property is located imposes a mortgage recording, intangibles or similar Tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such Tax payable, the principal amount secured by such Mortgage shall be equal to the greater of (x) 115% of such Property’s Allocated Loan Amount and (y) the appraised value of such Property.

“Net Operating Income” means, with respect to any Test Period, the amount of Master Lease Rent paid by Master Tenant to Borrower during such Test Period. For the avoidance of doubt, Net Operating Income shall exclude the impact of any payment made by the Master Tenant to the Borrower as consideration for a one-time lease modification of its existing master lease agreement on or prior to the date hereof.

“Net Sales Proceeds” shall mean one hundred percent (100%) of the gross proceeds from the sale of a Property to be received by or on behalf of Borrower in respect of such sale, less and except: any reasonable and customary brokerage fees and sales commissions payable to third parties, transfer, stamp and/or intangible taxes, reasonable, customary and market closing costs and any other reasonable and customary third party costs and expenses actually incurred by Borrower in connection with such sale, as evidenced by a settlement statement or customary invoice.

“Nonconsolidation Opinion” means the opinion letter, dated the Closing Date, delivered by Borrower’s counsel to Lender and addressing issues relating to substantive consolidation in bankruptcy.

“Note(s)” means, individually and/or collectively, Note A-1 and Note A-2, which collectively evidence the Loan.

“Note A-1” means that certain Promissory Note A-1 in the original principal amount of $256,000,000.00, dated as of the Closing Date, made by Borrower to GS, as the same may be replaced by multiple notes and as otherwise assigned (in whole or in part), amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Note A-2” means that certain Promissory Note A-2 in the original principal amount of $256,000,000.00, dated as of the Closing Date, made by Borrower to BOA, as the same may be replaced by multiple notes and as otherwise assigned (in whole or in part), amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Note Component” means individually or collectively, as the context may require, any one of Component A, Component B, Component C, Component D, Component E and Component F, each as more particularly set forth in Section 1.1(c).

“OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any applicable governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities, including trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible at http://www.treasury.gov/ofac/downloads/t11sdn.pdf.

“Officer’s Certificate” means a certificate delivered to Lender that is signed by an authorized officer of Borrower and certifies the information therein to such officer’s actual knowledge.

“Operating Account” means an Eligible Account maintained by Borrower at an Eligible Institution, which account (i) shall only contain amounts in respect of Operating Expenses for one or more of the Properties (and no amounts unrelated to the Properties shall be deposited therein or otherwise commingled with the amounts on deposit in such account) and (ii) is subject to an Operating Account Agreement.

“Operating Account Agreement” means an agreement relating to one or more of the Operating Accounts, dated as of the date hereof, among Lender, Borrower and the Eligible Institution at which such account is maintained, pursuant to which such account is pledged to the Lender and Borrower is given full access to the funds on deposit therein but provides for the discontinuance of such access upon receipt by such Eligible Institution of written notice from Lender of the occurrence of an Event of Default, as such agreement may be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Operating Expenses” means, for any period, all operating, renting, administrative, management, legal and other ordinary expenses of Borrower and/or, solely with respect to the Properties, Master Tenant and the Properties during such period, determined in accordance with GAAP; provided, however, that such expenses shall not include (i) depreciation, amortization or other non-cash items, (ii) interest, principal or any other sums due and owing with respect to the Loan, (iii) income taxes or other taxes in the nature of income taxes, (iv) Capital Expenditures, (v) equity distributions, (vi) prepaid management service fees made by the Borrower to the Master Tenant on or prior to the date hereof, (vii) any other fees paid by the Master Tenant or (viii) any other extraordinary or non-recurring items.

“Other Connection Taxes” means, with respect to any Lender or Person to whom there has been an Assignment or Participation of a Loan, as applicable, taxes imposed as a result of a present or former connection between such Lender or Person and the jurisdiction imposing such tax (other than connections arising from such Lender or Person having executed, delivered, become a party to, performed its obligations under, received payments under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“PACE Debt” means any amounts owed in respect of energy retrofit lending programs, commonly known as “PACE loans”. For avoidance of doubt, PACE Debt is not Permitted Debt and Liens securing PACE Debt are not Permitted Encumbrances.

“Par Prepayment Date” means the first Payment Date following the 18-month anniversary of the Closing Date.

“Partial Trigger Period” shall mean, in accordance with the terms of this Agreement, a period commencing at such time as the Four-Wall EBITDAR to Rent Ratio as of the last day of any quarter is less than 2.20:1.00 and continuing until such time as the Four-Wall EBITDAR to Rent Ratio is equal to or greater than 2.20:1.00 as of the last day of two (2) consecutive quarters. Notwithstanding the foregoing, Borrower may terminate a Partial Trigger Period by delivering to Lender funds (provided that such funds are obtained pursuant to capital contributions to the Mezzanine Borrower from the equity owners and are not funds from cash flow of the Properties) in an amount determined by Lender to be sufficient (if such funds were included in the calculation of Four-Wall EBITDAR for purposes of calculating the Four-Wall EBITDAR to Rent Ratio) to cause the Four-Wall EBITDAR to Rent Ratio to be equal to or greater than 2.20:1.00, which amounts shall be held by Lender in the Four-Wall EBITDAR Reserve Account pursuant to Section 3.8 hereof. For the avoidance of doubt, funds deposited into the Four-Wall EBITDAR Reserve Account in order to cause the Four-Wall EBITDAR to Rent Ratio to be equal to or greater than 2.20:1.00 shall only cure a single failure to satisfy such test and shall not cure any subsequent failure with respect thereto, which subsequent failure shall require an additional delivery of funds to Lender pursuant to the foregoing sentence.

“Participant Register” has the meaning set forth in Section 9.7(c).

“Participation” has the meaning set forth in Section 9.7(b).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56) (signed into law October 26, 2001), as amended from time to time.

“Payment Date” means, with respect to each Interest Accrual Period, the ninth day of the calendar month in which such Interest Accrual Period ends; provided, that prior to a Securitization, Lender shall have the right to change the Payment Date so long as a corresponding change to the Interest Accrual Period is also made. Whenever a Payment Date is not a Business Day, the entire amount that would have been due and payable on such Payment Date shall instead be due and payable on the immediately preceding Business Day.

“Permits” means all licenses, permits, variances and certificates used in connection with the ownership, operation, use or occupancy of each of the Properties (including certificates of occupancy, business licenses, state health department licenses, licenses to conduct business).

“Permitted Debt” means:

(i) the Indebtedness;

(ii) Taxes not yet delinquent or being reasonably contested pursuant to the terms and conditions of this Agreement;

(iii) tenant allowances and Capital Expenditure costs required under Leases or otherwise permitted to be incurred under the Loan Documents that are paid on or prior to the date when due or within any cure period with respect thereto provided for in this Agreement; and

(iv) Trade Payables not represented by a note, customarily paid by Borrower within 60 days of incurrence and in fact not more than 60 days outstanding, which are incurred in the ordinary course of Borrower’s ownership and operation of the Properties, in amounts reasonable and customary for similar properties and not exceeding 2.0% of the sum of the Loan Amount and the Mezzanine Loan Amount in the aggregate.

“Permitted Encumbrances” means:

(i) the Liens created by the Loan Documents;

(ii) the Master Lease;

(iii) all Liens and other matters specifically disclosed on Schedule B of the Title Insurance Policies and such other title and survey exceptions expressly set forth in the title policies and surveys delivered on or prior to the Closing Date in connection with the Properties;

(iv) Liens, if any, for Taxes not yet delinquent or if being diligently contested in good faith and by appropriate proceedings, provided that no such Lien is in imminent danger of foreclosure and provided further that Borrower deposits with Lender, within 30 days of the filing of any such Lien (if not previously released or discharged), an amount reasonably required or requested by Lender or a bond in an amount reasonably required or requested by Lender from such surety, and upon such terms and conditions, as is reasonably satisfactory to Lender, as security for the payment or release of such Lien;

(v) mechanics’, materialmen’s or similar Liens, if any, and Liens for delinquent taxes or impositions, in each case only if being diligently contested in good faith and by appropriate proceedings, provided that no such Lien is in imminent danger of foreclosure and provided further that either (a) each such Lien is released or discharged of record or fully insured over by the title insurance company issuing the applicable Title Insurance Policy within 60 days of its creation, or (b) Borrower deposits with Lender, by the expiration of such 60-day period (if such Lien has not been released or discharged), an amount that at all times equals at least 115% of the dollar amount of such Lien (including any increases thereto from time to time) or a bond in the aforementioned amount from such surety, and upon such terms and conditions, as is reasonably satisfactory to Lender, as security for the payment or release of such Lien;

(vi) rights of existing and future Tenants as tenants only pursuant to written Leases entered into in conformity with the provisions of this Agreement;

(vii) all immaterial easements, rights-of-way, restrictions and other similar immaterial and non-monetary encumbrances recorded against and affecting any Property that would not reasonably be expected to, individually or collectively, have a Material Adverse Effect on any individual Property; and

(viii) the Liens created by the Mezzanine Loan Documents.

“Permitted Fund Manager” means any Person that on the date of determination is not subject to a proceeding under the Bankruptcy Code or any similar federal or state law and is (a) one of the Pre-Approved Fund Managers or any other nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (b) a Person that is a Qualified Replacement Mezzanine Lender pursuant to clauses (b) or (d) of the definition thereof, or (c) a Mezzanine Lender, in each case that is investing through a fund or funds with aggregate committed capital under management of at least $500,000,000.

“Permitted Investments” means the following, subject to the qualifications hereinafter set forth:

(i) all direct obligations of the U.S. government, and all obligations that are fully guaranteed by the U.S. government, that in each case have maturities not in excess of one year;

(ii) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements, each having maturities of not more than 90 days, of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated A-1+ by S&P, F1+ by Fitch and P-1 by Moody’s (and if the term is between one and three months A1 by Moody’s) and, if it has a term in excess of three months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of the Rating Agencies, and that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000;

(iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC);

(iv) commercial paper rated A–1+ by S&P, F1+ by Fitch and P-1 by Moody’s (and if the term is between one and three months A1 by Moody’s) by each of the Rating Agencies and having a maturity of not more than 90 days;

(v) any money market fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, and (c) has a rating of AAAm from S&P and Aaa by Moody’s; and

(vi) such other investments as to which the Rating Condition has been satisfied.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the Standard & Poor’s “r” symbol (or any other Rating Agency’s corresponding symbol) (indicating high volatility or dramatic fluctuations in their expected returns because of market risk) or any other qualifying suffix attached to the rating (with the exception of ratings with regulatory indicators, such as the (sf) subscript, and unsolicited ratings), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall not have maturities that exceed the time periods set forth above; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest on Permitted Investments may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No Permitted Investments shall require a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. Except as expressly provided for above, all Permitted Investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Mezzanine Prepayment” means any principal prepayment of the Mezzanine Loan which is required to be made by Mezzanine Borrower pursuant to and in accordance with the Mezzanine Loan Agreement (i) from Available Excess Cash, (ii) from Escrow Refunds, (iii) from Excess Release Proceeds, (iv) pursuant to Section 2.2 (Property Releases) of the Mezzanine Loan Agreement, (v) to satisfy the test for an “Extension Option” pursuant to Section 1.1(d)(iv)(x) of this Agreement and Section 1.1(c)(iv)(x) of the Mezzanine Loan Agreement, (vi) to prevent or cure a “Trigger Period” (as defined in the Mezzanine Loan Agreement), or (vii) a prepayment of the Mezzanine Loan in full made pursuant to and in accordance with Section 2.5 of this Agreement.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association or Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan Assets” means assets, within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code, or (iii) governmental plan (as defined in Section 3(32) of ERISA) subject to federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.

“Policies” has the meaning set forth in Section 5.15(b).

“Pre-Approved Fund Managers” means each of the following and their respective Affiliates:

1.	iStar Financial Inc

2.	Archon Capital, L.P.

3.	Goldman, Sachs & Co.

4.	The Blackstone Group International Ltd.

5.	Apollo Global Real Estate

6.	Colony Capital, LLC / Colony Financial, Inc.

7.	Praedium Group

8.	Fortress Investment Group LLC

9.	Lonestar Funds

10.	Rockwood Capital, LLC

11.	Clarion Partners

12.	Walton Street Capital, LLC

13.	Starwood Capital Group/Starwood Property Trust, Inc.

14.	BlackRock, Inc.

15.	Garrison Investment Group

16.	LoanCore Capital/DivCore Capital

17.	Rockpoint Group

18.	Torchlight Investors

19.	Westbrook Partners

20.	One William Street Capital Management, L.P.

21.	OZ Management, LP

22.	OZ Management II, LP

23.	H/2 Capital Partners

24.	SL Green Realty Corp.

25.	Boston Properties

26.	J.P. Morgan Asset Management

27.	Morgan Stanley Prime Property Fund

28.	AEW Capital Management

29.	Brookfield

30.	Bain Capital Partners, LLC

31.	Kohlberg Kravis Roberts & Co. L.P.

32.	Vornado Realty Trust

provided, however, that, with respect to any Sponsor Related Fund Manager, the applicable Qualified Replacement Mezzanine Lender in connection with such Sponsor Related Fund Manager shall be subject to customary “stand still” provisions under the intercreditor agreement to be entered into between Lender and such Qualified Replacement Mezzanine Lender, the form and substance of which shall be subject to Lender’s approval in its sole discretion.

“Prime Rate” means the “prime rate” published in “Money Rate” section of The Wall Street Journal. If The Wall Street Journal ceases to publish the “Prime Rate,” Lender shall select an equivalent publication that publishes the “prime rate” and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall reasonably select a comparable interest rate index.

“Prime Rate Loan” means the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prime Rate Spread” means, in connection with any conversion of the Loan to a Prime Rate Loan, the amount obtained by subtracting (x) the Prime Rate, as determined on the date of such conversion, from (y) the per annum interest rate payable hereunder in respect of a LIBOR Loan, determined as of the Interest Determination Date for which LIBOR was last available; provided, however, that if the amount so obtained is a negative number, then the Prime Rate Spread shall be zero.

“Principal Indebtedness” means the principal balance of the Loan outstanding from time to time.

“Principal Release Price” means in connection with a release of a Property pursuant to Section 2.2 of this Agreement, an amount equal to (i) if less than $256,000,000 has been prepaid pursuant to Section 2.2 of this Agreement, then one hundred ten percent (110%) of the Allocated Loan Amount of such Property being released, and (ii) if $256,000,000 or more has been prepaid pursuant to Section 2.2 of this Agreement, then one hundred fifteen percent (115%) of the Allocated Loan Amount of such Property being released thereafter.

“Prior Loan” has the meaning set forth in Section 4.17(c).

“Prohibited Change of Control” means the occurrence of either or both of the following: (i) the failure of Borrower to be Controlled by Sponsor or one or more Qualified Equityholders (individually or collectively), or (ii) the failure of Master Tenant, Borrower or Mezzanine Borrower to be Controlled by Sponsor or the same Qualified Equityholder(s) that Control Borrower. For the avoidance of doubt, “Prohibited Change of Control” shall exclude any of the foregoing events (i) or (ii) resulting from the exercise by Mezzanine Lender of its rights and/or remedies under its respective Mezzanine Loan Documents to the extent permitted under any Intercreditor Agreement.

“Prohibited Pledge” has the meaning set forth in Section 7.1(f).

“Prohibited Use” means any use or proposed use of any Property or portion thereof for the following:

(i) any mortuary, funeral home or crematorium;

(ii) any massage parlor appealing to prurient interests;

(iii) any adult book or film store, adult entertainment nightclub or similar business appealing to prurient interests or selling or displaying pornographic or obscene materials;

(iv) any motor fuel or other hydrocarbon filling or dispensing station (other than a business that sells pre-filled propane tanks or dispenses and sells propane from an above-ground propane storage tank located on such Property as an ancillary part of its business and in accordance with applicable Legal Requirements);

(v) any manufacturing, distilling, refining, smelting, agricultural (other than the sale of agricultural items and maintenance area devoted to the sale of garden items, plants, shrubs and gardening and farming supplies and tools) or mining operation;

(vi) any living quarters, sleeping apartments or lodging rooms;

(vii) any animal raising facility (except that this provision shall not prohibit a veterinary hospital or pet shops or the maintenance of live animals for sale or the provision of veterinary services in conjunction with the operation of any such pet shop);

(viii) any flea market, amusement park, pool or billiard hall, dance hall or discotheque, carnival, circus, casino, bingo parlor, gaming hall, off-track betting parlor or other gambling operation or facility (except that a business may sell sale of lottery tickets and similar gaming activities as an ancillary part of its business and a restaurant may contain an arcade or similar facility for its customers, provided that such arcade or similar facility is not the primary use of the Property for example, Dave & Buster’s, Chuck E. Cheese’s and such similar establishments are permitted uses);

(ix) any central laundry, dry cleaning facility or laundromat;

(x) any use which produces explosion or other damaging or dangerous hazard (including the storage, display or sale of explosives or fireworks) (but excluding the sale of propane as permitted by clause (iv) above);

(xi) any use which violates any of the Permitted Encumbrances; or

(xii) any so called “head shop,” “marijuana dispensary” or other similar business engaged in the sale of marijuana, rolling paper or other drug paraphernalia.

“Properties” means the real property described on Schedule A, together with all buildings and other improvements thereon and all personal property appurtenant thereto; and “Property” means an individual property included in the Properties or all Properties collectively, as the context may require.

“Qualified Equityholder” means (i) Sponsor, (ii) Bain Capital Partners, LLC, (iii) Kohlberg Kravis Roberts & Co. L.P., (iv) Vornado Realty Trust, (v) any Person approved by Lender with respect to which the Rating Condition is satisfied, (vi) a bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, real estate company, investment fund or an institution substantially similar to any of the foregoing or any wholly-owned subsidiary of such Person which is Controlled by such Person, provided in each case under this clause (vi) that such Person (x) has total assets (in name or under management) in excess of $1,000,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of $500,000,000 (in both cases, exclusive of the Properties), and (y) is regularly engaged in the business of owning and operating comparable properties, (vii) Mezzanine Lender (or its designee) upon its acquisition of the equity interest in Borrower through foreclosure or a transfer in lieu of foreclosure, in each case, in accordance with the Intercreditor Agreement, or (viii) with respect to clauses (i) through (vi) above, any wholly-owned subsidiary of such Person which is Controlled by such Person.

“Qualifying Lease” means a Lease to a Tenant that is in occupancy at any of the Properties, open for business at such Property, not in default under its Lease and not the subject of a bankruptcy or similar insolvency proceedings (unless such Tenant has assumed such Lease in bankruptcy).

“Qualified Replacement Mezzanine Lender” means any one or more of the following:

(a) Lender and Mezzanine Lender;

(b) any bank, investment bank, insurance company, real estate investment trust, saving and loan association, trust company, commercial credit corporation, pension plan, pension fund, pension advisory firm, mutual fund, government entity or plan, investment company, money management firm, “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or “institutional accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, and any institution similar to any of the foregoing, provided in each case under this clause (b) that such Person satisfies the Eligibility Requirements;

(c) an investment fund, limited liability company, limited partnership or general partnership (a “Permitted Investment Fund”) where (i) a Permitted Fund Manager acts (directly or indirectly) as general partner, managing member or fund manager, and (ii) (x) at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more of the following: a Qualified Replacement Mezzanine Lender, an institutional “accredited investor”, within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and/or a “qualified institutional buyer” or both within the meaning of Rule 144A promulgated under the Securities Exchange Act of 1934, as amended, provided such institutional “accredited investors” or “qualified institutional buyers” that are used to satisfy the 50% test set forth above in this clause (c) satisfy the financial tests in clause (i) of the definition of Eligibility Requirements, or (y) such Permitted Investment Fund, collectively with one or more other Permitted Investment Funds that then hold interests in the Mezzanine Loan and are managed by such Permitted Fund Manager, in the aggregate satisfy the financial tests in clause (i) of the definition of Eligibility Requirements; or

(d) any Person Controlling, Controlled by, or under common Control with any one or more of the Persons described in clauses (a), (b), or (c) of this definition.

“Ratable Share” shall mean, with respect to any Co-Lender, its share of the Loan based on the proportion of the Principal Indebtedness advanced by such Co-Lender to the total Principal Indebtedness. The Ratable Share of each Co-Lender on the date of this Agreement after giving effect to the funding of the Loan on the Closing Date is as follows: (a) with respect to GS, 50%; and (b) with respect to BOA, 50%.

“Rating Agency” means, prior to the final Securitization of the Loan, each of S&P and Morningstar, or any other nationally-recognized statistical rating agency that has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated and continue to rate any of the Certificates (excluding unsolicited ratings).

“Rating Condition” means, with respect to any proposed action, the receipt by Lender of confirmation in writing from each of the Rating Agencies that continues to rate the outstanding Certificates that such action shall not result, in and of itself, in a downgrade, withdrawal, or qualification of any rating then assigned to any outstanding Certificates; except that if all or any portion of the Loan has not been Securitized pursuant to a Securitization rated by the Rating Agencies, then “Rating Condition” shall instead mean the receipt of prior written approval of both (x) the applicable Rating Agencies (if and to the extent that any portion of the Loan has been Securitized pursuant to a Securitization or series of Securitizations rated by such Rating Agencies and such Rating Agencies continue to rate the outstanding Certificates), and (y) Lender in its sole discretion (unless this Agreement otherwise provides that Lender will act in its reasonable discretion). No Rating Condition shall be regarded as having been satisfied unless and until any conditions imposed on the effectiveness of any confirmation from any Rating Agency shall have been satisfied. Lender shall have the right in its sole discretion to waive a Rating Condition requirement with respect to any Rating Agency that Lender determines has declined to review the applicable proposal.

“REA” means, individually or collectively (as the context may require), (i) those certain reciprocal easement or similar agreements more particularly described on the Title Insurance Policies delivered to Lender on or prior to the Closing Date and identified on the Title Insurance Policies and (ii) any further reciprocal easement or similar agreements affecting any Property approved by Lender (to the extent such agreement does not constitute a Permitted Encumbrance).

“Reference Banks” means four major banks in the London interbank market selected by Lender.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Regulatory Change” means any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to a class of banks or companies controlling banks, including Lender, of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Release” with respect to any Hazardous Substance means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, or other disposing of Hazardous Substances into or through the indoor or outdoor environment, and “Released” has the meaning correlative thereto.

“Release Deposit Amount” has the meaning set forth in Section 2.2(c).

“Release Price” means in connection with a release of a Property pursuant to Section 2.2 of this Agreement, an amount equal to the greater of (a) the Principal Release Price for such Property, and (b) eighty percent (80%) of the Net Sales Proceeds from the Transfer of such Property.

“Rent Instruction” means that certain obligation contained in the Master Lease with respect to payments of Master Lease Rent directly into the Lockbox Account.

“Rent Roll” has the meaning set forth in Section 4.14(a).

“Replacement Mezzanine Financing” has the meaning set forth in Section 2.5.

“Revenues” means all Master Lease Rents, rents (including percentage rent), rent equivalents, moneys payable as damages pursuant to a Lease or in lieu of rent or rent equivalents (including all Termination Fees), royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or for the account of or benefit of Borrower from any and all sources including any obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower and proceeds, if any, from business interruption or other loss of income insurance.

“S&P” means Standard & Poor’s Ratings Services, and its successors.

“Securitization” means a transaction in which all or any portion of the Loan is deposited into one or more trusts or entities that issue Certificates to investors, or a similar transaction; and the term “Securitize” and “Securitized” have meanings correlative to the foregoing.

“Servicer” means the entity or entities appointed by Lender from time to time to serve as servicer and/or special servicer of the Loan. If at any time no entity is so appointed, the term “Servicer” shall be deemed to refer to Lender.

“Severed Loan Documents” has the meaning set forth in Section 7.2(e).

“Single-Purpose Entity” means (x) with respect to Mezzanine Borrower, a “Single-Purpose Entity” as such term is defined in the Mezzanine Loan Agreement and (y) with respect to Borrower, a Person that:

(a) was formed under the laws of the State of Delaware solely for the purpose of acquiring, holding, developing, owning, selling, leasing, transferring, exchanging, managing, financing and operating an ownership interest in one or more of the Properties and entering into and performing its obligations as landlord under the Master Lease;

(b) does not engage in any business unrelated to the Properties;

(c) does not own any assets other than those related to its interest in the Properties (and does not and will not own any assets on which Lender does not have a Lien, other than excess cash that has been released to Borrower pursuant hereto);

(d) does not have any Debt other than Permitted Debt;

(e) maintains books, accounts, records and financial statements that are separate and apart from those of any other Person and does not list its assets as assets on the financial statement of any other Person (except that such Person’s financial position, assets, results of operations and cash flows may be included in the consolidated financial statements of an affiliate of such Person in accordance with GAAP, provided that (i) appropriate notation is made on such consolidated financial statements to indicate the separateness of such Person from such Affiliate and to indicate that such Person’s assets and credit are not available to satisfy the debts or other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on such Person’s own separate balance sheet);

(f) maintains stationery, invoices and checks (if any) bearing its own name;

(g) is subject to and complies with all of the limitations on powers and separateness requirements set forth in the organizational documentation of such Person as of the Closing Date;

(h) holds itself out as being a Person separate and apart from each other Person and does not identify itself as a division or part of another Person and holds itself out of the public as a legal entity separate and distinct from any other Person;

(i) conducts its business solely in its own name;

(j) corrects any misunderstanding actually known to it regarding its separate identity, maintains an arms’-length relationship with its Affiliates and only enters into a transaction, contract or agreement with an Affiliate in the ordinary course of business upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arms’-length basis with unaffiliated third parties;

(k) pays its own liabilities out of its own funds, including the salaries of its own employees, if any (provided that the foregoing shall not require such Person’s equityholders to make any additional capital contributions or loans to such Person) and fairly and reasonably allocates any overhead that is shared with an Affiliate, including paying for shared office space and services performed by any officer or employee of an Affiliate;

(l) maintains a sufficient number of employees, if any, in light of its contemplated business operations;

(m) conducts its business so that the assumptions made with respect to it that are contained in the Nonconsolidation Opinion shall at all times be true and correct in all material respects;

(n) maintains its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(o) observes all applicable entity-level formalities in all material respects;

(p) does not commingle its assets with those of any other Person, and holds its assets in its own name;

(q) does not assume, guarantee or become obligated for the debts or obligations of any other Person, and does not hold out its assets or credit as being available to satisfy the debts, obligations or securities of others;

(r) does not hold out its assets or credit of any Affiliate as being available to satisfy its debts or obligations;

(s) does not acquire obligations or securities of its direct or indirect equityholders;

(t) does not pledge its assets for the benefit of any other Person and does not make any loans or advances to any other Person;

(u) intends to maintain adequate capital in light of its contemplated business operations (provided that the foregoing shall not require such Person’s partners, members or shareholders to make any additional capital contributions or loans to such Person);

(v) has two Independent Directors and has organizational documents that (i) provide that the Independent Directors shall consider only the interests of Borrower, including its creditors, and shall have no fiduciary duties to Borrower’s equityholders (except to the extent of their respective interests in Borrower), and (ii) prohibit the replacement of any Independent Director without Cause and without giving at least two Business Days’ prior written notice to Lender and the Rating Agencies (except in the case of the death, legal incapacity, or voluntary non-collusive resignation of an Independent Director, in which case no prior notice to Lender or the Rating Agencies shall be required in connection with the replacement of such Independent Director with a new Independent Director that is provided by any of the companies listed in the definition of “Independent Director”);

(w) if it is a single member limited liability company, has organizational documents that provide that upon the occurrence of any event that causes it to have no members while the Loan is outstanding, at least one of its Independent Directors shall automatically be admitted as its sole member and shall preserve and continue its existence without dissolution;

(x) files its own tax returns separate from those of any other Person, except to the extent it is not required to file tax returns under applicable law, and pays any taxes required to be paid by it under applicable law only from its own funds; and

(y) has by-laws or an operating agreement which provides that, for so long as the Loan is outstanding, such Person shall not take or consent to any of the following actions except to the extent expressly permitted in this Agreement and the other Loan Documents:

(i)	the dissolution, liquidation, consolidation, merger or sale of all or substantially all of its assets (to the fullest extent permitted by law);

(ii)	the engagement by such Person in any business other than the acquisition, holding, development, management, leasing, ownership, maintenance, financing, transfer and operation of the applicable Property and activities incidental thereto;

(iii)	the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official in respect of such Person, admitting in writing in a legal proceeding such Person’s inability to pay its debts generally as they become due (unless failure to do so is a violation of law), in each case, in respect of itself, without the affirmative vote of both of its Independent Directors; and

(iv)	any amendment or modification of any provision of its organizational documents relating to qualification as a “Single-Purpose Entity”.

“Sponsor” means Toys “R” Us, Inc., a Delaware corporation.

“Sponsor Related Fund Manager” means Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co. L.P. and Vornado Realty Trust, or any Affiliate thereof.

“Spread” means (a) with respect to Component A, 2.2587% per annum; (b) with respect to Component B, 3.1587% per annum, (c) with respect to Component C, 4.0087% per annum, (d) with respect to Component D, 6.2587% per annum, (e) with respect to Component E, 8.7587% per annum and (f) with respect to Component F, 12.0087% per annum.

“Spread Maintenance Premium” shall mean, with respect to any prepayment of the outstanding principal amount of the Loan prior to the Par Prepayment Date except as otherwise provided in this Agreement, a payment to Lender in an amount equal to the product of (i) the principal amount so prepaid, and (ii) the Spread applicable to the Note Component(s) to which such prepayment is applied, and (iii) a fraction, the numerator of which is the number of days from (but excluding) the conclusion of the Interest Period in which such prepayment is made through and including the Par Prepayment Date, and the denominator of which is 360.

“Strike Rate” means (i) with respect to the period prior to the initial Maturity Date, 2.50% and (ii) with respect to each Extension Term, a rate which, together with the Spread, results in a DSCR of 1.35:1.00 for the Test Period then most recently ended.

“Subordination of Domestic Services Agreement” means that certain Consent and Agreement of Manager and Subordination of Domestic Services Agreement executed by Borrower and Master Tenant as of the Closing Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Subordination of Master Lease” means that certain Master Lease Subordination and Attornment Agreement executed by Borrower and Master Tenant as of the Closing Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Successor Borrower” means a Single-Purpose Entity that is Controlled by one or more Qualified Equityholders.

“Survey” means, with respect to each Property, a land title survey thereof, certified to Borrower, the title company issuing the applicable Title Insurance Policy and Lender and their respective successors and assigns, in form and substance reasonably satisfactory to Lender.

“Taxes” means all real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents, facilities and other governmental, municipal and utility district charges or other similar taxes or assessments now or hereafter levied or assessed or imposed against the Properties or Borrower with respect to the Properties or rents therefrom or that may become Liens upon any of the Properties, without deduction for any amounts reimbursable to Borrower by third parties.

“Tenant” means any Person liable by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) pursuant to a Lease.

“Tenant Improvements” means, collectively, (i) tenant improvements to be undertaken by or for any Tenant that are required to be completed by or on behalf of Borrower or Tenant pursuant to the terms of such Tenant’s Lease, (ii) tenant improvements paid or reimbursed through allowances to a Tenant pursuant to such Tenant’s Lease and (iii) tenant improvements to be undertaken by or for or on behalf of Borrower to enable Borrower to market a Property or any portion thereof for sale and/or lease.

“Tenant Notice” has the meaning set forth in Section 3.1(a).

“Termination Fee” has the meaning set forth in Section 3.5(d).

“Test Period” means each 12-month period ending on the last day of a Fiscal Quarter.

“Threshold Amount” means at any given time (i) subject to clause (ii) below, with respect to any Property, an amount equal to $5,000,000 and (ii) with respect to the Properties in the aggregate, an amount equal to $30,000,000; provided, however, that if the aggregate amount applicable with respect to all of the Properties at any given time exceeds $30,000,000, then the Threshold Amount shall mean five percent (5%) of the Allocated Loan Amount for any Property.

“TI/LC and Capital Expenditure Reserve Account” has the meaning set forth in Section 3.5(a).

“Title Insurance Policy” means, with respect to each Property, an American Land Title Association lender’s title insurance policy or a comparable form of lender’s title insurance policy approved for use in the applicable jurisdiction, in form and substance reasonably satisfactory to Lender.

“Trade Payables” means unsecured amounts payable by or on behalf of Borrower for or in respect of the operation of the Properties in the ordinary course and that would under GAAP be regarded as ordinary expenses, including amounts payable to suppliers, vendors, contractors, mechanics, materialmen or other Persons providing property or services to the Properties or Borrower and the capitalized amount of any ordinary-course financing leases.

“Transaction” means, collectively, the transactions contemplated and/or financed by the Loan Documents.

“Transfer” means the sale or other whole or partial conveyance of all or any portion of any of the Collateral or any direct or indirect interest therein to a third party, including granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of the Collateral or the subjecting of any portion of the Collateral to restrictions on transfer; except that the conveyance of a lease at a Property in accordance herewith shall not constitute a Transfer.

“Trigger Period” means a Partial Trigger Period and/or Full Trigger Period, as applicable.

“True Lease Opinion” means that certain true lease opinion letter dated the date hereof delivered by Latham & Watkins LLP in connection with the Loan.

“Use” means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, possession, use, discharge, placement, treatment, disposal, disposition, removal, abatement, recycling or storage of such Hazardous Substance or transportation of such Hazardous Substance.

“U.S. Person” means a United States person within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax” means any present or future tax, assessment, impost, duty, deduction, withholding (including backup withholding), fee or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or thereunder, including any interest, additions to tax, or penalties applicable thereto.

“Waste” means any material physical abuse or destructive use of any Property.

(b) Rules of Construction. Unless otherwise specified, (i) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement, (ii) all meanings attributed to defined terms in this Agreement shall be equally applicable to both the singular and plural forms of the terms so defined, (iii) “including” means “including, but not limited to”, (iv) “mortgage” means a mortgage, deed of trust, deed to secure debt or similar instrument, as applicable, and “mortgagee” means the secured party under a mortgage, deed of trust, deed to secure debt or similar instrument, (v) the words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision, article, section or other subdivision of this Agreement, (vi) unless otherwise indicated, all references to “this Section” shall refer to the Section of this Agreement in which such reference appears in its entirety and not to any particular clause or subsection or such Section, (vii) the use of the phrases “an Event of Default exists”, “during the continuance of an Event of Default” or similar phrases in the Loan Documents shall not be deemed to grant Borrower any right to cure an Event of Default, and each Event of Default shall continue unless and until the same is waived by Lender in writing in accordance with the requirements of the Loan Documents, and (viii) terms used herein and defined by cross-reference to another agreement or document shall have the meaning set forth in such other agreement or document as of the Closing Date, notwithstanding any subsequent amendment or restatement of or modification to such other agreement or document. Except as otherwise indicated, all accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP, as the same may be modified in this Agreement.

(c) Notwithstanding anything to the contrary contained herein, including references to the Mezzanine Loan or to capitalized terms being defined in the Mezzanine Loan Agreement, nothing herein creates any obligation of Borrower with respect to any of the Mezzanine Loan Documents and Borrower has no obligations to comply with and shall not be liable under any Mezzanine Loan Document and nothing herein creates any obligation of Mezzanine Borrower with respect to any of the Loan Documents and Mezzanine Borrower does not have any obligations to comply with and shall not be liable under this Agreement or any Loan Document.

ARTICLE I

GENERAL TERMS

Section 1.1. The Loan; Term.

(a) On the Closing Date, subject to the terms and conditions of this Agreement, Lender shall make a loan to Borrower (the “Loan”) in an amount equal to the Loan Amount. The Loan shall be represented by the Notes that shall bear interest as described in this Agreement at a per annum rate as provided in Section 1.2(a). Interest payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the related Interest Accrual Period.

(b) The Loan shall be secured by the Collateral pursuant to the Mortgages and the other Loan Documents.

(c) For purposes of the computation of the interest accrued on the Loan from time to time and certain other computations set forth herein, the Loan shall be divided into multiple components designated as “Component A”, “Component B”, “Component C”, “Component D”, “Component E” and “Component F”. The following table sets forth the initial principal amount of each such Note Component.

Component	Initial Principal Amount
Component A	$244,871,000
Component B	$52,100,000
Component C	$39,075,000
Component D	$47,932,000
Component E	$65,126,000
Component F	$62,896,000

(d) Borrower shall have two (2) successive options to extend the scheduled Maturity Date of the Loan to the Payment Date in the month containing the one-year anniversary of the Maturity Date as theretofore in effect (the period of each such extension, an “Extension Term”), provided that as a condition to each Extension Term, (i) Borrower shall deliver to Lender written notice of such extension at least 30 and not more than 60 days prior to the Maturity Date as theretofore in effect; (ii) no Event of Default shall be continuing on either the date of such notice or the Maturity Date as theretofore in effect; (iii) Borrower shall have obtained an Interest Rate Cap Agreement for the applicable Extension Term and collaterally assigned such Interest Rate Cap Agreement to Lender pursuant to an Assignment of Interest Rate Cap Agreement; (iv) for the first Extension Term only, either (x) the outstanding principal balance of the Mezzanine Loan as of the date of such extension is less than $41,000,000 or (y) the Four-Wall EBITDAR to Rent Ratio for the Test Period then most recently ended shall be no less than 1.85:1.00, as determined by Lender; (v) for the second Extension Term only, the Four-Wall EBITDAR to Rent Ratio for the Test Period then most recently ended shall be no less than 2.20:1.00, as determined by Lender; (vi) for the second Extension Term only, Borrower shall have paid in respect of such Extension Term an extension fee in an amount equal to 0.25% of the outstanding principal balance of the Loan (after application in accordance with this Agreement of the payment of any Monthly Amortization Amount or other principal prepayment); (vii) Borrower shall have reimbursed Lender for all reasonable out-of-pocket expenses incurred by Lender in connection with such extension; and (viii) provided the Mezzanine Loan is outstanding, the Mezzanine Loan shall have been extended in accordance with Section 1.1(c) of the Mezzanine Loan Agreement, such that the Mezzanine Loan shall be coterminous with the Loan after giving effect to such extension, and Borrower shall have delivered to Lender evidence satisfactory to Lender of such extension. If Borrower fails to exercise any extension option in accordance with the provisions of this Agreement, such extension option, and any subsequent extension option hereunder, will automatically cease and terminate. Borrower shall have the right to prepay the Loan pursuant to and in accordance with Section 2.1 hereof in an amount sufficient to enable Borrower to comply with the financial tests set forth in this Section 1.1(d).

Section 1.2. Interest and Principal.

(a) On each Payment Date, Borrower shall pay interest on each applicable Note Component outstanding comprising the Principal Indebtedness for the applicable Interest Accrual Period at a rate per annum equal to the sum of the Spread applicable to such Note Component plus the greater of (x) 0.0% (zero basis points) or (y) LIBOR, determined as of the Interest Determination Date immediately preceding such Interest Accrual Period (except that at any time that the Loan is a Prime Rate Loan, such rate per annum shall be the sum of the Prime Rate Spread plus the greater of (x) 0.0% (zero basis points) and (y) the Prime Rate, determined as of the Interest Determination Date immediately preceding such Interest Accrual Period; and in each case, interest shall be payable on the Indebtedness, including due but unpaid interest, at the Default Rate with respect to any portion of such Interest Accrual Period falling during the continuance of an Event of Default). In addition, on each and every Payment Date, Borrower shall make a repayment of principal in an amount equal to the applicable Monthly Amortization Amount. Any payment under this Section 1.2(a) shall be first applied to pay down accrued and outstanding interest (applied among the Note Components sequentially to Component A, Component B, Component C, Component D, Component E and Component F, in that order, in each case to pay all accrued and outstanding interest) and then towards payment of principal (applied among the Note Components (A) first, to Component A until the Component Outstanding Principal Balance of Component A is reduced to zero, (B) second, to Component B until the Component Outstanding Principal Balance of Component B is reduced to zero, (C) third, to Component C until the Component Outstanding Principal Balance of Component C is reduced to zero, (D) fourth, to Component D until the Component Outstanding Principal Balance of Component D is reduced to zero, (E) fifth, to Component E until the Component Outstanding Principal Balance of Component E is reduced to zero, and (F) sixth, to Component F until the Component Outstanding Principal Balance of Component F is reduced to zero). For purposes of calculating interest, the amount of any principal so repaid shall be treated as if it remained outstanding through the end of the Interest Accrual Period in which such Payment Date falls. As of the Closing Date, the Loan is a LIBOR Loan, and except as provided in Section 1.2(d), the Loan shall at all times be a LIBOR Loan.

Notwithstanding the foregoing, on the Closing Date, Borrower shall pay interest from and including the Closing Date through the end of the first Interest Accrual Period, in lieu of making such payment on the first Payment Date following the Closing Date.

(b) No prepayments of the Loan shall be permitted except for (i) prepayments made pursuant to Section 2.1 and Section 2.2, (ii) prepayments resulting from Casualty or Condemnation as described in Section 5.16 and (iii) payment of the Monthly Amortization Amount, pursuant to Section 1.2(a). The entire outstanding Principal Indebtedness, together with all interest thereon through the end of the Interest Accrual Period in which the Maturity Date falls (calculated as if such Principal Indebtedness were outstanding for the entire Interest Accrual Period) and all other amounts then due under the Loan Documents shall be due and payable by Borrower to Lender on the Maturity Date.

(c) Any payments of interest and/or principal not paid when due hereunder shall bear interest at the applicable Default Rate and, in the case of all payments due hereunder other than the repayment of the Principal Indebtedness on the Maturity Date, when paid shall be accompanied by a late fee in an amount equal to the lesser of five percent of such unpaid sum and the maximum amount permitted by applicable law, in order to defray a portion of the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.

(d) In the event that Lender shall reasonably determine that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR in accordance with the definition thereof, then the Loan shall be converted to a Prime Rate Loan effective as of the commencement of the Interest Accrual Period following the date of such determination, and Lender shall give notice thereof to Borrower by telephone at least one Business Day prior to the applicable Interest Determination Date (which notice shall thereafter be promptly confirmed by Lender in writing). If, pursuant to this Section, any portion of the Loan has been converted to a Prime Rate Loan and Lender thereafter determines that the events or circumstances that resulted in such conversion are no longer applicable, the Loan shall be converted to a LIBOR Loan effective as of the commencement of the Interest Accrual Period following the date of such determination, and Lender shall give notice thereof to Borrower by telephone at least one day prior to the applicable Interest Determination Date (which notice shall thereafter be promptly confirmed by Lender in writing). Borrower shall pay to Lender, promptly following demand, any additional amounts necessary to compensate Lender for any reasonable out-of-pocket costs incurred by Lender in making any conversion in accordance with this Section. Upon any conversion of the Loan pursuant to this Section, the interest rates applicable to such Notes or Note Components shall be proportionately adjusted to reflect such conversion. Except as provided in this Section, the Loan shall at all times be a LIBOR Loan. In no event shall Borrower have the right to convert a LIBOR Loan to a Prime Rate Loan.

Section 1.3. Method and Place of Payment. Except as otherwise specifically provided in this Agreement, all payments and prepayments under this Agreement and the Notes shall be made to Lender not later than 1:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to the account specified from time to time by Lender. Any funds received by Lender after such time shall be deemed to have been paid on the next succeeding Business Day. Lender shall notify Borrower in writing of any changes in the account to which payments are to be made. If the amount received from Borrower (or from the Cash Management Account pursuant to Section 3.2(b)) is less than the sum of all amounts then due and payable hereunder, such amount shall be applied, at Lender’s sole discretion, either toward the components of the Indebtedness (to pay down accrued and outstanding interest and principal in the order provided under Section 1.2(a)) and, then, all other amounts then due and payable under the Loan Documents or toward the payment of Property expenses. Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately preceding Business Day.

Section 1.4. Taxes; Regulatory Change.

(a) Borrower shall indemnify Lender and hold Lender harmless from and against any present or future stamp, documentary or other similar or related taxes or other similar or related charges now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority by reason of the execution delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Documents and any consents, waivers, amendments and enforcement of rights under the Loan Documents, except any such taxes or other similar or related charges imposed with respect to an assignment that are Other Connection Taxes.

(b) If Borrower is required by law to withhold or deduct any amount from any payment hereunder in respect of any Borrower Tax, Borrower shall withhold or deduct the appropriate amount, remit such amount to the appropriate Governmental Authority and pay to the Lender and each Person to whom there has been an Assignment or Participation of a Loan such additional amounts as are necessary in order that the net payment of any amount due hereunder, after deduction for or withholding in respect of any Borrower Tax imposed with respect to such payment (including such deductions and withholdings applicable to additional amounts payable under this Section), will not be less than the amount stated in this Agreement to be then due and payable; except that the foregoing obligation to pay such additional amounts shall not apply (i) to any net income, franchise taxes or branch profits taxes, in each case (A) imposed by the jurisdiction under the laws of which the Lender is organized, has its principal place of business or where its applicable lending office is located or (B) that are Other Connection Taxes, (ii) with respect to any amount of U.S. Tax in effect and applicable to payments to the Lender under the law in effect on the date of this Agreement or the date such Lender changes its lending office (or, for payments made under this Agreement to any Person to whom there has been an Assignment or Participation, with respect to any amount of U.S. Tax imposed by any law in effect and applicable to payments to such Person on the date of such Assignment or Participation), (iii) to any amount of Borrower Taxes imposed solely by reason of the failure of a Lender to comply with Section 1.4(d) below, or (iv) any taxes imposed under FATCA. If Borrower shall fail to pay any Borrower Taxes or other amounts that Borrower is required to pay pursuant to this Section 1.4(b), and Lender or any Person to whom there has been an Assignment or Participation of a Loan pays the same, Borrower shall reimburse Lender or such Person promptly following demand therefor, whether or not such Borrower Taxes were correctly or legally asserted, including any reasonable expenses arising therefrom or with respect thereto

(c) Within 30 days after paying any amount from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, Borrower shall deliver to Lender satisfactory evidence of such deduction, withholding or payment (as the case may be).

(d)

(i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested in writing by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 1.4(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(B) any Lender that is not a U.S. Person (a “Foreign Lender) shall deliver to Borrower (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower, but only if the Foreign Lender is legally entitled to do so), whichever of the following is applicable, IRS Form W-8BEN or Form W-8BEN-E (and, in the case Lenders claiming the benefits of the “portfolio interest exemption”, a certificate in the form of Exhibit C), Form W-8EXP, Form W-8ECI, or W-8IMY (accompanied by appropriate attachments);

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in any U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Lender agrees that if any form or certification it previously provided expires or becomes inaccurate or obsolete in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(e) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any taxes as to which it has been indemnified pursuant to this Section 1.4 (including by the payment of additional amounts pursuant to this Section 1.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(f) If, as a result of any Regulatory Change, any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, Lender or any holder of all or a portion of the Loan is imposed, modified or deemed applicable and the result is to increase the cost to such Lender or such holder of making or holding the Loan, or to reduce the amount receivable by Lender or such holder hereunder in respect of any portion of the Loan by an amount reasonably deemed by Lender or such holder to be material (such increases in cost and reductions in amounts receivable, “Increased Costs”), then Borrower agrees that it will pay to Lender or such holder upon Lender’s or such holder’s request such additional amount or amounts as will compensate Lender and/or such holder for such Increased Costs to the extent that such Increased Costs are reasonably allocable to the Loan. Lender will notify Borrower in writing of any event occurring after the Closing Date that will entitle Lender or any holder of the Loan to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall fail to notify Borrower of any such event within 9 months following the end of the month during which such event occurred, then Borrower’s liability for any amounts described in this Section incurred by such Lender as a result of such event shall be limited to those attributable to the period occurring subsequent to the date that is 9 months prior to the date upon which such Lender actually notified Borrower of the occurrence of such event. Notwithstanding the foregoing, in no event shall Borrower be required to compensate Lender or any holder of the Loan for any portion of the income or franchise taxes of Lender or such holder, whether or not attributable to payments made by Borrower. Additionally, this Section 1.4(f) shall not apply to Increased Costs for taxes that are indemnified or for which additional amounts are payable under Section 1.4(b) or to taxes explicitly carved out of the gross-up under Section 1.4(b). If a Lender requests compensation under this Section, Borrower may, by notice to Lender, require that such Lender furnish to Borrower a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof.

(g) The Borrower and each Lender agrees to treat, for U.S. federal income tax purposes, each Note Component as a separate debt instrument from other Note Components.

(h) Notwithstanding anything to the contrary hereunder or under any other Loan Documents, to the extent any portion of the Loan is transferred pursuant to a Securitization, Borrower shall not be required to pay any additional amounts or tax indemnity under this Section 1.4 with respect to such portion.

Section 1.5. Interest Rate Cap Agreements.

(a) On or prior to the Closing Date, Borrower shall obtain, and thereafter maintain in effect, an Interest Rate Cap Agreement, which shall be coterminous with the initial term of the Loan and have a notional amount equal to the Loan Amount (and thereafter at all times at least equal to then outstanding principal balance of the Loan). Any initial Interest Rate Cap Agreement shall have a strike rate equal to or less than the Strike Rate.

(b) If Borrower exercises any of its options to extend the term of the Loan pursuant to Section 1.1(d), on or prior to the commencement of the applicable Extension Term, Borrower shall obtain, and thereafter maintain in effect, an Interest Rate Cap Agreement having (x) a term coterminous with such Extension Term, (y) a notional amount at least equal to the Principal Indebtedness as of the first day of such Extension Term, and (z) a strike rate equal to or less than the Strike Rate.

(c) Borrower shall collaterally assign to Lender pursuant to an Assignment of Interest Rate Cap Agreement all of its right, title and interest in any and all payments under each Interest Rate Cap Agreement and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement and obtain the consent of the Acceptable Counterparty to such collateral assignment (as evidenced by the Acceptable Counterparty’s execution of such Collateral Assignment of Interest Rate Cap Agreement).

(d) Borrower shall comply with all of its obligations under the terms and provisions of each Interest Rate Cap Agreement in all material respects. All amounts paid under an Interest Rate Cap Agreement shall be deposited directly into the Cash Management Account. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder.

(e) If, at any time during the term of the Loan, the counterparty to the Interest Rate Cap Agreement then in effect ceases to be an Acceptable Counterparty and thereafter fails to abide by the requirements set forth in such Interest Rate Cap Agreement with respect to ratings downgrades, then Borrower shall promptly (i) obtain a replacement Interest Rate Cap

Agreement satisfying the requirements set forth in paragraph (a) or (b) above, as applicable, with a counterparty that is an Acceptable Counterparty, (ii) if provided for in such Interest Rate Cap Agreement, promptly deliver to Lender a guaranty of all of the obligations of the counterparty pursuant to the Interest Rate Cap Agreement in form and substance acceptable to Lender and the Rating Agencies from an entity acceptable to Lender and the Rating Agencies or (iii) if provided for in such Interest Rate Cap Agreement, promptly cause the counterparty to deliver collateral to secure Borrower’s exposure under the Interest Rate Cap Agreement in such amount and pursuant to such terms as are acceptable to Lender and to the Rating Agencies.

(f) At Closing and at any time that Borrower obtains a replacement Interest Rate Cap Agreement pursuant to this Section, Borrower shall deliver to Lender a legal opinion or opinions from counsel to the applicable Acceptable Counterparty (which counsel may be internal counsel) in form and substance reasonably satisfactory to Lender.

Section 1.6. Release. Upon payment of the Indebtedness in full when permitted or required hereunder, Lender shall execute instruments prepared by Borrower and reasonably satisfactory to Lender, which, at Borrower’s election and at Borrower’s sole cost and expense, either (a) release and discharge all Liens on all Collateral securing payment of the Indebtedness (subject to Borrower’s obligation to pay any associated fees and expenses), including all balances in the Collateral Accounts; or (b) assign such Liens (and the Loan Documents) to a new lender designated by Borrower. Any release or assignment provided by Lender pursuant to this Section shall be without recourse, representation or warranty of any kind.

ARTICLE II

VOLUNTARY PREPAYMENT AND ASSUMPTION

Section 2.1. Voluntary Prepayment.

(a) Borrower shall have the right, at its option, upon 30 days’ prior written notice to Lender, to prepay the Loan in whole or in part at any time, provided that (i) if such prepayment is made prior to the Par Prepayment Date, Borrower shall pay to Lender simultaneously with such prepayment the applicable Spread Maintenance Premium, (ii) there is a simultaneous and pro-rata prepayment of the Mezzanine Loan, and (iii) that no prepayment shall be permitted on any date during the period commencing on the first calendar day immediately following a Payment Date to, but not including, the Determination Date in such calendar month. No prepayment of the Mezzanine Loan shall be made unless there is a simultaneous and pro-rata prepayment of the Loan, with the result that the ratio of the Principal Indebtedness to the Mezzanine Loan Principal Indebtedness remains unchanged; provided, however, notwithstanding the foregoing, Borrower shall not be required to make any prior or simultaneous prepayment of the Loan in connection with a prepayment of any portion of the Mezzanine Loan provided that such prepayment is (i) a Permitted Mezzanine Prepayment or (ii) funded by equity of the Mezzanine Borrower pursuant to capital contributions to the Mezzanine Borrower from the equity owners thereof, provided further that any such prepayment pursuant to this clause (ii) shall not be made from funds constituting Revenues or other funds directly derived from the Properties. Each such prepayment that is made on a Payment Date shall be accompanied by all interest and a repayment of principal in an amount equal to the applicable Monthly Amortization

Amount that would otherwise have been due on such Payment Date had the prepayment not occurred, and each such prepayment that is not made on a Payment Date shall be accompanied by all interest and a repayment of principal in an amount equal to the applicable Monthly Amortization Amount that would have been due on the next succeeding Payment Date had the prepayment not occurred. Following any such prepayment, Borrower may release or transfer, free and clear of the Lien of the Loan Documents, a portion of the notional amount of the Interest Rate Cap Agreement equal to the amount of such prepayment. Any partial prepayment shall be applied to the last payments of principal due under the Loan. Borrower’s notice of prepayment shall create an obligation of Borrower to prepay the Loan as set forth therein, but may be rescinded with five days’ written notice to Lender (subject to payment of any actual, documented out-of-pocket costs and expenses resulting from such rescission). Any prepayment made on or after the Par Prepayment Date will not require the payment of any Spread Maintenance Premium. For the avoidance of doubt, Borrower shall have the right to prepay the Loan in part in accordance with the terms of this Section 2.1 for any other reason in order to comply with or to satisfy any of the provisions of, and otherwise pursuant to, this Agreement (provided that Lender shall not in any event be obligated to accept the cure of any Event of Default unless (x) such Event of Default can be cured solely by the payment of money, (y) no other non-monetary Event of Default shall then be continuing and (z) immediately after the occurrence of such prepayment no Event of Default shall exist under the Loan Documents).

(b) Notwithstanding the foregoing Section 2.1(a), provided that no Event of Default has occurred and is continuing as of the date of any prepayment, Borrower shall be permitted, at its option voluntarily, to prepay the Loan in part at any time without the requirement to pay concurrently therewith any Spread Maintenance Premium prior to and until the total amount of the principal balance of the Loan that has been prepaid, in the aggregate, equals $102,400,000.00; provided that Borrower shall comply with the other terms and conditions of Section 2.1(a) hereof (e.g., other than the payment of any Spread Maintenance Premium).

(c) Any voluntary principal prepayments received on the Loan when no Event of Default exists shall be applied by Lender, after application of any accompanying payment of the Monthly Amortization Amount (i) other than with respect to the Permitted Mezzanine Prepayments, between the Loan and the Mezzanine Loan, pro rata, and (ii) among the Note Components (A) first, to Component A until the Component Outstanding Principal Balance of Component A is reduced to zero, (B) second, to Component B until the Component Outstanding Principal Balance of Component B is reduced to zero, (C) third, to Component C until the Component Outstanding Principal Balance of Component C is reduced to zero, (D) fourth, to Component D until the Component Outstanding Principal Balance of Component D is reduced to zero, (E) fifth, to Component E until the Component Outstanding Principal Balance of Component E is reduced to zero, and (F) sixth, to Component F until the Component Outstanding Principal Balance of Component F is reduced to zero. The terms and conditions of this Section 2.1 do not apply to mandatory prepayments of the Loan.

Section 2.2. Property Releases.

(a) Provided no Event of Default is then continuing (other than an Event of Default which would be cured as a result of the release of the applicable Property and the payment of the Release Price in connection with the release of such Property pursuant to and in accordance with this Section 2.2) and all amounts then due and owing to Lender have been paid in full (or such amounts will be paid in full simultaneously with the payment of the Release Price in connection with the release of such Property pursuant to and in accordance with this Section 2.2), Borrower shall have the right, at its option, on not less than 30 days’ prior written notice to Lender, to obtain the release of one or more of the Properties from the Liens of the Loan Documents, provided that the following conditions shall have been satisfied:

(i) Borrower shall prepay the Loan, in accordance with Section 2.1, in an amount equal to the applicable Release Price, which prepayment shall be accompanied by the other amounts specified in Section 2.1;

(ii) The Master Lease shall be amended in order to (A) remove the applicable Property therefrom and (B) reduce the Master Lease Rents due thereunder by the amount of the Master Lease Rents which are due under the Master Lease for such Property, as set forth in the Master Lease;

(iii) Such release shall be obtained in connection with the sale of such Property to a third party not Affiliated with Borrower;

(iv) Lender shall have received reasonably satisfactory evidence that the Mezzanine Borrower shall have satisfied all of the conditions to the proposed release set forth in each of the Mezzanine Loan Agreement (including a payoff letter and written confirmation from the Mezzanine Lender that satisfactory escrow arrangements in connection with the release of such Property have been established); and

(v) Borrower shall reimburse Lender for any actual, documented out-of-pocket costs and expenses incurred by Lender in connection with this Section 2.2 (including the reasonable fees and expenses of legal counsel and the reasonable out-of-pocket expenses of the Servicer).

(b) Upon satisfaction of the requirements set forth in this Section 2.2, Lender will execute and deliver to Borrower such instruments, prepared by Borrower and reasonably approved by Lender, as shall be necessary to release the applicable Property from the Liens of the Loan Documents.

(c) Notwithstanding the foregoing or anything herein to the contrary, in connection with the release of any Property pursuant to this Section 2.2, if an amount equal to eighty-five percent (85%) of the Net Sales Proceeds from the sale of such Property is greater than the Release Price for such Property, then Borrower shall deposit an amount equal to the difference between eighty-five percent (85%) of the Net Sales Proceeds from the sale of such Property and the Release Price paid by Borrower (the “Release Deposit Amount”) into the TI/LC and Capital Expenditure Reserve Account to be disbursed pursuant to Section 3.5 hereof, and such Release Deposit Amount shall not be applied as a prepayment of the Loan in accordance with Section 2.1 hereof.

(d) Notwithstanding clause (a)(iii) of this Section 2.2, Borrower shall be permitted to release Properties to an Affiliate of Borrower, provided that (1) if after consummating such release the aggregate Allocated Loan Amounts of the applicable Property and all other Properties previously released pursuant to this Section 2.2(d) are less than or equal 20% of the Loan Amount, then the Net Sales Proceeds with respect to the release of such Property shall not be less than the greater of (a) the fair market value of such Property (based on a current Appraisal ordered by and acceptable to Lender in its reasonable discretion and at Borrower’s sole cost and expense) and (b) the appraised value of such Property on the Closing Date, and (2) for all other releases to an Affiliate of Borrower pursuant to this Section 2.2, the Net Sales Proceeds with respect to such release shall not be less than the greater of (a) the average of the fair market value of such Property as determined by two current Appraisals, one appraisal ordered by Borrower and one Appraisal ordered by Lender (both of which Appraisals shall be shall be acceptable to Lender in its reasonable discretion and at Borrower’s sole cost and expense) and (b) the appraised value of such Property on the Closing Date, provided, that, with respect to each of the foregoing clauses (1) and (2), in no event shall the Net Sales Proceeds be less than the Release Price.

Section 2.3. Assumption. From and after May 3, 2017, the initial Borrower shall have the right to contemporaneously Transfer all of the Collateral to a Successor Borrower that will assume all of the obligations of Borrower hereunder and under the other Loan Documents (an “Assumption”), provided no Event of Default is then continuing or would result therefrom and the following conditions are met to the reasonable satisfaction of Lender:

(i) such Successor Borrower shall have executed and delivered to Lender an assumption agreement (including an assumption of each Mortgage in recordable form, if requested by Lender), in form and substance reasonably acceptable to Lender, evidencing its agreement to abide and be bound by the terms of the Loan Documents and containing representations substantially equivalent to those contained in Article IV (recast, as necessary, such that representations that specifically relate to Closing Date are remade as of the date of such Assumption);

(ii) such Uniform Commercial Code financing statements as may be reasonably requested by Lender shall be filed;

(iii) a Person reasonably satisfactory to Lender in its sole discretion assumes all obligations, liabilities, guarantees and indemnities of Sponsor and any other guarantor under the Loan Documents pursuant to documentation satisfactory to Lender (and upon such Assumption by such Person, Sponsor and any other such guarantor shall be released from such obligations, liabilities, guarantees and indemnities);

(iv) such Successor Borrower shall have delivered to Lender legal opinions of counsel reasonably acceptable to Lender that are equivalent to the opinions delivered to Lender on the Closing Date in all material respects, including new nonconsolidation opinions that are reasonably satisfactory to Lender and satisfactory to each of the Rating Agencies; and Borrower and the Successor Borrower shall have delivered such other documents, certificates and legal opinions, including relating to grantor trust matters, as applicable, as Lender shall reasonably request, consistent with those delivered to Lender on the Closing Date;

(v) such Successor Borrower shall have delivered to Lender all documents reasonably requested by it relating to the existence of such Successor Borrower and the due authorization of the Successor Borrower to assume the Loan and to execute and deliver the documents described in this Section, each in form and substance reasonably satisfactory to Lender, including a certified copy of the applicable resolutions from all appropriate persons, certified copies of the organizational documents of the Successor Borrower, together with all amendments thereto, and certificates of good standing or existence for the Successor Borrower issued as of a recent date by its state of organization and each other state where such entity, by the nature of its business, is required to qualify or register;

(vi) if necessary, the Title Insurance Policies shall have been properly endorsed to reflect the Transfer of the Properties to the Successor Borrower;

(vii) such Assumption shall not result in a breach, default, termination, or modification of the Master Lease or any Ground Lease;

(vii) the prior written consent of the Mezzanine Lender pursuant to the Mezzanine Loan Documents shall have been received;

(viii) the Rating Condition shall have been satisfied with respect to the legal structure of the Successor Borrower, the documentation of the Assumption and the related legal opinions; and

(ix) Borrower shall have paid to Lender a nonrefundable assumption fee in an amount equal to 0.25% of the Loan Amount then outstanding, and Borrower shall have reimbursed Lender for its actual, documented out-of-pocket costs and expenses incurred in connection with such assumption.

Section 2.4. Transfers of Equity Interests in Borrower or Master Tenant. No direct equity interests in Borrower shall be conveyed or otherwise transferred to any Person under any circumstances, except in connection with a foreclosure (or conveyance-in-lieu of foreclosure) by Mezzanine Lender under the Mezzanine Loan. No direct or indirect equity interests in Mezzanine Borrower shall be conveyed or otherwise transferred to any Person, except in connection with a foreclosure (or conveyance-in-lieu of foreclosure) by Mezzanine Lender under the Mezzanine Loan, unless the following conditions are satisfied:

(i) no Event of Default shall be continuing at the time of such conveyance or transfer; provided, however, that transfers of equity interests by direct or indirect equity owners of Sponsor, Master Tenant or Giraffe Holdings of direct or indirect equity interests in Sponsor, Master Tenant or Giraffe Holdings shall not be prohibited during the continuance of an Event of Default, provided that such transfer satisfies each of the conditions set forth in clauses (ii) – (vii), inclusive, of this Section 2.4 in all respects (if and to the extent applicable);

(ii) no Prohibited Change of Control or Prohibited Pledge shall occur as a result thereof;

(iii) if any such conveyance or transfer results in Borrower or Master Tenant ceasing to be Controlled by Sponsor (and in connection with each subsequent conveyance or transfer that again changes the identity of the Qualified Equityholder that Controls Borrower) or Master Tenant, Borrower shall have paid to Lender a transfer fee in an amount equal to 0.25% of the Principal Indebtedness then outstanding at the time of such conveyance or transfer;

(iv) if such conveyance or transfer results in any Person acquiring more than 49% of the direct equity interest in Borrower, Mezzanine Borrower, Giraffe Holdings or Master Tenant (even if not constituting a Prohibited Change of Control), to the extent that Lender determines that the pairings in the most recently delivered Nonconsolidation Opinion with respect to the Loan no longer apply, Borrower shall have delivered to Lender with respect to such Person a new non-consolidation opinion that in Lender’s reasonable judgment satisfies the then-current criteria of the Rating Agencies (and, to the extent that the criteria of the Rating Agencies has not changed in any material respect since the Closing Date, Lender’s approval of any such non-consolidation opinion that is in substantially the form of the Nonconsolidation Opinion shall not be unreasonably withheld, delayed or conditioned);

(v) Borrower shall have paid the costs and expenses (if any) of the Rating Agencies and Servicers and reimbursed Lender for its actual, documented out-of-pocket costs and expenses incurred in connection with any such conveyance or transfer;

(vi) Lender shall have received 10 days’ advance written notice of any conveyance or transfer of 25% or more of the direct or indirect equity interests in, or Control of, Borrower or Master Tenant or for which a new non-consolidation opinion is required under clause (iv) above; provided that Borrower shall not be required to deliver any such notice in connection with the sale, transfer or issuance of shares of common stock in any publicly traded entity, provided such shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange; and

(vii) Lender shall have confirmed that any transferee of 25% or more of the direct or indirect equity interests in, or Control of, Borrower or Master Tenant satisfies Lender’s then current “know your customer” standards.

Section 2.5. Replacement Mezzanine Financing. Subject to the satisfaction of all of the conditions set forth in this Section 2.5, notwithstanding the provisions of Section 2.1 and/or Section 2.4, Mezzanine Borrower shall have a one-time right to enter into not more than one (1) tranche of mezzanine financing to repay the Mezzanine Loan in full (a “Replacement Mezzanine Financing”) and Mezzanine Borrower may pledge to the lenders under any such Replacement Mezzanine Financing the direct or indirect equity interests in each Borrower as collateral for any such Replacement Mezzanine Financing. Any Replacement Mezzanine Financing shall be subject to the following conditions:

(i) Mezzanine Borrower shall have paid the Mezzanine Loan in full subject to and in accordance with the terms of this Agreement and each of the Mezzanine Loan Documents, as applicable;

(ii) Borrower has provided Lender with not less than thirty (30) days’ prior written notice of any Replacement Mezzanine Financing;

(iii) no Event of Default has occurred and is continuing;

(iv) no more than one (1) tranche in the aggregate of Replacement Mezzanine Financing shall be permitted at any time during the term of the Loan;

(v) the aggregate principal amount of all the Replacement Mezzanine Financing shall not exceed the aggregate principal balances of the Mezzanine Loan at the time such Mezzanine Loan was paid in full, plus the amount of Mezzanine Borrower’s reasonable, out-of-pocket costs and expenses incurred in connection with the closing of such Replacement Mezzanine Financing (including prepayment fees, premiums and/or penalties, if any), provided that the amount of such costs and expenses included in the aggregate principal amount of the Replacement Mezzanine Loan shall not exceed $2,000,000 in the aggregate;

(vi) the interest rate of the Replacement Mezzanine Financing shall be based on a fixed rate and shall not exceed the interest rate of the Mezzanine Loan as of the date hereof;

(vii) (x) the maturity date of the Replacement Mezzanine Financing shall not be earlier than the Maturity Date hereunder and (y) if the maturity date of the Replacement Mezzanine Financing is later than the Maturity Date hereunder, then such Replacement Mezzanine Financing shall be prepayable in full by Mezzanine Borrower on the Maturity Date, without the consent of the lender pursuant to the Replacement Mezzanine Financing, but subject to payment of prepayment fees, premiums and/or penalties (if any);

(viii) each provider of the Replacement Mezzanine Financing shall be a Qualified Replacement Mezzanine Lender;

(ix) each provider of the Replacement Mezzanine Financing shall enter into an intercreditor agreement in substantially the form of the Intercreditor Agreement (including, without limitation, “Eligibility Requirements” as set forth therein) entered into in connection with the closing of the Loan and the Mezzanine Loan or otherwise in a customary form that is reasonably acceptable to Lender and the Rating Agencies;

(x) the Rating Condition shall have been satisfied with respect to the Replacement Mezzanine Financing (including, without limitation, with respect to any Sponsor Related Fund Manager);

(xi) the organizational structure of Borrower and Mezzanine Borrower, if changed in connection with the Replacement Mezzanine Financing, shall be reasonably acceptable to Lender and acceptable to the Rating Agencies;

(xii) the loan documents evidencing the Replacement Mezzanine Financing shall be reasonably acceptable to Lender;

(xiii) Borrower, Mezzanine Borrower, Lender and the provider of the Replacement Mezzanine Financing shall execute and deliver, and cause to be executed and delivered, such reasonable and customary documents as shall reasonably be required by Lender or any Rating Agency, including, without limitation, amendments to the Loan Documents necessary to reflect and evidence the presence and structure of the Replacement Mezzanine Financing, all in form and substance reasonably satisfactory to Lender;

(xiv) subsequent to any such Replacement Mezzanine Financing, Borrower will continue to be a Single-Purpose Entity;

(xv) such Replacement Mezzanine Financing shall not result in a violation of any Legal Requirements, including, without limitation, ERISA and the PATRIOT Act;

(xvi) Borrower shall pay all of Lender’s reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees and disbursements, in connection with the origination of each Replacement Mezzanine Financing; and

(xvii) Borrower has delivered to Lender a “no effect” letter from counsel that rendered the Nonconsolidation Opinion confirming that the execution and delivery of the documents in connection with the Replacement Mezzanine Financing and consummation of the transactions referred to therein does not affect the conclusions in the Nonconsolidation Opinion delivered on the Closing Date and that the Lender may continue to rely on the Nonconsolidation Opinion delivered on the Closing Date or a new nonconsolidation opinion reasonably acceptable to Lender with respect to the matters set forth in the Nonconsolidation Opinion.

ARTICLE III

ACCOUNTS

Section 3.1. Cash Management Account.

(a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Lockbox Bank one or more lockbox accounts into which all Master Lease Rents and all other income from the Properties received by Borrower will be deposited (the “Lockbox Account”). As a condition precedent to the closing of the Loan, Borrower shall cause the Lockbox Bank to execute and deliver an agreement (as modified or replaced in accordance herewith, a “Lockbox Account Agreement”) which provides, inter alia, that Borrower shall have no access to funds in the Lockbox Account and that at the end of each Business Day the Lockbox Bank will remit all amounts (other than any minimum balance required to be retained therein pursuant to the terms of the Lockbox Account Agreement) contained therein directly into a segregated Eligible Account specified from time to time by Lender (the “Cash Management Account”). Borrower hereby represents and warrants that the Rent Instruction directs Master Tenant to deposit all Master Lease Rents payable pursuant to the Master Lease directly into the Lockbox Account. Borrower shall deliver to each Tenant (other than Master Tenant) in the applicable Property a written notice (a “Tenant Notice”) in the form of Exhibit B instructing that

(i) all payments under the Leases shall thereafter be remitted by them directly to, and deposited directly into, the Lockbox Account, and (ii) such instruction may not be rescinded unless and until such Tenant receives from Borrower or Lender a copy of Lender’s written consent to such rescission. Borrower shall send a copy of each such written notice to Lender and shall redeliver such notices to each Tenant until such time as such Tenant complies therewith. Borrower shall cause all cash Revenues relating to the Properties and all other money received by Borrower with respect to the Properties (other than tenant security deposits required to be held in escrow accounts) to be deposited in the Lockbox Account or the Cash Management Account by the end of the first Business Day following Borrower’s receipt thereof.

(b) Lender shall have the right at any time and from time to time in its sole discretion to change the Eligible Institution at which any one or more of the Collateral Accounts (other than the Lockbox Account) is maintained, provided that, if no Event of Default is then continuing, such replacement Eligible Institution shall be subject to the consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed) (and in the case of any such change in respect of the Cash Management Account, Lender shall deliver not less than five Business Days’ prior written notice to Borrower and the Lockbox Bank). In addition, during the continuance of an Event of Default, or if the Lockbox Bank fails to comply with the Lockbox Account Agreement or ceases to be an Eligible Institution, Lender shall have the right at any time, upon not less than 30 days’ prior written notice to Borrower, to replace the Lockbox Bank with any Eligible Institution at which Eligible Accounts may be maintained that will promptly execute and deliver to Lender a Lockbox Account Agreement satisfactory to Lender.

Section 3.2. Distributions from Cash Management Account.

(a) Lender shall transfer from the Cash Management Account to Borrower, at the end of each Business Day (or, at Borrower’s election, on a less frequent basis), the amount, if any, by which amounts then contained in the Cash Management Account exceed the aggregate amount required to be paid to or reserved with Lender and Mezzanine Lender on the next Payment Date pursuant hereto; provided, however, that, except as expressly set forth herein, including, without limitation, pursuant to Section 3.2(b)(iv) and Section 3.2(b)(v) below, Lender shall suspend such remittances during the continuance of an Event of Default or Trigger Period.

(b) On each Payment Date, provided no Event of Default is continuing (and, if and to the extent Lender so elects in its sole discretion, during the continuance of an Event of Default until the Loan has been accelerated), Lender shall transfer amounts from the Cash Management Account, to the extent available therein, to make the following payments in the following order of priority:

(i) to the Basic Carrying Costs Escrow Account, the amounts then required to be deposited therein pursuant to Section 3.4;

(ii) to Lender, the amount of all scheduled or delinquent interest and principal on the Loan (in the order as provided under Section 1.2(a)) and, then, all other amounts then due and payable under the Loan Documents (with any amounts in respect of principal paid last);

(iii) during the continuance of a Trigger Period, to the Operating Account, an amount equal to the Budgeted Operating Expenses for the month in which such Payment Date occurs, provided that the amounts disbursed to such account pursuant to this clause (iii) shall be used by Borrower solely to pay Budgeted Operating Expenses for such month (Borrower agreeing that, in the event that such Budgeted Operating Expenses exceed the actual operating expenses for such month, such excess amounts shall be remitted by Borrower to the Cash Management Account prior to the next succeeding Payment Date);

(iv) until Lender shall have received notice from Mezzanine Lender that the Mezzanine Loan has been repaid in full, to Mezzanine Lender, all scheduled interest then due and payable or past due and payable to Mezzanine Lender under the Mezzanine Loan Agreement, as specified by Mezzanine Lender pursuant to Mezzanine Lender’s written instructions to Lender;

(v) during the continuance of (x) a Partial Trigger Period (provided that no Full Trigger Period is occurring), fifty percent (50%) of all remaining amounts to the Excess Cash Flow Reserve Account and (y) a Full Trigger Period or Event of Default, all remaining amounts to the Excess Cash Flow Reserve Account; and

(vi) if no Full Trigger Period or Event of Default is continuing, all remaining amounts to or upon the direction of Borrower pursuant to the Irrevocable Redirection Letter.

(c) If on any Payment Date the amount in the Cash Management Account is insufficient to make all of the transfers described above (other than the payment to Mezzanine Lender and the remittance of excess cash to the Excess Cash Flow Reserve Account or the Operating Account), then Borrower shall remit to the Cash Management Account on such Payment Date the amount of such deficiency. If Borrower fails to remit such amount to the Cash Management Account, the same shall constitute an Event of Default and, in addition to all other rights and remedies provided for under the Loan Documents, Lender may disburse and apply the amounts in the Collateral Accounts in accordance with Section 3.10(c).

(d) All transfers of Borrower’s funds from the Cash Management Account or other sources to or for the benefit of Mezzanine Lender or Mezzanine Borrower pursuant to this Agreement, the Cash Management Agreement or any of the other Loan Documents, are intended by Borrower and the Mezzanine Borrower to constitute, and shall constitute, distributions from Borrower to such Mezzanine Borrower in accordance with the Delaware Limited Liability Company Act shall be recorded on the books and records of Borrower and Mezzanine Borrower as distributions or contributions, as applicable, and shall be conducted in accordance with and compliance with the provisions of Section 4.17 and the definition of “Single-Purpose Entity” hereof, any other similar separateness covenants contained in Borrower’s or Mezzanine Borrower’s organizational documents, or any other similar separateness covenants contained in the Mezzanine Loan Documents.

(e) Lender may conclusively rely upon any notice received from the Mezzanine Lender with respect to the amount then payable under the Mezzanine Loan Agreement and with respect to the occurrence, continuance or termination of any Mezzanine Loan Event of Default. Lender shall be under no duty to inquire into or investigate the validity, accuracy or content of any such notice.

Section 3.3. Loss Proceeds Account.

(a) Lender will maintain an Eligible Account (which may be a book-entry subaccount) for the purpose of depositing any Loss Proceeds (the “Loss Proceeds Account”).

(b) Provided no Event of Default is continuing, funds in the Loss Proceeds Account shall be applied in accordance with Section 5.16.

(c) Any funds remaining on deposit in the Loss Proceeds Account after the Indebtedness has been paid in full shall be paid to or upon the direction of Borrower pursuant to the Irrevocable Redirection Letter.

Section 3.4. Basic Carrying Costs Escrow Account.

(a) Lender will maintain an Eligible Account (which may be a book-entry subaccount) for the purpose of reserving amounts payable by Borrower or Master Tenant in respect of Taxes, Ground Rents and insurance premiums to the extent required hereunder (the “Basic Carrying Costs Escrow Account”).

(b) On the Closing Date, Borrower shall remit to Lender, for deposit into the Basic Carrying Costs Escrow Account, an amount equal to the sum of (i) One Hundred and Eighty-Thousand and No/100 Dollars ($180,000), which represents an amount sufficient to pay all Ground Rents by the 30th day prior to the date they come due for one (1) month as reasonably determined by Lender, based on information provided by Borrower, plus (ii) Nine Thousand Two Hundred Fifty and No/100 Dollars ($9,250), which represents an amount sufficient to pay all common charges and other assessments as required by the Condominium Documents by the 30th day prior to the date they come due for one (1) month as reasonably determined by Lender, based on information provided by Borrower.

(c) On each subsequent Payment Date, Borrower shall remit to Lender, for deposit into the Basic Carrying Costs Escrow Account, an amount equal to the sum of:

(A) if at any time Lender reasonably determines that amounts then on deposit in the Basic Carrying Costs Escrow Account with respect to Ground Rents are not sufficient to pay one (1) month Ground Rents by the 30th day prior to the date they come due, such amount that Lender reasonably determines, based on information provided by Borrower, will be necessary to cause an amount sufficient to pay all Ground Rents by the 30th day prior to the date they come due for one (1) month to then be held on deposit in the Basic Carrying Costs Escrow Account, plus

(B) solely if a Trigger Period is continuing as of such subsequent Payment Date, 1/12 of the Taxes that Lender reasonably estimates, based on information provided by Borrower, will be payable during the next ensuing 12 months, together with an amount reasonably determined by Lender to be necessary to accumulate an amount sufficient to pay such Taxes when due, plus

(C) if on such subsequent Payment Date the liability or casualty Policy maintained by Borrower covering the Properties shall no longer constitute an approved blanket or umbrella Policy pursuant to Section 5.15 hereof, 1/12 of the insurance premiums that Lender reasonably estimates, based on information provided by Borrower, will be payable during the next ensuing 12 months, together with an amount reasonably determined by Lender to be necessary to accumulate an amount sufficient to pay such insurance premiums when due, plus

(D) solely if a Trigger Period is continuing as of such subsequent Payment Date, 1/12 of the common charges and other assessments as required by the Condominium Documents that Lender reasonably estimates, based on information provided by Borrower, will be payable during the next ensuing 12 months, together with an amount reasonably determined by Lender to be necessary to accumulate an amount sufficient to pay such common charges and other assessments when due;

provided, however, that if at any time Lender reasonably determines that the amount in the Basic Carrying Costs Escrow Account will not be sufficient to accumulate the amounts (if any) required to be reserved for Taxes, Ground Rents, common charges and assessments or insurance premiums under this Section 3.4, as applicable, then Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to the Basic Carrying Costs Escrow Account by the amount that Lender reasonably estimates is sufficient to achieve such accumulation.

(d) Borrower shall provide Lender with copies of all Tax, Ground Rents, insurance bills and common charges and other assessments as required by the Condominium Documents relating to each Property promptly after Borrower’s or Master Tenant’s receipt thereof. Lender will apply amounts in the Basic Carrying Costs Escrow Account toward the purposes for which such amounts are deposited therein. In connection with the making of any payment from the Basic Carrying Costs Escrow Account, Lender may cause such payment to be made according to any bill, statement or estimate provided by Borrower or procured from the appropriate public office, ground lessor or insurance carrier, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof unless given written advance notice by Borrower of such inaccuracy, invalidity or other contest.

(e) Provided that no Event of Default is continuing, upon written request of Borrower, within five (5) Business Days after the release of any Property in accordance with Section 2.2 hereof and payment to Mezzanine Lender of any Excess Release Proceeds, Lender shall remit to Borrower amounts then on deposit in the Basic Carrying Costs Escrow Account reserved for the payment of Taxes (if any), Ground Rents (if any), Insurance (if any) and common charges and assessments as required by the Condominium Documents with respect to such released Property, as reasonably determined by Lender.

(f) Any funds remaining on deposit in the Basic Carrying Costs Escrow Account after the Indebtedness has been paid in full shall be paid to or upon the direction of Borrower pursuant to the Irrevocable Redirection Letter.

Section 3.5. TI/LC and Capital Expenditure Reserve Account.

(a) Lender will maintain an Eligible Account (which may be a book-entry subaccount) for the purpose of reserving amounts reasonably determined in respect of Tenant Improvements, Leasing Commissions and Capital Expenditures (the “TI/LC and Capital Expenditure Reserve Account”).

(b) From time to time, Borrower may, pursuant to and in accordance with Section 2.2(c) hereof, cause Lender to deposit into the TI/LC and Capital Expenditure Reserve Account an amount equal to any Release Deposit Amount.

(c) Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than once per calendar month), Lender shall cause disbursements to Borrower from the TI/LC and Capital Expenditure Reserve Account to reimburse Borrower for Leasing Commissions, Tenant Improvement and/or Capital Expenditure costs incurred by Borrower (x) with respect to Leasing Commissions and Tenant Improvements, in connection with a new Lease (or Lease extension) entered into in accordance herewith or (y) in connection with Capital Expenditures, Capital Expenditures performed in accordance herewith, provided that:

(i) Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;

(ii) Borrower shall deliver to Lender an Officer’s Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement and that all conditions precedent to such disbursement required by the Loan Documents have been satisfied; and

(iii) Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate and (2) with respect to disbursements for Tenant Improvements relating to any single Tenant or Improvement costing in excess of $500,000 in the aggregate or Capital Expenditures relating to any single capital improvement costing in excess of $500,000 in the aggregate (in each case, whether disbursed in a lump sum or multiple installments), (x) if required by Lender, a reasonably satisfactory site inspection, and (y) receipt of lien releases and waivers from any contractors, subcontractors and others with respect to such amounts.

(d) Any funds remaining on deposit in the TI/LC and Capital Expenditure Reserve Account after the Indebtedness has been paid in full shall be paid to or upon the direction of Borrower pursuant to the Irrevocable Redirection Letter.

Section 3.6. Intentionally Omitted.

Section 3.7. Intentionally Omitted.

Section 3.8. Four-Wall EBITDAR Reserve Account.

(a) Lender will maintain an Eligible Account (which may be a book-entry subaccount) for the deposit of amounts by Borrower pursuant to this Agreement (the “Four-Wall EBITDAR Reserve Account”).

(b) Provided that no Event of Default is then continuing, Lender shall release to Borrower all amounts then contained in the Four-Wall EBITDAR Reserve Account within five (5) Business Days after Borrower delivers to Lender evidence reasonably satisfactory to Lender establishing that (i) with respect to amounts held in the Four-Wall EBITDAR Reserve Account in order to cure a Full Trigger Period, the Four-Wall EBITDAR to Rent Ratio is equal to or greater than 1.80:1.00 and (ii) with respect to amounts held in the Four-Wall EBITDAR Reserve Account to cure a Partial Trigger Period, the Four-Wall EBITDAR to Rent Ratio is equal to or greater than 2.20:1.0; provided, however, that, if any such amounts have been deposited into the Four-Wall EBITDAR Reserve Account by Mezzanine Lender, such amounts deposited by Mezzanine Lender shall be released to Mezzanine Lender and not to Borrower.

(c) Any funds remaining on deposit in the Four-Wall EBITDAR Reserve Account after the Indebtedness has been paid in full shall be paid to Borrower; provided, however, that, if any such amounts have been deposited into the Four-Wall EBITDAR Reserve Account by Mezzanine Lender, such amounts deposited by Mezzanine Lender shall be paid to Mezzanine Lender and not to Borrower.

Section 3.9. Excess Cash Flow Reserve Account

(a) Lender will maintain an Eligible Account (which may be a book-entry subaccount) for the deposit of amounts required to be deposited therein in accordance with Section 3.2(b) (the “Excess Cash Flow Reserve Account”).

(b) Provided that no Event of Default is then continuing, Lender shall release to the Cash Management Account (x) with respect to the cessation of a Full Trigger Period (provided that a Partial Trigger Period is then continuing), fifty percent (50%) of all amounts then contained in the Excess Cash Flow Reserve Account and (y) with respect to the cessation of a Partial Trigger Period (provided that no Full Trigger Period is continuing), one hundred percent (100%) of all amounts then contained in the Excess Cash Flow Reserve Account, in each case, within five (5) Business Days after Borrower delivers to Lender evidence reasonably satisfactory to Lender establishing that no such applicable Trigger Period is then continuing. Such a release shall not preclude the subsequent commencement of a Trigger Period and the deposit of amounts into the Excess Cash Flow Reserve Account as set forth in Section 3.2(b).

(c) Any funds remaining on deposit in the Excess Cash Flow Reserve Account after the Indebtedness has been paid in full shall be paid to or upon the direction of Borrower pursuant to the Irrevocable Redirection Letter.

Section 3.10. Account Collateral.

(a) Borrower hereby pledges the Account Collateral and the Operating Account to Lender as security for the Indebtedness, together with all rights of a secured party with respect thereto, it being the intention of the parties that such pledge shall be a perfected first-priority security interest. Each Collateral Account shall be an Eligible Account under the sole dominion and control of Lender. Borrower shall have no right to make withdrawals from any of the Collateral Accounts other than the Operating Account. Borrower shall execute any additional documents that Lender in its reasonable discretion may require and shall provide all other evidence reasonably requested by Lender to evidence or perfect its first-priority security interest in the Account Collateral. The Collateral Accounts shall not constitute trust funds and, except for the Cash Management Account, the Lockbox Account and the Operating Account, may be commingled with other monies held by Lender. Funds in the Collateral Accounts shall be invested only in Permitted Investments, which Permitted Investments shall be credited to the related Collateral Account. All income and gains from the investment of funds in the Collateral Accounts shall be retained in the Collateral Accounts from which they were derived for the benefit of Borrower. All fees of the institutions at which the Collateral Accounts are maintained shall be paid by Borrower. After the Loan and all other Indebtedness have been paid in full, the Collateral Accounts shall be closed and the balances therein, if any, shall be paid to Borrower.

(b) The insufficiency of amounts contained in the Collateral Accounts shall not relieve Borrower from its obligation to fulfill all covenants contained in the Loan Documents.

(c) During the continuance of an Event of Default, Lender may, in its sole discretion, apply funds in the Collateral Accounts, and funds resulting from the liquidation of Permitted Investments contained in the Collateral Accounts (if any), either toward the components of the Indebtedness (to pay down accrued and outstanding interest and principal in the order as provided under Section 1.2(a)) and, then, all other amounts then due and payable under the Loan Documents and/or toward the payment of Property expenses.

Section 3.11. Bankruptcy. Borrower and Lender acknowledge and agree that upon the filing of a bankruptcy petition by or against Borrower under the Bankruptcy Code, the Account Collateral and the Revenues (whether then already in the Collateral Accounts, or then due or becoming due thereafter) shall be deemed not to be property of Borrower’s bankruptcy estate within the meaning of Section 541 of the Bankruptcy Code. If, however, a court of competent jurisdiction determines that, notwithstanding the foregoing characterization of the Account Collateral and the Revenues by Borrower and Lender, the Account Collateral and/or the Revenues do constitute property of Borrower’s bankruptcy estate, then Borrower and Lender further acknowledge and agree that all such Revenues, whether due and payable before or after the filing of the petition, are and shall be cash collateral of Lender. Borrower acknowledges that Lender does not consent to Borrower’s use of such cash collateral and that, in the event Lender elects (in its sole discretion) to give such consent, such consent shall only be effective if given in writing signed by Lender. Except as provided in the immediately preceding sentence, Borrower shall not have the right to use or apply or require the use or application of such cash collateral (i) unless Borrower shall have received a court order authorizing the use of the same, and (ii) Borrower shall have provided such adequate protection to Lender as shall be required by the bankruptcy court in accordance with the Bankruptcy Code.

ARTICLE IV

REPRESENTATIONS

Borrower represents to Lender that, as of the Closing Date, except as set forth in the Exception Report:

Section 4.1. Organization.

(a) Each of Master Tenant and Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in good standing in each other jurisdiction where ownership of its properties or the conduct of its business requires it to be so, except where the failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and each of Master Tenant and Borrower has all power and authority under such laws and its organizational documents and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b) The organizational chart contained in Exhibit A is true and correct as of the date hereof.

Section 4.2. Authorization. Borrower has the power and authority to enter into this Agreement and the other Loan Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by the Loan Documents and has by proper action duly authorized the execution and delivery of the Loan Documents.

Section 4.3. No Conflicts. Neither the execution and delivery of the Loan Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof will (i) violate or conflict with any provision of its formation and governance documents, (ii) violate any material Legal Requirement, regulation (including Regulation U, Regulation X or Regulation T), order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, contract, REA or other Material Agreement to which Borrower, Mezzanine Borrower or Master Tenant or any of its respective direct equityholders is a party or may be bound which would reasonably be expected to have a Material Adverse Effect, or (iv) result in or require the creation of any Lien or other charge or encumbrance upon or with respect to the Collateral in favor of any Person other than Lender.

Section 4.4. Consents. No consent, approval, authorization or order of, or qualification with, any court or Governmental Authority is required in connection with the execution, delivery or performance by Borrower of this Agreement or the other Loan Documents, except for any of the foregoing that have already been obtained.

Section 4.5. Enforceable Obligations. This Agreement and the other Loan Documents have been duly executed and delivered by Borrower and constitute Borrower’s legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors’

rights and to general equity principles. The Loan Documents to which Sponsor is a party have been duly executed and delivered by Sponsor and constitute Sponsor’s legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Loan Documents are not subject to any right of rescission, offset, abatement, counterclaim or defense by Borrower, Sponsor or Master Tenant, including the defense of usury or fraud.

Section 4.6. No Event of Default. No Event of Default will exist immediately following the making of the Loan.

Section 4.7. Payment of Taxes. Borrower has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed by it (or obtained extensions therefor) and paid or caused to be paid all material amounts of taxes due (including interest and penalties) by it except for taxes that are not yet delinquent and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it necessary to preserve the Liens in favor of Lender.

Section 4.8. Compliance with Law. Borrower, Master Tenant, each Property and the uses thereof comply in all material respects with all applicable Insurance Requirements and Legal Requirements, including building and zoning ordinances and codes. Each Property conforms to current zoning requirements (including requirements relating to parking) and is neither an illegal nor a legal nonconforming use except as specified in the zoning report delivered to Lender in connection with the Closing. Neither Borrower nor Master Tenant is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority the violation of which would reasonably be expected to result in a Material Adverse Effect. There has not been committed by or on behalf of Borrower, Master Tenant or, to Borrower’s knowledge, any other person in occupancy of or involved with the operation or use of any Property, any act or omission affording any federal Governmental Authority or any state or local Governmental Authority the right of forfeiture as against any Property or any material portion thereof or any monies paid in performance of its obligations under any of the Loan Documents. None of Borrower, Master Tenant and Sponsor has purchased any portion of the Properties with proceeds of any illegal activity.

Section 4.9. ERISA. None of Borrower, Master Tenant, and any ERISA Affiliate of Borrower has incurred or could be subjected to any liability under Title IV or Section 302 of ERISA or Section 412 of the Code or maintains or contributes to, or is or has been required to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Neither Borrower nor Master Tenant does, or would be deemed to, hold Plan Assets.

Section 4.10. Investment Company Act. Borrower and Sponsor each qualify for the exemption set forth in Section 3(c)(5) or Section 3(c)(6), as applicable, of the Investment Company Act of 1940, as amended, and as a result is not an “investment company”, or a company “controlled” by an “investment company”, registered or required to be registered thereunder.

Section 4.11. No Bankruptcy Filing. Neither Borrower nor Master Tenant is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property. Neither Borrower nor Master Tenant has knowledge of any Person contemplating the filing of any such petition against it. During the ten year period preceding the Closing Date, no petition in bankruptcy has been filed by or against Borrower, Master Tenant, Sponsor, or to Borrower’s knowledge any of their respective affiliates or any Person that owns or controls, directly or indirectly, twenty-five percent (25%) or more of the beneficial ownership interests in Borrower, Sponsor or Master Tenant and, to Borrower’s knowledge, no such Persons have been convicted of a felony. Borrower has not received notice of any Tenant under a Lease contemplating or having filed any of the foregoing actions.

Section 4.12. Other Debt. Borrower does not have outstanding any Debt other than Permitted Debt and Permitted Encumbrances.

Section 4.13. Litigation. There are no actions, suits, proceedings, arbitrations or governmental investigations by or before any Governmental Authority or other court or agency now filed or otherwise pending, and to Borrower’s knowledge there are no such actions, suits, proceedings, arbitrations or governmental investigations threatened, against or affecting Borrower, Sponsor, Master Tenant or any of the Collateral, in each case, if adversely determined, would reasonably be expected to have a Material Adverse Effect, (except as listed in the Exception Report).

Section 4.14. Leases; Material Agreements; REAs.

(a) Borrower has delivered to Lender true and complete copies of the Master Lease and all other Leases, including all modifications and amendments thereto. To Borrower’s knowledge, no person has any possessory interest in any of the Properties or right to occupy the same except under and pursuant to the provisions of the Master Lease and the other Leases. The rent roll attached to this Agreement as Schedule E (the “Rent Roll”) is accurate and complete in all material respects as of the Closing Date. Except as indicated on the Rent Roll or Exception Report or in any estoppel certificate delivered to Lender by any Tenant, no security deposits are being held by Borrower (including bonds or letters of credit being held in lieu of cash security deposits), no Tenant has any termination options (except in connection with a Casualty or Condemnation), no Tenant has any extension or renewal rights (except as set forth in its Lease), no Tenant or other party has any option, right of first refusal or similar preferential right to purchase all or any portion of any Property, no fixed rent has been paid more than 60 days in advance of its due date and no payments of rent are more than 60 days delinquent. The Master Lease is a “true lease” for all purposes of the Bankruptcy Code (including Section 365(d) and 502(b)(6) thereof) and applicable Legal Requirements and the Master Lease does not constitute a financing or convey any interest in the Properties other than the leasehold interest therein demised thereby. Each of the following is true and correct with respect to the Master lease and each other Lease except with respect to each Lease (other than Master Lease) as indicated on the Rent Roll or Exception Report or in any estoppel certificate delivered to Lender by any Tenant or as would not reasonably be expected to have a Material Adverse Effect:

(i) such Lease is valid and enforceable and is in full force and effect;

(ii) Borrower or Master Tenant is the sole owner of the entire lessor’s interest in such Lease;

(iii) such Lease is an arms’-length agreements with bona fide, independent third parties;

(iv) none of the Revenues reserved in such Lease have been assigned or otherwise pledged or hypothecated (except such pledge or hypothecation that will be fully terminated and released in connection with the filing and recordation of each Mortgage and except for the Liens contemplated pursuant to the Loan Documents);

(v) neither Borrower nor, to Borrower’s knowledge, any other party under such Lease is in default thereunder in any material respect;

(vi) there exist no offsets or defenses to the payment of any portion of the rents thereunder;

(vii) to Borrower’s knowledge, no brokerage commissions or finders fees are due and payable regarding any Lease;

(viii) to Borrower’s knowledge, no event has occurred giving any Tenant the right to cease operations at its leased premises (i.e., “go dark”), terminate its Lease or pay reduced or alternative rent to Borrower under any of the terms of such Lease; and

(ix) all work to be performed by the landlord under such Lease has been substantially performed, all Tenants have accepted possession of their respective premises under such Lease, all contributions to be made by the landlord to the Tenants thereunder have been made, all other conditions to each Tenant’s obligations thereunder have been satisfied, no Tenant has the right to require Borrower to perform or finance Tenant Improvements or Material Alterations and no Leasing Commissions are owed or would be owed upon the exercise of any Tenant’s existing renewal or expansion options, and Borrower has no other monetary obligation to any Tenant under such Lease.

(b) There are no Material Agreements except as described in Schedule F. Borrower has made available to Lender true and complete copies of all Material Agreements. Each Material Agreement has been entered into at arms’ length in the ordinary course of business by or on behalf of Borrower. The Material Agreements are in full force and effect and there are no defaults thereunder by Borrower or, to Borrower’s knowledge, any other party thereto. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or any of the Properties are bound.

(c) There are no REAs except as described in the Title Insurance Policies delivered to Lender on the Closing Date. Borrower has made available to Lender true and complete copies of all REAs. To Borrower’s knowledge, the REAs are in full force and effect and Borrower has not received any written notices of default thereunder by Borrower or, to Borrower’s knowledge, any other party thereto, which defaults remain uncured. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or any of the Properties are bound.

Section 4.15. Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in light of the circumstances in which such statements were made (except that the foregoing shall be qualified by Borrower’s knowledge with respect to such statements of fact that are specifically qualified as being made to Borrower’s knowledge). There is no fact presently known to Borrower that has not been disclosed to Lender that has had or could reasonably be expected to result in a Material Adverse Effect.

Section 4.16. Financial Condition. Borrower has heretofore delivered to Lender annual financial statements which includes statements of operations of the Borrower for the past three fiscal years. Such statements are accurate and complete in all material respects and fairly present in accordance with GAAP the financial position of Borrower in all material respects as of their respective dates. Since the date of the most recent of such financial statements, except as otherwise disclosed in writing to Lender, there have occurred no changes or circumstances that have had or are reasonably expected to result in a Material Adverse Effect.

Section 4.17. Single-Purpose Requirements.

(a) Borrower has at all times since its formation and at all times thereafter and is now a Single-Purpose Entity and has conducted its business in substantial compliance with the provisions of its organizational documents.

(b) Borrower has provided Lender with true, correct and complete copies of (i) Borrower’s current financial statements, and (ii) Borrower’s current operating agreement or partnership agreement, as applicable, together with all amendments and modifications thereto.

(c) On or prior to the Closing Date, Borrower shall have been fully released from any loan (other than the Loan) secured by the Properties or any of the Collateral (a “Prior Loan”), and to Borrower’s knowledge, as of the Closing Date, Borrower does not have any continuing liability, actual or contingent, for any Prior Loan (other than contingent liabilities of Borrower, such as continuing obligations relating to environmental matters, for which no claims have been made, or to Borrower’s knowledge threatened, by any party against Borrower), and no recourse whatsoever against any portion of any of the Properties shall be available to satisfy any Prior Loan under any circumstances.

Section 4.18. Use of Loan Proceeds. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulations T, U or X or any other Regulations of such Board of Governors, or for any purpose prohibited by Legal Requirements or by the terms and conditions of the Loan Documents. The Loan is solely for the business purpose of Borrower or for distribution to Borrower’s equityholders in accordance with Legal Requirements and no portion thereof shall be used for personal, consumer, household or similar purposes.

Section 4.19. Not Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

Section 4.20. Labor Matters. Borrower does not have any employees, and neither Borrower nor Master Tenant a party to any collective bargaining agreements.

Section 4.21. Title. Borrower owns good and marketable title to the Properties and, with respect to any Ground Lease Parcel, holds a valid and enforceable leasehold interest in such Ground Lease Parcel, and Borrower owns good title to the Collateral Accounts and to any other Collateral, in each case free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgages, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) valid, perfected first priority Liens on the Properties and the rents therefrom, enforceable as such against creditors of and purchasers from Borrower and subject only to Permitted Encumbrances, and (ii) perfected Liens in and to all personalty, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. The Permitted Encumbrances do not and will not, individually or in the aggregate, materially and adversely affect or interfere with the value, or current or contemplated use or operation, of the Properties, or the security intended to be provided by the Mortgages, the ability of the Properties to generate net cash flow sufficient to service the Loan or Borrower’s ability to pay its obligations as and when they come due, including its ability to repay the Indebtedness in accordance with the terms of the Loan Documents. Except as insured over by a Title Insurance Policy, there are no claims for payment for work, labor or materials affecting the Properties that are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents, except those which are bonded over, escrowed for or are insured against by the Title Insurance Company. No creditor of Borrower other than Lender has in its possession any goods that constitute or evidence the Collateral.

Section 4.22. No Encroachments. Except as shown on the applicable Survey, all of the improvements on each Property lie wholly within the boundaries and building restriction lines of such Property, and no improvements on adjoining property encroach upon any Property, and no easements or other encumbrances upon any Property encroach upon any of the improvements, so as, in either case, to adversely affect the value, use or marketability of the applicable Property, except those that are insured against by a Title Insurance Policy.

Section 4.23. Physical Condition.

(a) Except for matters set forth in the Engineering Reports, each Property and all building systems (including sidewalks, storm drainage system, roof, plumbing system, HVAC system, fire protection system, electrical system, equipment, elevators, exterior sidings and doors, irrigation system and all structural components) are free of all material damage and are in good condition, order and repair in all respects material to such Property’s use, operation and value.

(b) Except for matters set forth in the Engineering Reports, Borrower is not aware of any material structural or other material defect or damages in any of the Properties, including, to Borrower’s knowledge, any latent defects or damages.

(c) Borrower has not received and is not aware of any other Person’s receipt of notice from any insurance company or bonding company of any defects or inadequacies in any of the Properties that would, alone or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 4.24. Fraudulent Conveyance. Borrower has not entered into the Transaction or any of the Loan Documents with the actual intent to hinder, delay or defraud any creditor. Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. On the Closing Date, the fair salable value of Borrower’s aggregate assets is and will, immediately following the making of the Loan and the use and disbursement of the proceeds thereof, be greater than Borrower’s probable aggregate liabilities (including subordinated, unliquidated, disputed and Contingent Obligations). Borrower’s aggregate assets do not and, immediately following the making of the Loan and the use and disbursement of the proceeds thereof will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including Contingent Obligations and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

Section 4.25. Management. Except as set forth in the Exception Report, Borrower is not a party to any property management agreement with respect to any Property and the Property is currently self-managed by Borrower.

Section 4.26. Condemnation. Except as set forth on the Exception Report, no Condemnation has been commenced or, to Borrower’s knowledge, is contemplated or threatened with respect to all or any material portion of any of the Properties or for the relocation of roadways providing access to any of the Properties.

Section 4.27. Utilities and Public Access. Except as set forth in the applicable Survey, each Property has adequate rights of access to dedicated public ways (and makes no material use of any means of access or egress that is not pursuant to such dedicated public ways or recorded, irrevocable rights-of-way or easements) and is adequately served by all public utilities, including water and sewer (or well and septic), necessary to the continued use and enjoyment of such Property as presently used and enjoyed.

Section 4.28. Environmental Matters. Except as disclosed in the Environmental Reports:

(i) To Borrower’s knowledge, no Hazardous Substances are (a) located at, on, in or under any of the Properties or (b) have been handled, manufactured, generated, stored, processed, or disposed of at, on, in or under, or have been Released from, any of the Properties, except those that are both (1) in compliance in all material respects with applicable Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (2) (A) in amounts not in excess of that reasonably necessary to operate, clean, repair and maintain the applicable Property or Master Tenant’s or any other tenant’s respective business at such Property as set forth in the Master Lease or such other respective tenant’s Lease, (B) held by Master Tenant or such other tenant for sale to the public in its ordinary course of business, or (C) in a manner that is not reasonably expected to result in the material contamination of the applicable Property or in a Material Adverse Effect. Without limiting the foregoing, to Borrower’s knowledge, there is not present at, on, in or under any of the Properties, any PCB-containing equipment, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for any Hazardous Substance, lead in drinking water, or lead-based paint, except those that are both (1) in compliance in all material respects with applicable Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (2) (A) in amounts not in excess of that reasonably necessary to operate, clean, repair and maintain the applicable Property or Master Tenant’s or any other tenant’s respective business at such Property as set forth in the Master Lease or such other respective tenant’s Lease, (B) held by Master Tenant or such other tenant for sale to the public in its ordinary course of business, or (C) in a manner that is not reasonably expected to result in the material contamination of the applicable Property or in a Material Adverse Effect. To Borrower’s knowledge, there is no threat of any Release of any Hazardous Substance migrating to any of the Properties.

(ii) Each Property is in compliance in all material respects with all Environmental Laws applicable to such Property (which compliance includes, but is not limited to, the possession of, and compliance with, all permits, approvals, licenses, registrations and other governmental authorizations required in connection with the ownership and operation of such Property under all Environmental Laws). No Environmental Claim is pending with respect to any of the Properties, nor, to Borrower’s knowledge, is any threatened, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower, Master Tenant or any of the Properties.

(iii) No Liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to any of the Properties and, to Borrower’s knowledge, no Governmental Authority has been taking any action to subject any of the Properties to Liens under any Environmental Law.

(iv) There have been no material environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession of Borrower or Master Tenant in relation to any of the Properties that have not been made available to Lender.

Section 4.29. Assessments. Except as set forth in the Exception Report, there are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting any of the Properties, nor are there any contemplated improvements to any of the Properties that may result in such special or other assessments. No extension of time for assessment or payment by Borrower of any federal, state or local tax is in effect.

Section 4.30. No Joint Assessment. Borrower has not suffered, permitted or initiated the joint assessment of any of the Properties (i) with any other real property constituting a separate tax lot, or (ii) with any personal property, or any other procedure whereby the Lien of any Taxes that may be levied against such other real property or personal property shall be assessed or levied or charged to any of the Properties as a single Lien.

Section 4.31. Separate Lots. No portion of any of the Properties is part of a tax lot that also includes any real property that is not Collateral.

Section 4.32. Permits; Certificate of Occupancy. Borrower has obtained, or has caused to be obtained, all Permits necessary for the present and contemplated use and operation of each Property unless failure to obtain such Permits would not result in a Material Adverse Effect. Except as set forth in the zoning reports delivered to Lender with respect to the Properties, the uses being made of each Property are in conformity in all material respects with the certificate of occupancy and/or Permits for such Property and any other restrictions, covenants or conditions affecting such Property.

Section 4.33. Flood Zone. None of the improvements on any of the Properties is located in an area identified by the Federal Emergency Management Agency or the Federal Insurance Administration as a “100 year flood plain” or as having special flood hazards (including Zones A and V), or, to the extent that any portion of any of the Properties is located in such an area, such Property is covered by flood insurance meeting the requirements set forth in Section 5.15(a)(ii).

Section 4.34. Security Deposits. Borrower is in compliance in all material respects with all Legal Requirements relating to security deposits.

Section 4.35. Intentionally Omitted.

Section 4.36. Insurance. Borrower has obtained, or has caused to be obtained, insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. All premiums on such insurance policies required to be paid as of the Closing Date have been paid for the current policy period. Borrower has not and, to Borrower’s knowledge, no other Person has done, by act or omission, anything that would impair the coverage of any such policy.

Section 4.37. Intentionally Omitted.

Section 4.38. Estoppel Certificates. Borrower has requested estoppel certificates from each ground lessor under a Ground Lease on the form heretofore agreed by Lender and has delivered to Lender true and complete copies of each estoppel certificate received back from any ground lessor under a Ground Lease prior to the Closing Date.

Section 4.39. Federal Trade Embargos. Sponsor, Master Tenant, Mezzanine Borrower and Borrower are in compliance with all Federal Trade Embargos in all material respects. No Embargoed Person owns any direct, or, to the best of Borrower’s knowledge, indirect equity interest in Borrower, Mezzanine Borrower or Master Tenant. To Borrower’s knowledge, neither Master Tenant nor any other Tenant at any of the Properties is identified on the OFAC List.

Section 4.40. Intellectual Property/Websites. Other than as set forth in the Exception Report, Borrower (i) does not have or hold any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property with respect to the Properties or the use or operations thereof or (ii) is not the registered holder of any website with respect to the Properties (other than Tenant websites).

Section 4.41. Ground Leased Parcel. Taking into account the estoppel letter delivered to Lender by the related ground lessor, except as set forth on the Exception Report, each of the following is true with respect to each Ground Lease:

(i) The Ground Lease or a memorandum thereof has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or ground lease estoppel letter permits the interest of the lessee to be encumbered by the applicable Mortgage and does not restrict the use of the applicable Property by Borrower or Master Tenant, or either of its successors or assigns in a manner that would materially adversely affect the security provided by such Mortgage.

(ii) The lessor has agreed in writing in the Ground Lease or such estoppel letter that the Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of Lender and that any such action without such consent is not binding on Lender;

(iii) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by Borrower or Lender) that extends not less than 20 years beyond the scheduled Maturity Date;

(iv) The Ground Lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the applicable Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(v) The Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to Lender and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Loan and its successors and assigns without the consent of the lessor;

(vi) There is no event of default under the Ground Lease and, to Borrower’s knowledge, no condition that, but for the passage of time or giving of notice, would result in a default under the terms of the Ground Lease, and the Ground Lease is in full force and effect as of the Closing Date;

(vii) The Ground Lease or such estoppel letter requires the lessor to give to Lender written notice of any default, and provides that no notice of default or termination is effective unless such notice is given to Lender;

(viii) Lender is permitted an opportunity (including, where necessary, time to gain possession of the interest of Borrower under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after Lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(ix) To Borrower’s knowledge, the Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(x) The Ground Lease or such estoppel letter does not prohibit or otherwise prevent Loss Proceeds from being held by Lender in the Loss Proceeds Account and applied either to the repair or restoration of the applicable Property or to the payment of the Indebtedness in accordance herewith; and without limiting the foregoing, in the case of a total or substantially total loss or taking, the Ground Lease does not prohibit or prevent the application of the Loss Proceeds to the payment of the Indebtedness; and

(xi) Provided that the lender cures any defaults which are susceptible to being cured, the lessor has agreed to enter into a new lease with Lender upon termination of the Ground Lease for any reason, or upon the rejection of the Ground Lease in a bankruptcy proceeding.

Section 4.42. Condominiums.

(a) Borrower has a (a) 10.7% aggregate percentage interest in the common elements of the Braintree Condominium; and (b) 31.08% aggregate percentage interest in the common elements of the Northville Condominium.

(b) Each Condominium Document is in full force and effect and constitutes the binding obligation of Borrower and, to Borrower’s knowledge, each other party thereto.

(c) Except as expressly set forth in the Exception Report, Borrower has not consented to any amendment or modification (oral or written) of any of the Condominium Documents, nor, to Borrower’s knowledge, does any such amendment or modification (oral or written) of any of the Condominium Documents exist.

(d) No events exist that, now or after the passage of time, or both, would constitute a default by Borrower under any of the Condominium Documents (unless such default would not cause or reasonably be expected to result in a Material Adverse Effect). In addition, to Borrower’s knowledge, no events exist that, now or after the passage of time, or both, would constitute a default by any Person other than Borrower under any of the Condominium Documents (unless such default would not cause or reasonably be expected to result in a Material Adverse Effect).

(e) Except as set forth in the Exception Report, there are no material sums that are due and payable by Borrower under any of the Condominium Documents to any Condominium Association or the owners of any Condominium Units other than the Condominium Units owned by Borrower, which sums remain unpaid. In addition, except as set forth in the Exception Report, to Borrower’s knowledge, there are no sums due and payable by any Condominium Association or the owners of the Condominium Units other than the Condominium Units owned by Borrower under any of the Condominium Documents to Borrower, which sums remain unpaid.

(f) To Borrower’s knowledge, except as set forth on the Exception Report, there are no currently outstanding special assessments under the Condominium Documents, and, to Borrower’s knowledge, none are presently contemplated.

(g) To Borrower’s knowledge, except as would not reasonably be expected to have a Material Adverse Effect, there are no anticipated capital improvements or repairs presently being undertaken to the common elements or any other property of the Condominiums and, to Borrower’s knowledge, the Condominium Associations do not presently contemplate undertaking any such capital improvements or repairs.

(h) As of the date hereof, (a) with respect to the Braintree Condominium, the sole members of the board of directors of the Condominium Association are Robin Hayden, who was appointed by Borrower, and Mary Rottler, Joseph Iantosca, Ruth Cavallucci, Mark Dufton, George Elefther, Gregory Botsivales and Richard Squires who were appointed by the owners of the Condominium Units other than the Condominium Unit owned by Borrower; and (b) with respect to the Northville Condominium, the Condominium is governed by Eight and Haggerty, L.L.C., as administrator.

(i) To Borrower’s knowledge, no Condominium Association has incurred any debts and has not encumbered the common elements or any other property of its respective Condominium except as would not reasonably be expected to have a Material Adverse Effect.

(j) Except as set forth on the Exception Report, to Borrower’s knowledge, no Condominium Association has not entered into any management or maintenance agreements with respect to the common elements or any other property of its respective Condominium.

(k) No material disputes between Borrower and the owners of the Condominium Units other than the Condominium Units owned by Borrower and/or the Condominium Associations, and, to Borrower’s knowledge, no material dispute between the owners of the Condominium Units other than the Condominium Units owned by Borrower and the Condominium Association have been submitted to the board of directors of the Condominium Association or any other Person for resolution in accordance with the provisions of the Condominium Documents.

(l) To Borrower’s knowledge, there are no actions, whether voluntary or otherwise, pending against the owners of the Condominium Units other than the Condominium Units owned by Borrower or the Condominium Associations pursuant to the bankruptcy or insolvency laws of the United States or any state thereof, and none has been threatened.

(m) Neither the Condominium Association nor the owners of the Condominium Units other than the Condominium Units owned by Borrower have any purchase, lease or other options or rights of first refusal with respect to the applicable Property pursuant to the Condominium Documents or otherwise.

Section 4.43. Four-Wall EBITDAR to Rent Ratio. The Four-Wall EBITDAR to Rent Ratio as of the Closing Date is equal to 2.70:1.00.

Section 4.44. Survival. All of the representations of Borrower set forth in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Indebtedness is outstanding. All representations, covenants and agreements made by Borrower in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf. On the date of any Securitization, on not less than five business days’ prior written notice, Borrower shall deliver to Lender a certification (x) confirming that all of the representations contained in this Agreement are true and correct in all material respects as of the date of such Securitization, or (y) otherwise specifying any changes in or qualifications to such representations as of such date as may be necessary to make such representations consistent with the facts as they exist on such date.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower covenants and agrees as follows:

Section 5.1. Existence; Licenses; Tax Status. Borrower and Master Tenant shall do or cause to be done all things necessary to remain in existence. Borrower shall, or shall cause Master Tenant to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect all rights, licenses, Permits, franchises, certificates of occupancy, consents, approvals and other agreements necessary for the continued use and operation of the Properties and to remain qualified to do business in the jurisdiction in which each Property is located. Borrower and Master Tenant shall deliver to Lender a copy of each amendment or other modification to any of its organizational documents promptly after the execution thereof. Borrower shall at all times elect to be treated for tax purposes as a “disregarded entity” that is not taxable as a corporation for U.S. federal income tax purposes.

Section 5.2. Maintenance of Properties.

(a) Borrower shall, or shall cause Master Tenant to, cause each Property to be maintained in good and safe working order and repair, reasonable wear and tear excepted, and in keeping with the condition and repair of properties of a similar use, value, age, nature and construction. Borrower shall not, nor shall Borrower permit Master Tenant to, use, maintain or operate any Property in any manner that constitutes a public or private nuisance or that makes void, voidable, or cancelable, or increases the premium of, any insurance then in force with respect thereto. Subject to Section 6.13 and to the rights of Tenants under Leases, no improvements or equipment located at or on any Property shall be removed, demolished or materially altered without the prior written consent of Lender (except for replacement of equipment in the ordinary course of Borrower’s and/or Master Tenant’s business with items of the same utility and of equal or greater value and sales of obsolete equipment no longer needed for the operation of the applicable Property), and Borrower shall from time to time make, or cause to be made (by Master Tenant or any other Person), all reasonably necessary and desirable repairs, renewals, replacements and improvements to the Properties. Borrower shall not knowingly make, and shall not permit Master Tenant to make, any change in the use of any Property that would materially increase the risk of fire or other hazard arising out of the operation of any Property, or do or permit to be done thereon anything that may in any way impair the value of any Property in any material respect or the Liens of the Mortgages or otherwise cause or reasonably be expected to result in a Material Adverse Effect. Borrower shall not install or permit to be installed (by Master Tenant or any other Person) on any Property any underground storage tank. Borrower shall not, without the prior written consent of Lender, permit (by Master Tenant or any other Person) any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any Property, regardless of the depth thereof or the method of mining or extraction thereof.

(b) Borrower shall cause Master Tenant to remediate the Deferred Maintenance Conditions within the time periods following the Closing Date as specified in Schedule C hereto (or if no time periods are specified on Schedule C, within 12 months following the Closing Date), subject to Force Majeure, and upon request from Lender after the expiration of such period shall deliver to Lender an Officer’s Certificate confirming that such remediation has been completed and that all associated expenses have been paid. Borrower shall, and shall cause Master Tenant to, comply with all material terms of any asbestos operating and maintenance program in effect as of the Closing Date or otherwise required to be implemented by Borrower or Master Tenant.

Section 5.3. Compliance with Legal Requirements. Borrower shall, and shall cause Master Tenant to, comply in all material respects with, and shall cause the Properties to comply in all material respects with and be operated, maintained, repaired and improved in compliance in all material respects with, all Legal Requirements, Insurance Requirements and all material contractual obligations by which Borrower and Master Tenant are legally bound.

Section 5.4. Impositions and Other Claims. Borrower shall pay and discharge all taxes, assessments and governmental charges levied upon it, its income and its assets as and when prior to delinquency, as well as all lawful claims for labor, materials and supplies or otherwise, subject to any rights to contest contained in the definition of Permitted Encumbrances. Borrower shall, and shall cause Master Tenant to, file all federal, state and local tax returns and other reports that it is required by law to file. If any law or regulation applicable to any Note, any of the Collateral or any of the Mortgages is enacted that deducts from the value of property for the purpose of taxation any Lien thereon, or imposes upon Lender the payment of the whole or any portion of the taxes or assessments or charges or Liens required by this Agreement to be paid by Borrower, or changes in any way the laws or regulations relating to the taxation of mortgages or security agreements or debts secured by mortgages or security agreements or the interest of the mortgagee or secured party in the property covered thereby, or the manner of collection of such taxes, so as to affect any of the Mortgages, or the Indebtedness, then Borrower, upon demand by Lender, shall pay such taxes, assessments, charges or Liens, or reimburse Lender for any amounts paid by Lender, subject to the right of Borrower to contest such taxes. Following any such demand, Borrower shall have the right, upon 30 days’ advance written notice to Lender, to repay the Indebtedness in full (but not in part) without the payment of any prepayment premium or prepayment fee. In addition, if in the opinion of Lender’s counsel it might be unlawful to require Borrower to make such payment or the making of such payment might result in the imposition of interest beyond the maximum amount permitted by applicable law, Lender may elect to declare all of the Indebtedness to be due and payable 90 days from the giving of written notice by Lender to Borrower.

Section 5.5. Access to Properties. Borrower shall, and shall cause Master Tenant to, permit agents, representatives and employees of Lender and the Servicer to enter and inspect the Properties or any portion thereof, and/or inspect, examine, audit and copy the books and records of Borrower and Master Tenant (including all recorded data of any kind or nature, regardless of the medium of recording), at such reasonable times as may be requested by Lender upon reasonable advance notice and subject to the rights of Tenants; provided, however, except if an Event of Default has occurred and is continuing, without Borrower’s express prior written consent, which shall not be unreasonably withheld, delayed or conditioned, no such inspection shall include any intrusive (i.e. “Phase II”) environmental investigations or collection of samples of any environmental media (including air, soil, groundwater, surface water or building materials); provided, further, that, unless an Event of Default has occurred and is continuing, such inspections shall not occur more frequently than once per calendar year and shall in no event occur between October 31 and December 31 of each year of the term of the Loan, in each case without Borrower’s prior written consent which shall not be unreasonably withheld, delayed or conditioned. If Lender shall determine that an Event of Default exists, the actual, out-of-pocket cost of such inspections, examinations, copying or audits shall be borne by Borrower, including the cost of all follow up or additional investigations, audits or inquiries deemed reasonably necessary by Lender. The cost of such inspections, examinations, audits and copying, if not paid for by Borrower following demand, may be added to the Indebtedness and shall bear interest thereafter until paid at the Default Rate.

Section 5.6. Cooperate in Legal Proceedings. Except with respect to any claim by Borrower against Lender, Borrower shall, and shall cause Master Tenant to, cooperate with Lender with respect to any proceedings before any Governmental Authority that may in any way affect the rights of Lender hereunder or under any of the Loan Documents and, in connection therewith, Lender may, at its election, participate or designate a representative to participate in any such proceedings.

Section 5.7. Leases.

(a) Lender hereby approves the Master Lease. Each Lease entered into after the date hereof shall be subject to the prior written approval of Lender; provided, however, that so long as no Event of Default is continuing, Borrower may permit or allow Master Tenant to enter into a sublease which meets the Approved Sublease Parameters without the consent of Lender. Borrower shall pay the actual, out-of-pocket costs and expenses associated with Lender or its counsel’s review of any Lease for which Lender’s consent may be required under this Section 5.7.

(b) Borrower shall not, and shall not permit Master Tenant to, orally or in writing, without the prior written consent of Lender, alter, supplement, amend, modify or waive the terms or provisions of, renew, terminate, reduce rents or accept a surrender of space under, extend or shorten the term of, or enter into a sublease or a subordination, nondisturbance and attornment agreement in connection with, any Lease (other than a sublease meeting the Approved Sublease Parameters) or the premises demised thereby (including any guaranty, letter of credit or other credit support with respect thereto); provided, however, that Borrower may permit Master Tenant to terminate a Lease subject to compliance with Section 5.7(i) below in connection with the decision to have the applicable Property become a Dark Property. Any amendment, modification, waiver, termination, assignment, pledge, release, hypothecation, rent reduction, space surrender or term shortening of any Lease (other than a sublease meeting the Approved Sublease Parameters) shall be subject to the prior written approval of Lender (each, a “Lease Modification”), and shall be at Borrower’s sole cost and expense. In addition, Borrower shall not, without the prior consent of Lender, surrender any interest of Borrower in the Master Lease and if Borrower shall default in the performance or observance of any term, covenant or condition of the Master Lease on the part of Borrower and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Master Lease on the part of Borrower to be performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Master Lease shall be kept unimpaired and free from default. Notwithstanding anything to the contrary contained herein, at any time Borrower has any right to consent to any item under the Master Lease or the space demised thereby, Borrower shall not take such action without the prior written consent of Lender (other than with respect to a sublease meeting the Approved Sublease Parameters). If Borrower or Master Tenant shall deliver to Lender a copy of any notice of default under the Master Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon.

(c) Borrower shall, and shall cause Master Tenant to, (i) observe and punctually perform all the material obligations imposed upon the lessor under the Leases; (ii) enforce all of the material terms, covenants and conditions contained in the Leases on the part of the lessee thereunder to be observed or performed, short of termination thereof except that Borrower and/or Master Tenant may terminate any Lease (other than the Master Lease) following a monetary or material non-monetary default thereunder by the respective Tenant which default has not been cured within thirty (30) days after the occurrence thereof; (iii) not collect any of the rents thereunder more than one month in advance; (iv) not execute any assignment of lessor’s interest in the Leases or associated rents other than the assignments of rents and leases under the Mortgages; (v) not cancel or terminate any guarantee of any of the Leases without the prior written consent of Lender other than as may be required pursuant to the terms thereof or in connection with the termination of the applicable Lease to which such guarantee relates; and (vi) other than with respect to a sublease meeting the Approved Sublease Parameters, provided no Event of Default is continuing, not permit any subletting of any space covered by a Lease or an assignment of the Tenant’s rights under a Lease, without the prior written consent of Lender, not to be unreasonably withheld, unless required by the terms of such Lease. Borrower shall, or shall cause Master Tenant to, deliver to each new Tenant a Tenant Notice upon execution of such Tenant’s Lease, and promptly thereafter deliver to Lender a copy thereof and evidence of such Tenant’s receipt thereof. Provided that no Event of Default is continuing, Lender, at the request of Borrower (and at Borrower’s sole cost and expense), shall enter into a subordination, attornment and non-disturbance agreement on Lender’s then standard form (with such modifications thereto as may be reasonably acceptable to Lender) or on such other form reasonably satisfactory to Lender, with respect to a sublease meeting the Approved Sublease Parameters entered into after the Closing Date in accordance herewith that expressly requires the delivery of a subordination, attornment and non-disturbance agreement.

(d) Security deposits of Tenants under all Leases shall be held in compliance with Legal Requirements and any provisions in Leases relating thereto. Borrower shall, or shall cause Master Tenant to, maintain books and records of sufficient detail to identify all security deposits of Tenants separate and apart from any other payments received from Tenants. Subject to Legal Requirement, any letter of credit, bond or other instrument held by Borrower or Mater Tenant in lieu of cash security shall name Lender as payee or mortgagee thereunder or be fully assignable to Lender. Borrower hereby pledges to Lender each such letter of credit, bond or other instrument as security for the Indebtedness. Upon the occurrence of an Event of Default, Borrower shall, and shall cause Master Tenant to, upon Lender’s request, deposit with Lender in an Eligible Account pledged to Lender an amount equal to the aggregate security deposit of the Tenants (and any interest theretofore earned on such security deposits and actually received by Borrower or Master Tenant), and any such letters of credit, bonds or other instruments that Borrower or Master Tenant have not returned to the applicable Tenants or applied in accordance with the terms of the applicable Lease (and failure to do so shall constitute a misappropriation of funds pursuant to Section 9.19(b)).

(e) Borrower shall, and shall cause Master Tenant to, promptly deliver to Lender a copy of each written notice from a Tenant under any Lease claiming that Borrower or Master Tenant is in default in the performance or observance of any of the material terms, covenants or conditions thereof to be performed or observed by Borrower or Master Tenant. Borrower shall, and shall cause Master Tenant to, use commercially reasonable efforts to provide in each Lease executed after the Closing Date to which Borrower or Master Tenant is a party that any Tenant delivering any such notice shall send a copy of such notice directly to Lender.

(f) All agreements entered into by or on behalf of Borrower or Master Tenant that require the payment of Leasing Commissions or other similar compensation to any party shall (i) provide that the obligation will not be enforceable against Lender and (ii) be subordinate to the lien of the Mortgage.

(g) Borrower shall, and shall cause Master Tenant to, cause the Properties to be operated, in all material respects, in accordance with the Master Lease.

(h) Borrower shall, and shall cause Master Tenant to: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Master Lease and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Master Lease of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Master Lease; and (iv) enforce the performance and observance, in all material respects, of all of the covenants and agreements required to be performed and/or observed under the Master Lease, in a commercially reasonable manner.

(i) Dark Properties. (i) At any time and from time to time, Borrower may allow a Property to go Dark provided that:

(A) the number of Dark Properties does not exceed the Dark Limit at any time; and

(B) Master Tenant complies with all of the terms and conditions of the Master Lease (including with respect to any Property becoming a Dark Property).

(ii) If at any time the number of Dark Properties exceeds the Dark Limit, then within 30 days of such Dark Limit being exceeded, Borrower shall either (I) cause such Dark Property or Properties, as the case may be, to be reopened for business to the public, causing such Property to no longer be Dark, and shall provide evidence reasonably satisfactory to Lender thereof, or (II) cause one or more Dark Properties to be released from the Lien of the applicable Mortgage pursuant to and in accordance with Section 2.2 hereof (including, without limitation, by payment of the Release Price with respect to such Property and all other amounts due in connection therewith), such that the number of Dark Properties does not exceed the Dark Limit immediately thereafter.

(j) If any Property shall go Dark, upon receipt of notice from Master Tenant, Borrower shall within five Business Days thereafter send written notice thereof to Lender.

Section 5.8. Plan Assets, etc. Borrower will do, or cause to be done, all things necessary to ensure that it will not be deemed to hold Plan Assets at any time.

Section 5.9. Further Assurances. Borrower shall, and shall cause Master Tenant to, at Borrower’s sole cost and expense, from time to time as reasonably requested by Lender, execute, acknowledge, record, register, file and/or deliver to Lender such other instruments, agreements, certificates and documents (including amended or replacement mortgages), and Borrower hereby authorizes and consents to the filing by Lender of any Uniform Commercial Code financing statements, and authorizes Lender to use the collateral description “all personal property” or “all assets” in any such financing statements, in each case as Lender may reasonably request to evidence, confirm, perfect and maintain the Liens securing or intended to secure the obligations of Borrower and the rights of Lender under the Loan Documents and do and execute all such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents as Lender shall reasonably request from time to time (including the payment and application of Loss Proceeds). Upon foreclosure, the appointment of a receiver or any other relevant action, Borrower shall, and shall cause Master Tenant to, at its sole cost and expense, cooperate fully and completely to effect the assignment or transfer of any license, permit, agreement or any other right necessary or useful to the operation of the Collateral. Upon receipt of an affidavit of Lender as to the loss, theft, destruction or mutilation of any Note, Borrower shall issue, in lieu thereof, a replacement Note in the same principal amount thereof and in the form thereof. Borrower hereby authorizes and appoints Lender as its attorney-in-fact to execute, acknowledge, record, register and/or file such instruments, agreements, certificates and documents, and to do and execute such acts, conveyances and assurances, should Borrower fail to do so itself in violation of this Agreement or the other Loan Documents following written request from Lender, in each case without the signature of Borrower. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term of this Agreement. Borrower hereby ratifies all actions that such attorney shall lawfully take or cause to be taken in accordance with this Section.

Section 5.10. Management Agreement. Borrower shall not engage any property manager with respect to any Property or enter into any property management agreement with respect to any Property without Lender’s prior written consent, not to be unreasonably withheld, delayed or conditioned.

Section 5.11. Notice of Material Event. Borrower shall give Lender prompt notice (containing reasonable detail) of (i) any litigation or governmental proceedings pending or threatened in writing against Borrower or any Property that could reasonably be expected to result in a Material Adverse Effect, (ii) the insolvency or bankruptcy filing of Borrower or Sponsor, and (iii) any Mezzanine Loan Event of Default.

Section 5.12. Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the close of each Fiscal Year, Borrower shall furnish to Lender, in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower’s sole cost and expense), or, in the case of predominantly text documents, in Adobe pdf format, annual financial statements of Borrower, Sponsor and Master Tenant (provided, however, with respect to Sponsor and Master Tenant, such spreadsheets and financial statements shall not be required in the event that such items are filed pursuant to a Form 8-K, Form 10-K, or Form 10-Q, as applicable), including a balance sheet of Borrower, Sponsor and Master Tenant as of the end of such Fiscal Year, together with related statements of operations, equityholders’ capital and cash flows for such Fiscal Year, audited by a “Big Four” accounting firm whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP applied on a consistent basis and shall not be qualified as to the scope of the audit or as to the status of Borrower, Sponsor and Master Tenant as a going concern, other than solely with respect to, or resulting solely from an upcoming maturity date of Indebtedness incurred under this Agreement occurring within one year from the time such opinion is delivered. Together with Borrower’s, Sponsor’s and Master Tenant’s annual financial statements, Borrower shall furnish to Lender, in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower’s sole cost and expense), or, in the case of predominantly text documents, in Adobe pdf format:

(i) a statement of Four-Wall EBITDAR and annual sales with respect to each Property; and

(ii) solely during a Material Sublease Period, the then current rent roll and occupancy reports.

Section 5.13. Quarterly Financial Statements. As soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter (but excluding the fourth Fiscal Quarter of each Fiscal Year), Borrower shall furnish to Lender, in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower’s sole cost and expense), or, in the case of predominantly text documents, in Adobe pdf format, quarterly and year-to-date unaudited financial statements prepared for such Fiscal Quarter with respect to Borrower, Sponsor and Master Tenant, including a balance sheet of Borrower, Sponsor and Master Tenant as of the end of such Fiscal Quarter, together with related statements of operations for such Fiscal Quarter and for the portion of the Fiscal Year ending with such Fiscal Quarter, and a statement of equityholders’ capital and cash flows for the portion of the Fiscal Year ending with such Fiscal Quarter, which statements shall be accompanied by an Officer’s Certificate certifying that the same are true, correct and complete and were prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments. Each such quarterly report shall be accompanied by the following, in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower’s sole cost and expense), or, in the case of predominantly text documents, in Adobe pdf format:

(i) a statement of Four-Wall EBITDAR and quarterly sales with respect to each Property;

(ii) upon the request of Lender, copies of each of the Leases signed during such quarter; and

(iii) solely during a Material Sublease Period, the then current rent roll and occupancy reports.

Section 5.14. Intentionally Omitted.

Section 5.15. Insurance.

(a) Borrower shall, or shall cause Master Tenant to, obtain and maintain with respect to the Properties, for the mutual benefit of Borrower and Lender at all times, the following policies of insurance:

(i) property insurance against loss or damage by standard perils included within the classification “All Risks” or “Special Form” Causes of Loss, including coverage for damage caused by windstorm (including named storm) and hail. Such insurance shall (A) be in an amount equal to the full insurable value on a replacement cost basis of the Properties and, if applicable, all related furniture, furnishings, equipment and fixtures (without deduction for physical depreciation); (B) have deductibles acceptable to Lender (but in any event not in excess of $150,000, except in the case of windstorm, flood and earthquake coverage, which shall have deductibles not in excess of 5% of the total insurable value of the applicable Property, subject to a $150,000 minimum per occurrence); (C) be paid annually; (D) be written on a “Replacement Cost” basis, waiving depreciation, (E) be written on a no coinsurance form or contain an “Agreed Amount” endorsement, waiving all coinsurance provisions; (F) include ordinance or law coverage on a replacement cost basis, with no co-insurance provisions, containing Coverage A: “Loss Due to Operation of Law” (with a limit equal to replacement cost), Coverage B: “Demolition Cost” and Coverage C: “Increased Cost of Construction” coverages each with limits of no less than 10% of replacement cost or such lesser amounts as Lender may require in its sole discretion; and (G) permit that the improvements and other property covered by such insurance be rebuilt at another location in the event that such improvements and other property cannot be rebuilt at the location on which they are situated as of the date hereof;

(ii) if any material portion of one or more of the Properties is located in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, flood insurance in an amount equal to the maximum limit of coverage available under the National Flood Insurance Program, with a deductible not in excess of $50,000, plus such additional excess limits as shall be requested by Lender;

(iii) commercial general liability insurance, including broad form coverage of property damage, contractual liability for insured contracts, personal injury (including bodily injury and death) and terrorism, to be on the so-called “occurrence” form containing minimum limits per occurrence of not less than $1,000,000 with not less than a $2,000,000 general aggregate for any policy year. In addition, at least $100,000,000 excess and/or umbrella liability insurance shall be obtained and maintained for any and all covered claims and shall be on terms substantially consistent with the underlying commercial general liability insurance policy, employer’s liability and automobile liability coverage required in this Section 5.15;

(iv) rental loss and/or business interruption insurance (A) covering a period of not less than 24 months or on an actual loss sustained basis during the period of restoration from all risks required to be covered by the insurance provided for herein, including clauses (i), (ii), (v), (vii), (viii) and (ix) of this Section, and (B) containing an extended period of indemnity endorsement covering the 12 month period commencing on the date on which the applicable Property or Properties have been restored, as reasonably determined by the applicable insurer (even if the policy will expire prior to the end of such period). The amount of such insurance shall be increased from time to time as and when the gross revenues from the Properties increase;

(v) insurance for steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in any of the improvements (without exclusion for explosions) and insurance against loss of occupancy or use arising from any breakdown, in such amounts as are generally available and are generally required by institutional lenders for properties comparable to the Properties, in each case, with a deductible not in excess of $150,000;

(vi) worker’s compensation insurance with respect to all employees of Borrower as and to the extent required by any Governmental Authority or Legal Requirement and employer’s liability coverage of at least $1,000,000 (if applicable);

(vii) during any period of repair or restoration, and only if the property and liability coverage forms do not otherwise apply,(A) commercial general liability and umbrella liability insurance covering claims related to the repairs or restoration at the Properties that are not covered by or under the terms or provisions of the insurance provided for in Section 5.15(a)(iii) and (B) the insurance provided for in Section 5.15(a)(i), which shall, in addition to the requirements set forth in such Section, (1) be written in a so-called builder’s risk completed value form or equivalent coverage, including coverage for 100% of the total costs of construction on a non-reporting basis and against all risks insured against pursuant to clauses (i), (ii), (iv), (v), (viii) and (ix) of Section 5.15(a), and (2) include permission to occupy the Properties);

(viii) for any Property in seismic zone 3 or 4, earthquake insurance (A) with minimum coverage equivalent to the greater of 1.0x SUL (scenario upper loss) and 1.5x SEL (scenario expected loss) multiplied by the full replacement cost of the building plus business income; provided further that if the earthquake insurance coverage is provided under a blanket insurance Policy, the earthquake limit shall, in no event, be less than the gross loss estimate for a 500-year return period for all high risk locations covered by such limit as indicated by a seismic risk analysis to be approved by Lender and Rating Agencies and secured by the applicable Borrower using the most current RMS software, or its equivalent, (B) having a deductible not in excess of 5% of the total insurable value of the Properties, subject to a $150,000 minimum per occurrence, and (C) if the one or more of the Properties is legally nonconforming under applicable zoning ordinances and codes, containing ordinance of law coverage in amounts as required by Lender;

(ix) so long as the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”) or a similar or subsequent statute is in effect, terrorism insurance for foreign and domestic acts (as such terms are defined in TRIPRA or similar or subsequent statute) in an amount equal to the full replacement cost of the Properties (plus rental loss and/or business interruption insurance coverage for a term set forth in clause (iv) above). If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence, but in such event Borrower shall not be required to spend on terrorism insurance coverage more than two-timesthe amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required hereunder on a stand alone-basis (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, Borrower shall purchase the maximum amount of terrorism insurance available with funds equal to such amount. In either such case, such insurance shall not have a deductible in excess of $150,000;

(x) auto liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000 (if applicable);

(xi) Intentionally deleted; and

(xii) such other insurance as may from time to time be reasonably requested by Lender.

(b) All policies of insurance (the “Policies”) required pursuant to this Section shall be issued by one or more insurers having a rating of at least “A” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A:VIII” by A.M. Best), or by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least “A” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A:VIII” by A.M. Best), and all remaining insurers shall have ratings of not less than “BBB+” by S&P and “Baa1” by Moody’s (or, if Moody’s does not rate such insurer, at least “A:VIII” by A.M. Best)). Notwithstanding the foregoing, Borrower shall be permitted to maintain the portion of the umbrella liability coverage with Starr Indemnity & Liability Company (“Starr”), rated “A XIV” with A.M. Best, in its current participation amount and position within the syndicate, provided that (1) the rating of Starr is not withdrawn or downgraded below the date hereof and (2) at renewal of the current policy term, Borrower shall replace Starr with an insurance company meeting the rating requirements set forth hereinabove.

(c) All Policies required pursuant to this Section:

(i) shall contain deductibles that, in addition to complying with any other requirements expressly set forth in Section 5.15(a), are approved by Lender (such approval not to be unreasonably withheld, delayed or conditioned, but subject to the requirements of each Rating Agency) and are no larger than is customary for similar policies covering similar properties in the geographic markets in which the Properties are located;

(ii) shall be maintained throughout the term of the Loan without cost to Lender and shall name Borrower as the named insured;

(iii) with respect to property and rental or business interruption insurance policies, shall contain a standard noncontributory mortgagee clause naming Lender and its successors and assigns as their interests may appear as first mortgagee and loss payee;

(iv) with respect to liability policies, except for workers compensation, employers liability and auto liability, shall name Lender and its successors and assigns as their interests may appear as additional insureds;

(v) with respect to property and rental or business interruption insurance policies, shall either be written on a no coinsurance form or contain an endorsement providing that neither Borrower nor Lender nor any other party shall be a co-insurer under such Policies;

(vi) with respect to property and rental or business interruption insurance policies, shall contain an endorsement or other provision providing that Lender shall receive at least 30 days’ prior written notice of cancellation thereof by the insurer (or, in the case of cancellation due to non-payment of premium, 10 days’ prior written notice);

(vii) with respect to property and rental or business interruption insurance policies, shall contain an endorsement providing that no act or negligence of Borrower or any foreclosure or other proceeding or notice of sale relating to one or more of the Properties shall affect the validity or enforceability of the insurance insofar as a mortgagee is concerned;

(viii) shall not contain provisions that would make Lender liable for any insurance premiums thereon or subject to any assessments thereunder;

(ix) shall contain a waiver of subrogation against Lender, as applicable;

(x) may be in the form of a blanket policy, provided that Borrower shall provide to Lender insurance premiums that are separately allocated to the Properties, and such blanket policy shall provide the same protection as would a separate Policy as reasonably determined by Lender, subject to review and approval by Lender based on a schedule summarizing the locations and values; and

(xi) shall otherwise be reasonably satisfactory in form and substance to Lender and shall contain such other provisions as Lender deems reasonably necessary or desirable to protect its interests.

(d) Borrower shall, or shall cause Master Tenant to, pay the premiums for all Policies as the same become due and payable. Complete copies of such Policies shall be delivered by Borrower, using commercially reasonable efforts, to Lender promptly upon request after they have been issued by the insurer. Prior to the expiration date of each Policy, Borrower shall deliver to Lender evidence, reasonably satisfactory to Lender, of its renewal. Borrower shall promptly forward to Lender a copy of each written notice received by Borrower or Master Tenant of any economic or material non-economic modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies. Within thirty (30) days after request by Lender, Borrower shall, or shall cause Master Tenant to, obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.

(e) Borrower shall not, and shall not permit Master Tenant to, procure any other insurance coverage that would be on the same level of payment as the Policies or would adversely impact in any way the ability of Lender, Borrower or Master Tenant to collect any proceeds under any of the Policies. If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect when and as required hereunder, Lender shall have the right to take such action as Lender deems necessary to protect its interest in the Properties, including the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate (but limited to the coverages and amounts required hereunder). All premiums, actual, documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower or Master Tenant to Lender upon demand and, until paid, shall bear interest at the Default Rate.

(f) In the event of foreclosure of one or more of the Mortgages or other transfer of title to one or more of the Properties in extinguishment in whole or in part of the Indebtedness, all right, title and interest of Borrower or Master Tenant in and to all proceeds payable thereunder with respect to such Properties shall thereupon vest in the purchaser at such foreclosure or in Lender or other transferee in the event of such other transfer of title.

(g) Borrower shall, and shall cause Master Tenant to, cooperate with Lender in obtaining for Lender the benefits of any Loss Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any reasonable and documented expenses incurred in connection therewith (including, without limitation, reasonable and documented attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Property or any part thereof) out of such Loss Proceeds.

Section 5.16. Casualty and Condemnation.

(a) Borrower shall give prompt notice to Lender of any Casualty or Condemnation or of the actual or threatened commencement of proceedings that would result in a Condemnation

(b) With respect to any Condemnation occurring during the continuance of an Event of Default or in which the Loss Proceeds are anticipated to be in excess of the Threshold Amount, the Lender may participate in any proceedings for any taking by any public or quasi-public authority accomplished through a Condemnation or any transfer made in lieu of or in anticipation of a Condemnation, to the extent permitted by law. Upon Lender’s request, Borrower shall deliver to Lender all instruments reasonably requested by it to permit such participation. Borrower shall, at its sole cost and expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Borrower shall not, and shall not permit Master Tenant to, consent or agree to a Condemnation or action in lieu thereof in which the Loss Proceeds are anticipated to be in excess of the Threshold Amount without the prior written consent of Lender in each instance, which consent shall not be unreasonably withheld, delayed or conditioned in the case of a taking of an immaterial portion of any Property.

(c) Lender may (x) jointly with Borrower or Master Tenant settle and adjust any claims, or (y) allow Borrower or Master Tenant to settle and adjust any claims; except that if no Event of Default is continuing, Borrower or Master Tenant may settle and adjust claims aggregating not in excess of the Threshold Amount if such settlement or adjustment is carried out in a competent and timely manner, but Lender shall be entitled to collect and receive (as set forth below) any and all Loss Proceeds. The reasonable expenses incurred by Lender in the adjustment and collection of Loss Proceeds shall become part of the Indebtedness and shall be reimbursed by Borrower to Lender upon demand therefor.

(d) All Loss Proceeds from any Casualty or Condemnation shall be remitted directly to Lender for deposit into the Loss Proceeds Account (monthly rental loss/business interruption proceeds to be initially deposited into the Loss Proceeds Account and subsequently deposited into the Cash Management Account in installments as and when the lost rental income covered by such proceeds would have been payable). Following the occurrence of a Casualty, Borrower, regardless of whether proceeds are available, shall, or shall cause Master Tenant to, in a reasonably prompt manner proceed to restore, repair, replace or rebuild the applicable Property to be of at least equal value and of substantially the same character as prior to the Casualty, all in accordance with the terms hereof applicable to Alterations. If the aggregate Loss Proceeds shall be equal to or less than the Threshold Amount, and provided that no Event of Default is then continuing, the Loss Proceeds will be disbursed by Lender to Borrower promptly upon receipt, provided that all of the conditions set forth in this Section 5.16(d) below are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the restoration of the Property in accordance with the terms of this Agreement. If the aggregate Loss Proceeds are in excess of the Threshold Amount, the Loss Proceeds will be held by Lender and if, at any Property, a Condemnation or Casualty occurs as to which, in the reasonable judgment of Lender:

(i) in the case of a Casualty, the Casualty does not render untenantable, or result in the cancellation of Leases covering, more than 25% of the gross rentable area of such Property, or result in cancellation of Leases covering more than 25% of the base contractual rental revenue of such Property;

(ii) in the case of a Condemnation, the Condemnation does not render untenantable, or result in the cancellation of Leases covering, more than 25% of the gross rentable area of such Property;

(iii) restoration of such Property is reasonably expected to be completed prior to the expiration of rental interruption insurance and at least six months prior to the Maturity Date;

(iv) after such restoration, the fair market value of such Property is reasonably expected to equal at least the fair market value of such Property immediately prior to such Condemnation or Casualty (assuming the affected portion of such Property is relet); and

(v) all necessary approvals and consents from Governmental Authorities will be obtained to allow the rebuilding and re-occupancy of such Property;

or if Lender otherwise elects to allow Borrower or Master Tenant to apply Loss Proceeds toward the restoration of such Property, then, provided no Event of Default is continuing, the Loss Proceeds after receipt thereof by Lender and reimbursement of any reasonable expenses incurred by Lender in connection therewith shall be applied to the cost of restoring, repairing, replacing or rebuilding such Property or part thereof subject to the Casualty or Condemnation, in the manner set forth below (and Borrower shall, or shall cause Master Tenant to, commence, as promptly and diligently as practicable, to prosecute such restoring, repairing, replacing or rebuilding of such Properties in a workmanlike fashion and in accordance with applicable law in all material respects to a status at least equivalent to the quality and character of such Properties immediately prior to the Condemnation or Casualty). Provided that no Event of Default shall have occurred and be then continuing, Lender shall disburse such Loss Proceeds to Borrower upon Lender’s being furnished with (i) evidence reasonably satisfactory to it of the estimated cost of completion of the restoration, (ii) if the cost of completion of the restoration plus payment of debt service on the Loan during the period of restoration exceeds the amount then contained in the Loss

Proceeds Account, funds in an amount equal to such excess, which funds shall be remitted into the Loss Proceeds Account as additional Collateral for the Loan and held and distributed by Lender (as applicable) in accordance with Section 3.3 of this Agreement, and (iii) with respect to Loss Proceeds in excess of the Threshold Amount, such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Lender may reasonably request; and Lender may, in any event, require that all plans and specifications for restoration reasonably estimated by Lender to exceed the Threshold Amount be submitted to and approved by Lender prior to commencement of work (which approval shall not be unreasonably withheld, delayed or conditioned). If Lender reasonably estimates that the cost to restore will exceed the Threshold Amount, Lender may retain a local construction consultant to inspect such work and review Borrower’s request for payments and Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and expenses of such consultant (which fees and expenses shall constitute Indebtedness). No payment shall exceed 90% of the value of the work performed from time to time until such time as 50% of the restoration (calculated based on the anticipated aggregate cost of the work) has been completed, and amounts retained prior to completion of 50% of the restoration shall not be paid prior to the final completion of the restoration. Funds other than Loss Proceeds shall be disbursed prior to disbursement of such Loss Proceeds, and at all times the undisbursed balance of such proceeds remaining in the Loss Proceeds Account, together with any additional funds irrevocably and unconditionally deposited therein or irrevocably and unconditionally committed for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the restoration free and clear of all Liens or claims for Lien.

(e) Borrower shall, and shall cause Master Tenant to, cooperate with Lender in obtaining for Lender the benefits of any Loss Proceeds lawfully or equitably payable to Lender in connection with the Properties. Lender shall be reimbursed for any actual, documented out-of-pocket expenses reasonably incurred in connection therewith (including reasonable attorneys’ fees and disbursements) out of such Loss Proceeds or, if insufficient for such purpose, by Borrower.

(f) If Borrower is not entitled to apply Loss Proceeds toward the restoration of a Property pursuant to Section 5.16(d) and Lender reasonably elects not to permit such Loss Proceeds to be so applied, such Loss Proceeds shall be applied in an amount up to the Allocated Loan Amount of such Property on the first Payment Date following such election to the prepayment of the Principal Indebtedness and shall be accompanied by interest through the end of the applicable Interest Accrual Period (calculated as if the amount prepaid were outstanding for the entire Interest Accrual Period), but shall not include the payment of any Spread Maintenance Premium that would be otherwise due and payable, if any. All prepayments of the Loan made by Borrower in accordance with this Section shall be applied among the Note Components (A) first, to Component A until the Component Outstanding Principal Balance of Component A is reduced to zero, (B) second, to Component B until the Component Outstanding Principal Balance of Component B is reduced to zero, (C) third, to Component C until the Component Outstanding Principal Balance of Component C is reduced to zero, (D) fourth, to Component D until the Component Outstanding Principal Balance of Component D is reduced to zero, (E) fifth, to Component E until the Component Outstanding Principal Balance of Component E is reduced to zero, and (F) sixth, to Component F until the Component Outstanding Principal Balance of Component F is reduced to zero.

Section 5.17. Annual Budget. Within ninety (90) days following the commencement of each Fiscal Year during the term of the Loan, Borrower shall deliver to Lender an Annual Budget for the Properties for the ensuing Fiscal Year and, promptly after preparation thereof, any subsequent revisions to the Annual Budget, which delivery shall be for informational purposes only so long as no Trigger Period or Event of Default is continuing. During the continuance of any Trigger Period or Event of Default, such Annual Budget and any revisions thereto shall be subject to Lender’s approval (the Annual Budget, as so approved, the “Approved Annual Budget”). Borrower shall not, and shall not permit Master Tenant to, amend any Approved Annual Budget more than once in any 60-day period. For so long as Lender shall withhold its consent to any Annual Budget or any revisions thereto, the Annual Budget in effect prior to any such request for approval shall remain in effect.

Section 5.18. Venture Capital Operating Companies; Nonbinding Consultation. Solely to the extent that Lender or any direct or indirect holder of an interest in the Loan must qualify as a “venture capital operating company” (as defined in Department of Labor Regulation 29 C.F.R. § 2510.3-101), Lender shall have the right to consult with and advise Borrower and Master Tenant regarding significant business activities and business and financial developments of Borrower and Master Tenant, provided that any such advice or consultation or the result thereof shall be completely nonbinding on Borrower and Master Tenant.

Section 5.19. Compliance with Encumbrances and Material Agreements. Borrower covenants and agrees as follows:

(i) Borrower shall, and shall cause Master Tenant to, comply with all material terms, conditions and covenants of each Material Agreement, each REA and each material Permitted Encumbrance, including any reciprocal easement agreement, ground lease, declaration of covenants, conditions and restrictions, and any condominium arrangements.

(ii) Borrower shall promptly deliver to Lender a true and complete copy of each and every notice of default received by Borrower with respect to any obligation of Borrower or Master Tenant under the provisions of any Material Agreement, REA and/or Permitted Encumbrance that could reasonably be expected to have a Material Adverse Effect.

(iii) Borrower shall deliver to Lender copies of any written notices of default or event of default relating to any Material Agreement, REA and/or Permitted Encumbrance served by Borrower or Master Tenant that could reasonably be expected to have a Material Adverse Effect.

(iv) Without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed, Borrower shall not, and shall not permit Master Tenant to, grant or withhold any material consent, approval or waiver under any Material Agreement, REA or Permitted Encumbrance unless no Event of Default is continuing and the same would not be reasonably likely to have a Material Adverse Effect.

(v) Borrower shall deliver, and shall cause Master Tenant to deliver, to each other party to any Permitted Encumbrance, Material Agreement and REA notice of the identity of Lender and each assignee of Lender of which Borrower is aware if such notice is required in order to protect Lender’s interest thereunder.

(vi) Borrower shall, and shall cause Master Tenant to, enforce, short of termination thereof, the performance and observance of each and every material term, covenant and provision of each Material Agreement, REA and Permitted Encumbrance to be performed or observed, if any.

Section 5.20. Prohibited Persons. Neither Sponsor, nor Master Tenant, nor Mezzanine Borrower, nor Borrower shall (i) knowingly conduct any business, or engage in any transaction or dealing, with any Embargoed Person, including the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Embargoed Person, or (ii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Federal Trade Embargo. Borrower shall cause the representation set forth in Section 4.39 to remain true and correct at all times.

Section 5.21. Ground Lease.

(a) Borrower shall (i) pay all rents, additional rents and other sums required to be paid by Borrower, as tenant under and pursuant to the provisions of any Ground Lease, (ii) diligently perform and observe all of the material terms, covenants and conditions of each Ground Lease on the part of Borrower, as tenant thereunder, to be performed and observed, and (iii) promptly notify Lender of the giving of any written notice by the landlord under any Ground Lease to Borrower of any event of default thereunder by Borrower in the performance or observance of any of the terms, covenants or conditions of any Ground Lease on the part of Borrower, as tenant thereunder, to be performed or observed, and deliver to Lender a true copy of each such notice within fifteen (15) Business Days of receipt and (iv) promptly notify Lender of any bankruptcy, reorganization or insolvency of the landlord under any Ground Lease or of any notice thereof, and deliver to Lender a true copy of such notice within fifteen (15) Business Days of Borrower’s receipt. Borrower shall not, without the prior consent of Lender, surrender the leasehold estate created by any Ground Lease or terminate or cancel any Ground Lease or modify, change, supplement, alter or amend any Ground Lease (other than any modification with respect to (x) a reduction of Borrower’s obligations thereunder including a reduction in the rent payable thereunder (which does not result in the termination or cancellation of the Ground Lease) and (y) otherwise of a ministerial nature). Borrower hereby assigns to Lender, as further security for the payment and performance of the obligations and for the performance and observance of the terms, covenants and conditions of the Mortgage, this Agreement and the other Loan Documents, except as set forth in the immediately preceding sentence, all of the rights, privileges and prerogatives of Borrower, as tenant under each Ground Lease, to surrender the leasehold estate created by such Ground Lease or to terminate, cancel, modify, change, supplement, alter or amend such Ground Lease in any material respect, and, except as permitted pursuant to the immediately preceding sentence, any such surrender of the leasehold estate created by such Ground Lease or termination, cancellation, modification, change, supplement, alteration or amendment of such Ground Lease in any material respect without the prior consent of Lender shall be void and of no force and effect. If Borrower shall default in the performance or observance of any material term, covenant or condition of any Ground Lease on the part of Borrower, as tenant thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, then, without limiting the generality of the other provisions of the Mortgage, this Agreement and the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder, subject to the terms of the Ground Lease, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of any Ground Lease on the part of Borrower to be performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under such Ground Lease shall be kept unimpaired and free from default. If the landlord under any Ground Lease shall deliver to Lender a copy of any notice of an event of default under such Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Borrower shall exercise each individual option, if any, to extend or renew the term of each Ground Lease in accordance with the terms of the Ground Lease and/or upon prior written demand by Lender made at any time within one (1) year prior to the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Borrower will not subordinate or consent to the subordination of any Ground Lease to any mortgage, security deed, lease or other interest on or in the landlord’s interest in all or any part of any Property, unless, in each such case, the written consent of Lender shall have been first had and obtained. Borrower or any of its Affiliates shall be permitted to acquire the fee interest in any Property subject to a Ground Lease (a “Fee Acquisition”) so long as Borrower (or its Affiliate, as applicable) (i) does not merge the fee interest with the leasehold estate and (ii) if the Fee Acquisition is consummated by Borrower, Borrower delivers to Lender a mortgage or spreader in connection with the Fee Acquisition securing the obligations of Borrower hereunder.

(b) Notwithstanding anything contained in any Ground Lease to the contrary, Borrower shall not further sublet any portion of any Property (other than as permitted pursuant to Section 5.7 of this Agreement) without prior written consent of Lender.

Section 5.22. Condominium. Borrower covenants and agrees as follows:

(a) Borrower shall pay all common charges and other assessments as required by the Condominium Documents in respect of the applicable Property and shall promptly, following demand, exhibit to Lender receipts for all such payments;

(b) Borrower shall not, unless directed otherwise in writing by Lender, without first obtaining Lender’s prior written consent, (1) vote for, consent to or permit to occur any modification of, amendment to, or relaxation in the enforcement of, any material provision of the Condominium Documents; provided, however, Lender’s approval shall not be required for amendments to the Condominium Documents containing disclosures or other provisions required to be made by Legal Requirements; (2) in the event of damage to or destruction of the applicable

Property, vote in opposition to a motion to repair, restore or rebuild, unless the Indebtedness will be repaid in full as a pursuant to Section 5.16; (3) partition or subdivide any Condominium Unit, or combine any Condominium Unit with another Condominium Unit; (4) consent to the termination of the Condominium; or (5) vote in favor of the imposition of special assessments for capital improvements pursuant to the Condominium Documents; and

(c) Borrower shall fully and faithfully observe, keep and perform, in all material respects, each and every material requirement, condition, covenant, agreement and provisions under the Condominium Act and the Condominium Documents on the part of Borrower to be observed, kept and performed. Borrower shall promptly deliver to Lender a copy of any notice of default received by Borrower with respect to any obligation of Borrower under the provisions of the Condominium Documents or the Condominium Act.

ARTICLE VI

NEGATIVE COVENANTS

Borrower covenants and agrees as follows so long as the Loan is outstanding:

Section 6.1. Liens on the Collateral. Borrower shall not permit or suffer the existence of any Lien on any of its assets, other than Permitted Encumbrances.

Section 6.2. Ownership. Borrower shall not own any assets other than the Properties and related personal property and fixtures located therein or used in connection therewith.

Section 6.3. Transfer; Prohibited Change of Control. Borrower shall not, and shall not permit Master Tenant to, Transfer any Collateral other than in compliance with Article II and other than the replacement or other disposition of obsolete or non-useful personal property and fixtures in the ordinary course of business, and neither Borrower nor Master Tenant shall hereafter file a declaration of condominium with respect to any of the Properties. No Prohibited Change of Control or Prohibited Pledge shall occur.

Section 6.4. Debt. Borrower shall not have any Debt, other than Permitted Debt. Without limiting the foregoing, Borrower shall not incur any PACE Debt without the prior written consent of Lender in its sole discretion.

Section 6.5. Dissolution; Merger or Consolidation. Borrower shall not dissolve, terminate, liquidate, merge with or consolidate into another Person without first causing the Loan to be assumed by a Successor Borrower pursuant to Section 2.3.

Section 6.6. Change in Business. Borrower shall not make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business.

Section 6.7. Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or Debt owed to it by any Person, except for adequate consideration or in the ordinary course of its business.

Section 6.8. Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with any affiliate of Borrower, except on terms that are intrinsically fair, commercially reasonable and substantially similar to those that Borrower would have obtained in a comparable arms’-length transaction with an unrelated third party.

Section 6.9. Misapplication of Funds. Borrower shall not, and shall not permit Master Tenant to, (a) distribute any Revenue or Loss Proceeds in violation of the provisions of this Agreement (and shall promptly cause the reversal of any such distributions made in error of which Borrower becomes aware), (b) fail to remit amounts to the Lockbox Account as required by Section 3.1, or (c) misappropriate any security deposit or portion thereof. Borrower shall not make any distributions to equityholders during the continuance of a Trigger Period or Event of Default unless expressly permitted hereunder.

Section 6.10. Jurisdiction of Formation; Name; Chief Executive Office. Borrower shall not change its jurisdiction of formation or name without receiving Lender’s prior written consent and promptly providing Lender such information and replacement Uniform Commercial Code financing statements and legal opinions as Lender may reasonably request in connection therewith. Borrower shall provide to Lender notice of any change to Borrower’s chief executive office promptly after the occurrence of such change.

Section 6.11. Modifications and Waivers. Unless otherwise consented to in writing by Lender (such consent not to be unreasonably withheld, conditioned or delayed):

(i) Borrower shall not amend, modify, terminate, renew, or surrender any rights or remedies under any Lease, or enter into any Lease, except in compliance with Section 5.7;

(ii) Borrower shall not terminate, amend or modify its organizational documents (including any operating agreement, limited partnership agreement, by-laws, certificate of formation, certificate of limited partnership or certificate of incorporation) with respect to the “special purpose” requirements;

(iii) Intentionally omitted;

(iv) Borrower shall not enter into, amend or terminate any Material Agreement (except for terminations in connection with a material default by the counterparty thereunder) in any material respect or waive any material rights or remedies under any Material Agreement;

(v) Except as permitted pursuant to Section 5.21 hereof, Borrower shall not amend, modify, terminate or consent to the termination of any Ground Lease, including pursuant to a Fee Acquisition (and any such amendment, modification or termination of the Ground Lease in violation hereof shall constitute “willful misconduct” under Section 9.19(b) hereof);

(vi) Except as permitted pursuant to Section 5.7 hereof, Borrower shall not, and shall not permit Master Tenant to, without Lender’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed provided no Event of Default has occurred and is continuing): (i) surrender, terminate or cancel, or permit to be surrendered, terminated or canceled, the Master Lease; (ii) reduce or consent to the reduction, or permit the reduction or the consent to the reduction, of the term of the Master Lease; (iii) decrease or consent to any decrease, or permit to be decreased or the consent to the decrease, of the amount of any Master Lease Rent or other charges payable under the Master Lease, unless in connection with a release of Property subject to and in compliance with the terms of this Agreement or the reduction of rent payable under a Ground Lease; (iv) permit Master Tenant to further Transfer any Property other than pursuant to any Transfer permitted pursuant to this Agreement; or (v) modify, change, supplement, alter or amend, or waive or release, or permit to be modified, changed, supplemented, altered, amended, waived or released, the Master Lease other than any amendment of the Master Lease to release a Property therefrom on account of a release of a Property, subject to and in compliance with the terms of this Agreement; and

(vii) Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Master Lease without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.

Section 6.12. ERISA.

(a) Borrower shall not maintain or contribute to, or agree to maintain or contribute to, or permit any ERISA Affiliate of Borrower to maintain or contribute to or agree to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(b) Borrower shall not engage in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or substantially similar provisions under federal, state or local laws, rules or regulations that could reasonably be expected to have a Material Adverse Effect or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Notes, this Agreement, the Mortgages or any other Loan Document) to be a non-exempt prohibited transaction under such provisions and could reasonably be expected to have a Material Adverse Effect.

Section 6.13. Alterations and Expansions. During the continuance of any Trigger Period or Event of Default, Borrower shall not, and shall not permit Master Tenant to, perform or contract to perform any capital improvements requiring Capital Expenditures with respect to the Properties that are not consistent with the Approved Annual Budget without the prior written consent of Lender. Borrower shall not, and shall not permit Master Tenant to, perform, undertake, contract to perform or consent to any Material Alteration with respect to the Properties without the prior written consent of Lender, which consent (in the absence of an Event of Default) shall not be unreasonably withheld, delayed or conditioned, but may be conditioned on the delivery of additional collateral in the form of cash or cash equivalents acceptable to Lender in respect of the amount by which any such Material Alteration exceeds the Threshold Amount. If Lender’s consent is requested hereunder with respect to a Material Alteration, Lender may retain a construction consultant to review such request and, if such request is granted, Lender may retain a construction consultant to inspect the work from time to time. Borrower shall, on demand by Lender, reimburse Lender for the actual, documented, reasonable out-of-pocket fees and disbursements of such consultant.

Section 6.14. Advances and Investments. Borrower shall not lend money or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except for Permitted Investments.

Section 6.15. Single-Purpose Entity. Neither Borrower nor Mezzanine Borrower shall cease to be a Single-Purpose Entity. Borrower shall not remove or replace any Independent Director without Cause and without providing at least two Business Days’ advance written notice thereof to Lender and the Rating Agencies.

Section 6.16. Zoning and Uses. Except in connection with a sublease that meets the Approved Sublease Parameters or that is otherwise permitted under this Agreement, Borrower shall not, and shall not permit Master Tenant to, do any of the following without the prior written consent of Lender:

(i) initiate or support any limiting change in the permitted uses of any of the Properties (or to the extent applicable, zoning reclassification of any of the Properties) or any portion thereof, seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to a Property, or use or permit the use of a Property in a manner that would result in the use of such Property becoming a nonconforming use under applicable land-use restrictions or zoning ordinances or that would violate the terms of any Lease, Material Agreement, REA or Legal Requirement (and if under applicable zoning ordinances the use of all or any portion of any Property is a nonconforming use, Borrower shall not cause or permit such nonconforming use to be discontinued or abandoned);

(ii) except with respect to those matters disclosed on the Exception Report, execute or file any subdivision plat affecting any of the Properties, or institute, or permit the institution of, proceedings to alter any tax lot comprising any of the Properties; or

(iii) knowingly permit or consent to any of the Properties being used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement.

Section 6.17. Waste. Borrower shall not commit or permit (by Master Tenant or any other Person) any Waste on any of the Properties, nor take any actions that could be reasonably likely to invalidate any insurance carried on any of the Properties (and Borrower shall, or shall cause Master Tenant to, promptly correct any such actions of which Borrower becomes aware).

ARTICLE VII

DEFAULTS

Section 7.1. Event of Default. The occurrence of any one or more of the following events shall be, and shall constitute the commencement of, an “Event of Default” hereunder (any Event of Default that has occurred shall continue unless and until waived by Lender in writing in its sole discretion):

(a) Payment.

(i) Borrower shall default in the payment when due of any principal or interest owing hereunder or under the Notes (including any mandatory prepayment required hereunder) or any other amount required to be remitted into the Cash Management Account on a Payment Date pursuant to Section 3.2(c); or

(ii) Borrower shall default, and such default shall continue for at least 10 days after notice to Borrower that such amounts are owing, in the payment when due of fees, expenses or other amounts owing hereunder, under the Notes or under any of the other Loan Documents, including any amount required to be remitted into the Cash Management Account on a Payment Date pursuant to Section 3.2(c), (other than principal, interest), except to the extent sums sufficient to pay such amounts in question had been reserved hereunder prior to the applicable due date therefore for the express purpose of such amounts in question and Lender failed to apply amounts in the applicable Collateral Account to the same when required hereunder.

(b) Representations. Any representation made by Borrower or Sponsor in any of the Loan Documents, or in any material report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date such representation was made; provided, however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent, immaterial and non-recurring or (B) if such breach is curable, if Borrower shall promptly cure such breach within 30 days following the date upon which Borrower first obtains knowledge of such breach or violation.

(c) Other Loan Documents. Any Loan Document shall fail to be in full force and effect or to convey the material Liens, rights, powers and privileges purported to be created thereby and Borrower shall fail to promptly remedy such failure in accordance with Section 5.9 and 7.1(n); or a default by Borrower, Sponsor or any of their respective affiliates shall occur under any of the other Loan Documents in each case, beyond the expiration of any applicable cure period.

(d) Bankruptcy, etc.

(i) Borrower or Sponsor shall commence a voluntary case concerning itself under any Title of the United States Code concerning bankruptcy or insolvency (as amended, modified, succeeded or replaced, from time to time, the “Bankruptcy Code”);

(ii) Borrower or Sponsor shall commence any other proceeding under any reorganization, arrangement, adjustment of debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower or Sponsor, or shall dissolve or otherwise cease to exist;

(iii) there is commenced against Borrower or Sponsor an involuntary case under the Bankruptcy Code, or any such other proceeding, which remains undismissed for a period of 90 days after commencement;

(iv) Borrower or Sponsor is adjudicated insolvent or bankrupt;

(v) Borrower or Sponsor suffers appointment of any custodian or the like for it or for any substantial portion of its property and such appointment continues unchanged or unstayed for a period of 90 days after commencement of such appointment;

(vi) Borrower or Sponsor makes a general assignment for the benefit of creditors; or

(e) Prohibited Change of Control.

(i) A Prohibited Change of Control shall occur; or

(ii) Borrower shall fail to deliver any Nonconsolidation Opinion required to be delivered pursuant to Section 2.4 within 10 Business Days following written notice thereof.

(f) Equity Pledge; Preferred Equity. Any direct or indirect equity interest in or right to distributions from Borrower shall be subject to a Lien in favor of any Person (other than Lender), or Borrower or any holder of a direct or indirect interest in Borrower shall issue preferred equity (or debt granting the holder thereof rights substantially similar to those generally associated with preferred equity); except that the following shall be permitted:

(i) any pledge of direct or indirect equity interests in or rights to distributions from a Qualified Equityholder;

(ii) the pledge of direct or indirect equity interests in Borrower securing the Mezzanine Loan; and

(iii) the issuance of direct or indirect preferred equity interests in a Qualified Equityholder.

Any act, action or state of affairs that would result in an Event of Default pursuant to this subsection shall be referred to in this Agreement as a “Prohibited Pledge”.

(g) Insurance. Borrower shall fail to maintain in full force and effect all Policies required hereunder.

(h) ERISA; Negative Covenants. A default shall occur in the due performance or observance by Borrower of any term, covenant or agreement contained in Section 5.8 or in Article VI, provided that such default shall not constitute an Event of Default unless and until it shall remain uncured for 10 Business Days after Borrower receives written notice thereof.

(i) Legal Requirements. Borrower shall fail to cure properly any violations of Legal Requirements affecting all or any portion of any Property within 90 days after Borrower first receives written notice of any such violations; provided, however, if any such violation is reasonably susceptible of cure, but not within such 90 day period, then Borrower shall be permitted up to an additional 60 days to cure such violation provided that Borrower commences a cure within such initial 90 day period and thereafter diligently and continuously pursues such cure.

(j) Express Events of Default. Any event shall occur that is explicitly identified as an “Event of Default” under any provision contained herein or in any of the other Loan Documents.

(k) Ground Leases. A material default by Borrower shall occur under any Ground Lease beyond the expiration of any applicable cure period.

(l) Intentionally Omitted.

(m) Master Lease.

(i) if (A) Master Tenant shall fail in the payment of (1) any fixed or base rent set forth in or made payable pursuant to the Master Lease or (2) any additional rent set forth in or made payable pursuant to the Master Lease within 30 days of the date such rent is payable after the expiration of any notice and grace period provided for under the Master Lease, (B) any one or more of the events referred to in the Master Lease shall occur which would give rise to the termination of the Master Lease without notice or action by the Master Tenant under the Master Lease or which would entitle the Master Tenant to terminate the Master Lease and the term thereof by giving notice to Borrower, as landlord thereunder, other than a termination arising from a (x) casualty with respect to which Lender elects to apply any Loss Proceeds to the principal balance of the Loan instead of making the same available for Restoration or (y) condemnation, (C) the Master Lease shall be surrendered or the Master Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, except with the consent of Lender, other than a termination arising from a (x) casualty with respect to which Lender elects to apply any Loss Proceeds to the principal balance of the Loan instead of making the same available for Restoration or (y) condemnation, (D) there shall be, as to Master Tenant, a monetary or other default with respect to the Master Lease beyond any applicable cure periods contained therein that would have a Material Adverse Effect, or (E) any of the terms, covenants or conditions of the Master Lease shall in any manner be modified, changed, supplemented, altered, restated or amended in violation of the terms of this Agreement; or

(ii) if Borrower shall revoke or modify the Rent Instruction or any other instruction or agreement governing the direction of payments by Master Tenant to Borrower, without in each instance the prior written consent of Lender.

(n) Other Covenants. A default shall occur in the due performance or observance by Borrower of any term, covenant or agreement (other than those referred to in any other subsection of this Section) contained in this Agreement, except that in the case of a default that can be cured by the payment of money, such default shall not constitute an Event of Default unless and until it shall remain uncured for 10 Business Days after Borrower receives written notice thereof; and in the case of a default that cannot be cured by the payment of money but is susceptible of being cured within 30 days, such default shall not constitute an Event of Default unless and until it remains uncured for 30 days after Borrower receives written notice thereof, provided that promptly following its receipt of such written notice, Borrower delivers written notice to Lender of its intention and ability to effect such cure within such 30 day period; and if such non-monetary default is not cured within such 30 day period despite Borrower’s diligent efforts but is susceptible of being cured within 90 days of Borrower’s receipt of Lender’s original notice, then Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 90 days from Borrower’s receipt of Lender’s original notice, provided that Borrower promptly delivers written notice to Lender of its intention and ability to effect such cure prior to the expiration of such 90 day period, which may be extended on a day-by-day basis due to Force Majeure.

Section 7.2. Remedies.

(a) During the continuance of an Event of Default, Lender may by written notice to Borrower, in addition to any other rights or remedies available pursuant to this Agreement, the Notes, the Mortgages and the other Loan Documents, at law or in equity, declare by written notice to Borrower all or any portion of the Indebtedness to be immediately due and payable, whereupon all or such portion of the Indebtedness shall so become due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Collateral (including all rights or remedies available at law or in equity); provided, however, that, notwithstanding the foregoing, if an Event of Default specified in Section 7.1(d) shall occur, then (except as specified in Section 7.2(f)) the Indebtedness shall immediately become due and payable without the giving of any notice or other action by Lender. Any actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in this Agreement or in the other Loan Documents.

(b) If Lender forecloses on any Collateral, Lender shall apply all net proceeds of such foreclosure to repay the Indebtedness, the Indebtedness shall be reduced to the extent of such net proceeds and the remaining portion of the Indebtedness shall remain outstanding and secured by the remaining Collateral. At the election of Lender, the Notes shall be deemed to have been accelerated only to the extent of the net proceeds actually received by Lender with respect to the Properties and applied in reduction of the Indebtedness.

(c) During the continuance of any Event of Default (including an Event of Default resulting from a failure to satisfy the insurance requirements specified herein), Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder, take any action to cure such Event of Default. Subject to the rights of Tenants, Lender may enter upon any or all of the Properties upon reasonable notice to Borrower for such purposes or appear in, defend, or bring any action or proceeding to protect its interest in the Collateral or to foreclose the Mortgages or collect the Indebtedness. The actual, documented out-of-pocket costs and expenses incurred by Lender in exercising rights under this Section (including reasonable attorneys’ fees), with interest at the Default Rate for the period after notice from Lender that such costs or expenses were incurred to the date of payment to Lender, shall constitute a portion of the Indebtedness, shall be secured by the Mortgages and other Loan Documents and shall be due and payable to Lender upon demand therefor.

(d) Interest shall accrue on any judgment obtained by Lender in connection with its enforcement of the Loan at a rate of interest equal to the Default Rate.

(e) Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to execute the Severed Loan Documents (Borrower ratifying all that its said attorney shall do by virtue thereof); provided, however, that Lender shall not make or execute any such Severed Loan Documents under such power until the expiration of ten days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under the aforesaid power. Borrower shall be obligated to pay any actual, documented, out-of-pocket costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents, and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(f) Notwithstanding the availability of legal remedies, to the extent permitted by applicable law, Lender will be entitled to obtain specific performance, mandatory or prohibitory injunctive relief, or other equitable relief requiring Borrower to cure or refrain from repeating any Default.

(g) Notwithstanding anything herein to the contrary, if an event specified in Section 7.1(d) occurs solely in respect of Sponsor and not Borrower, then such event shall not constitute an Event of Default or result in an acceleration of the Loan unless, in each case, Lender so determines in its sole discretion by written notice to Borrower; and unless and until Lender sends such notice, a Trigger Period shall be deemed to have commenced for all purposes hereunder, which Trigger Period shall continue until the Loan is repaid in full.

Section 7.3. Application of Payments after an Event of Default. Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default, all amounts received by Lender in respect of the Loan shall be applied at Lender’s sole discretion either toward the components of the Indebtedness (to pay down accrued and outstanding interest and principal in the order as provided under Section 1.2(a)) and, then, all other amounts then due and payable under the Loan Documents, or toward the payment of Property expenses.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1. Conditions Precedent to Closing. This Agreement shall become effective on the date that all of the following conditions shall have been satisfied (or waived in accordance with Section 9.3):

(a) Loan Documents. Lender shall have received a duly executed copy of each Loan Document. Each Loan Document that is to be recorded in the public records shall be in form suitable for recording.

(b) Collateral Accounts. Each of the Collateral Accounts shall have been established and funded to the extent required under Article III.

(c) Opinions of Counsel. Lender shall have received, in each case in form and substance satisfactory to Lender, (i) a New York legal opinion, (ii) a legal opinion with respect to the laws of each state in which one of the Properties is located, (iii) a bankruptcy nonconsolidation opinion with respect to each Person owning at least a 49% direct or indirect equity interest in Borrower and any affiliated property manager, (iv) certain customary Delaware legal opinions and (v) the True Lease Opinion.

(d) Organizational Documents. Lender shall have received all documents reasonably requested by Lender relating to the existence of Borrower and Master Tenant, the validity of the Loan Documents and other matters relating thereto, in form and substance satisfactory to Lender, including:

(i) Authorizing Resolutions. To the extent the required authorizations are not contained directly in the organizational documents of Borrower, Mezzanine Borrower, Master Tenant and Sponsor, certified copies of the resolutions authorizing the execution and delivery of the Loan Documents by Sponsor and Borrower.

(ii) Organizational Documents. Certified copies of the organizational documents of Sponsor, Master Tenant, Mezzanine Borrower and Borrower (including any certificate of formation, certificate of limited partnership, certificate of incorporation, operating agreement, limited partnership agreement or by-laws), in each case together with all amendments thereto.

(iii) Certificates of Good Standing or Existence. Certificates of good standing or existence for Sponsor and Borrower issued as of a recent date by its state of organization and, with respect to Borrower, by the state(s) in which all Properties are located.

(iv) Recycled Entity Certificate. A recycled entity certificate acceptable to Lender with respect to Borrower.

(e) Lease; Material Agreements. Lender shall have received true, correct and complete copies of all Leases, Ground Leases, the Master Lease, Condominium Documents and Material Agreements.

(f) Lien Search Reports. Lender shall have received satisfactory reports of Uniform Commercial Code, tax lien, bankruptcy and judgment searches conducted by a search firm acceptable to Lender with respect to all Properties, Sponsor, Master Tenant, Mezzanine Borrower, Borrower and Borrower’s immediate predecessor, if any, such searches to be conducted in such locations as Lender shall have requested.

(g) No Event of Default. No Event of Default shall have occurred and be continuing on such date either before or after the execution and delivery of this Agreement.

(h) No Injunction. No Legal Requirement shall exist, and no litigation shall be pending or threatened, which in the good faith judgment of Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loan or the consummation of the Transaction.

(i) Representations. The representations in this Agreement and in the other Loan Documents shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on such date.

(j) Estoppel Letters. Borrower shall have received and delivered to Lender estoppel certificates from such parties and in such form and substance as shall be satisfactory to Lender, each of which shall specify that Lender and its successors and assigns may rely thereon.

(k) No Material Adverse Effect. No event or series of events shall have occurred that Lender reasonably believes has had or is reasonably expected to result in a Material Adverse Effect.

(l) Transaction Costs. Borrower shall have paid all transaction costs (or provided for the direct payment of such transaction costs by Lender from the proceeds of the Loan).

(m) Insurance. Lender shall have received certificates of insurance on ACORD Form 25 for liability insurance and ACORD Form 28 for casualty insurance demonstrating insurance coverage in respect of the Properties of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in this Agreement. Such certificates shall indicate that Lender and its successors and assigns are named as additional insured on each liability policy, and that each casualty policy and rental interruption policy contains a loss payee and mortgagee endorsement in favor of Lender, its successors and assigns. In addition to the foregoing, Lender shall have received an environmental insurance policy covering the Properties mutually acceptable to Lender and Borrower.

(n) Title. Lender shall have received a marked, signed commitment to issue, or a signed pro-forma version of, a Title Insurance Policy in respect of each Property, listing only such exceptions as are reasonably satisfactory to Lender. If any Title Insurance Policy is to be issued by, or if disbursement of the proceeds of the Loan are to be made through, an agent of the actual insurer under such Title Insurance Policy (as opposed to the insurer itself), the actual insurer shall have issued to Lender for Lender’s benefit a so-called “Insured Closing Letter.”

(o) Zoning. Lender shall have received evidence reasonably satisfactory to Lender that each Property is in compliance with all applicable zoning requirements (including a zoning report, a zoning endorsement if obtainable and a letter from the applicable municipality if obtainable).

(p) Permits; Certificate of Occupancy. Lender shall have received a copy of all Permits necessary for the use and operation of each Property and the certificate(s) of occupancy, if required, for each Property, all of which shall be in form and substance reasonably satisfactory to Lender.

(q) Engineering Report. Lender shall have received a current Engineering Report with respect to each Property, which report shall be in form and substance reasonably satisfactory to Lender.

(r) Environmental Report. Lender shall have received an Environmental Report in form and substance reasonably satisfactory to Lender (dated not more than six months prior to the Closing Date) with respect to each Property that discloses no material environmental contingencies with respect to the Properties or is otherwise in form and substance reasonably satisfactory to Lender.

(s) Survey. Lender shall have received a Survey with respect to each Property in form and substance reasonably satisfactory to Lender.

(t) Appraisal. Lender shall have obtained an Appraisal of each Property satisfactory to Lender.

(u) Consents, Licenses, Approvals, etc. Lender shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Borrower, and the validity and enforceability, of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

(v) Financial Information. Lender shall have received financial information reasonably required by Lender relating to Sponsor, Borrower, Master Tenant and the Properties that is satisfactory to Lender.

(w) Intentionally Omitted.

(x) Know Your Customer Rules. At least 10 days prior to the Closing Date, Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(y) Additional Matters. Lender shall have received such other certificates, opinions, documents and instruments relating to the Loan as may have been reasonably requested by Lender. All corporate and other proceedings, all other documents (including all documents referred to in this Agreement and not appearing as exhibits to this Agreement) and all legal matters in connection with the Loan shall be reasonably satisfactory in form and substance to Lender.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Successors. Except as otherwise provided in this Agreement, whenever in this Agreement any of the parties to this Agreement is referred to, such reference shall be deemed to include the successors and permitted assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of Lender and its successors and assigns.

Section 9.2. GOVERNING LAW.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW RULES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (OTHER THAN ANY ACTION IN RESPECT OF THE CREATION, PERFECTION OR ENFORCEMENT OF A LIEN OR SECURITY INTEREST CREATED PURSUANT TO ANY LOAN DOCUMENTS NOT GOVERNED BY THE LAWS OF THE STATE OF NEW YORK) MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK. BORROWER AND LENDER HEREBY (i) IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (ii) IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND (iii) IRREVOCABLY CONSENT TO SERVICE OF PROCESS BY MAIL, PERSONAL SERVICE OR IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, AT THE ADDRESS SPECIFIED IN SECTION 9.4 (AND AGREES THAT SUCH SERVICE AT SUCH ADDRESS IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER ITSELF IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT).

Section 9.3. Modification, Waiver in Writing. Neither this Agreement nor any other Loan Document may be amended, changed, waived, discharged or terminated, nor shall any consent or approval of Lender be granted hereunder, unless such amendment, change, waiver, discharge, termination, consent or approval is in writing signed by Lender.

Section 9.4. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing by PDF or other similar attachment to electronic mail (provided that notice is also simultaneously sent by one of the other means provided for herein), hand delivery, expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or attempted delivery, addressed as follows (except that any party hereto may change its address and other contact information for purposes hereof at any time by sending a written notice to the other parties to this Agreement in the manner provided for in this Section). A notice shall be deemed to have been given when delivered or upon refusal to accept delivery.

If to Lender:

Goldman Sachs Mortgage Company

200 West Street

New York, New York 10282

Attention: General Counsel

Bank of America, N.A.

c/o Capital Markets Servicing Group

900 West Trade Street, Suite 650

Mail Code: NC1-026-06-01

Charlotte, North Carolina 28255

Attention: Servicing Manager

Telephone No: (866) 531-0957

Facsimile No.: (704) 317-4501

With copies to:

Goldman Sachs Mortgage Company

200 West Street

New York, New York 10282

Attention: J. Theodore Borter and Rene Theriault

and

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

Attention: David W. Forti, Esq.

If to Borrower:

Toys “R” Us Property Company II, LLC

1 Geoffrey Way

Wayne, New Jersey 07470

Attention: Treasurer

Toys “R” Us Property Company II, LLC

1 Geoffrey Way

Wayne, New Jersey 07470

Attention: General Counsel

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Attention: James I. Hisiger, Esq.

Section 9.5. TRIAL BY JURY. LENDER AND BORROWER, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LENDER AND BORROWER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER AND BORROWER ARE EACH HEREBY INDIVIDUALLY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 9.6. Headings. The Article and Section headings in this Agreement are included in this Agreement for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.7. Assignment and Participation.

(a) Except as expressly set forth in Article II, Borrower may not sell, assign or otherwise transfer any rights, obligations or other interest of Borrower in or under the Loan Documents.

(b) Lender and each assignee of all or a portion of the Loan shall have the right from time to time in its discretion and without the consent of Borrower to sell one or more of the Notes or Note Components or any interest therein (an “Assignment”) and/or sell a participation interest in one or more of the Notes or Note Components separately from other Notes or Note Components or any interest therein (a “Participation”) to a participant (a “Participant”). Borrower shall reasonably cooperate with Lender, at Lender’s request, in order to effectuate any such Assignment or Participation, and Borrower shall promptly provide such information, legal opinions and documents relating to Borrower, Mezzanine Borrower, Master Tenant, Sponsor, the Properties and any Tenants as Lender may reasonably request in connection with such Assignment or Participation. In the case of an Assignment, (i) each assignee shall have, to the extent of such Assignment, the rights, benefits and obligations of the assigning Lender as a “Lender” hereunder and under the other Loan Documents, (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to an Assignment, relinquish its rights and be released from its obligations under this Agreement, and (iii) one Lender shall serve as agent for all Lenders and shall be the sole Lender to whom notices, requests and other communications shall be addressed and the sole party authorized to grant or withhold consents hereunder on behalf of the Lenders (subject, in each case, to appointment of a Servicer, pursuant to Section 9.22, to receive such notices, requests and other communications and/or to grant or withhold consents, as the case may be). Goldman Sachs Mortgage Company or, upon the appointment of a Servicer, such Servicer, shall maintain, or cause to be maintained, as non-fiduciary agent for Borrower, a register on which it shall enter (i) the name or names of the registered owner or owners from time to time of the Notes and (ii) principal amounts (and stated interest) of the Notes owing to each registered owner or owners. Upon effectiveness of any Assignment of any Note in part, Borrower will promptly provide to the assignor and the assignee separate Notes in the amount of their respective interests (but, if applicable, with a notation thereon that it is given in substitution for and replacement of an original Note or any replacement thereof), and otherwise in the form of such Note, upon return of the Note then being replaced. Each potential or actual assignee, participant or investor in a Securitization, and each Rating Agency, shall be entitled to receive all information received by Lender under this Agreement. After the effectiveness of any Assignment, the party conveying the Assignment shall provide notice to Borrower and each Lender of the identity and address of the assignee. Notwithstanding anything in this Agreement to the contrary, after an Assignment, the assigning Lender (in addition to the assignee) shall continue to have the benefits of any indemnifications contained in this Agreement that such assigning Lender had prior to such assignment with respect to matters occurring prior to the date of such assignment. Borrower agrees that each Participant shall be entitled to the benefits of Section 1.4 (subject to the requirements and limitations therein, including the requirements under Section 1.4(d) (it being understood that the documentation required under Section 1.4(d) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such Participant shall not be entitled to receive any greater payment under Section 1.4, with respect to any Participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation.

(c) Each Lender that sells a Participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) If, pursuant to this Section, any interest in this Agreement or any Note is transferred to any transferee, such transferee shall, on or prior to the date such transferee acquires an interest under this Agreement or any Note, furnish to Borrower Form W-9, Form W-8BEN or W-8BEN-E, Form W-8ECI, or Form W-8IMY, as applicable, together with all required attachments.

(e)

(i) Borrower shall have no obligation to recognize or deal directly with any Lender other than Lead Lender, and no Lender other than Lead Lender shall have any right to deal directly with Borrower with respect to the rights, benefits and obligations of Borrower under this Agreement, the Loan Documents or any one or more documents or instruments in respect thereof. Borrower may rely conclusively on the actions of Lead Lender to bind each Lender, notwithstanding that the particular action in question may, pursuant to this Agreement be subject to the consent or direction of some or all of the other Lenders.

(ii) In addition to any other rights of Lender, Lender may designate one or more administrative and/or collateral agents to act on behalf of the Lender in one or more respects as determined by Lender from time to time with the prior written consent of Borrower, which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall not be required if an Event of Default has occurred and is continuing (any such administrative agent or collateral agent, an “Agent”) and thereafter to remove or replace any such Agent from time to time. In the event of any appointment of an Agent, any Liens granted and created in favor of the “Lender” under this Agreement, the Mortgage and the other Loan Documents shall be held, and shall be deemed for all purposes under this Agreement, the Mortgage and the other Loan Documents to be held, by such Agent as agent on behalf of Lender and Lender’s transferees, assignees and successors from time to time holding interests in the Loan.

Section 9.8. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 9.9. Preferences; Waiver of Marshalling of Assets. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder and under the Loan Documents. If any payment to Lender is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then the obligations hereunder or portion thereof intended to be satisfied by such payment shall be revived and continue in full force and effect, as if such payment had not been made. Borrower hereby waives any legal right otherwise available to Borrower that would require the sale of any Collateral either separate or apart from other Collateral, or require Lender to exhaust its remedies against any Collateral before proceeding against any other Collateral. Without limiting the foregoing, to the fullest extent permitted by law, Borrower hereby waives and shall not assert any rights in respect of a marshalling of Collateral, a sale in the inverse order of alienation, any homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral or any portion thereof in any sequence and any combination as determined by Lender in its sole discretion.

Section 9.10. Remedies of Borrower. Neither Borrower nor Lender shall assert, and hereby waives, any claim against the other party and/or such party’s respective affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable Legal Requirement), except to the extent imposed upon such party by one or more third parties, arising out of, as a result of, or in any way related to, the Loan Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each of Borrower and Lender hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 9.11. Offsets, Counterclaims and Defenses. All payments made by Borrower hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any offsets, counterclaims or defenses. Borrower waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender arising out of or in any way connected with the Notes, this Agreement, the other Loan Documents or the Indebtedness. Any assignee of Lender’s interest in the Loan shall take the same free and clear of all offsets, counterclaims or defenses against the assigning Lender.

Section 9.12. No Joint Venture. Nothing in this Agreement is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrower and Lender, nor to grant Lender any interest in any Property other than that of mortgagee or lender.

Section 9.13. Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of the other Loan Documents, the provisions of this Agreement shall prevail. The parties acknowledge that they were each represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted same.

Section 9.14. Brokers and Financial Advisors. Borrower represents that neither it nor Sponsor has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Goldman, Sachs & Co., Bank of America Merrill Lynch, and Lazard Frères & Co. LLC (and any commissions payable in connection therewith shall be paid solely by Sponsor). Borrower shall indemnify and hold Lender harmless from and against any and all claims, liabilities, actual, documented out-of-pocket costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated in this Agreement. The provisions of this Section shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

Section 9.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Copies of originals, including copies delivered by facsimile, pdf or other electronic means shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this Agreement.

Section 9.16. Estoppel Certificates.

(a) Borrower shall execute, acknowledge and deliver to Lender, within 10 Business Days after receipt of Lender’s written request therefor at any time from time to time, a statement in writing setting forth (A) the Principal Indebtedness, (B) the date on which installments of interest and/or principal were last paid, (C) any offsets or defenses to the payment of the Indebtedness, (D) that the Notes, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (E) that neither Borrower nor, to Borrower’s knowledge, Lender, is in default under the Loan Documents (or specifying any such default), (F) that all Leases are in full force and effect and have not been modified (except in accordance with the Loan Documents), (G) whether or not any of the Tenants under the Leases are in material default under the Leases (setting forth the specific nature of any such material defaults) and (H) such other matters as Lender may reasonably request. Any prospective purchaser of any interest in a Loan shall be permitted to rely on such certificate.

(b) Lender shall execute, acknowledge and deliver to Borrower, within 10 Business Days after receipt of Borrower’s written request therefor at any time from time to time, a statement in writing setting forth (A) the Principal Indebtedness, (B) the date on which installments of interest and/or principal were last paid and (C) that no Event of Default exists under the Loan Documents that requires notice. Any prospective purchaser of any direct or indirect interest in Borrower shall be permitted to rely on such certificate.

(c) Borrower shall (and Borrower shall cause Master Tenant to) deliver to Lender, within 20 days following Lender’s request, tenant estoppel certificates from Master Tenant in form and substance reasonably acceptable to Lender.

(d) Borrower shall use commercially reasonable efforts to deliver to Lender within 30 days after Lender request estoppel certificates from each party under any Ground Lease in form and substance reasonably acceptable to Lender.

(e) So long as no Event of Default has occurred and is continuing, Lender may request, and Borrower shall be required to deliver, estoppel certificates pursuant to clauses (a) through (d) above no more than one (1) time per any calendar year.

Section 9.17. General Indemnity; Payment of Expenses.

(a) Borrower, at its sole cost and expense, shall protect, indemnify, reimburse, defend and hold harmless Lender and its officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents, affiliates, successors, participants and assigns of any and all of the foregoing (collectively, the “Indemnified Parties”) for, from and against any and all Damages of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any of the Indemnified Parties, in any way relating to or arising out of Lender’s interest in the Loan; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder to the extent that such Damages have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the fraud, criminal conduct, gross negligence or willful misconduct of such Indemnified Party.

(b) If for any reason (including violation of law or public policy) the undertakings to defend, indemnify, pay and hold harmless set forth in this Section are unenforceable in whole or in part or are otherwise unavailable to the Indemnified Party or insufficient to hold it harmless, then Borrower shall contribute to the amount paid or payable by an Indemnified Party as a result of any Damages the maximum amount Borrower is permitted to pay under Legal Requirements. The obligations of Borrower under this Section will be in addition to any liability that Borrower may otherwise have hereunder and under the other Loan Documents.

(c) To the extent any Indemnified Party has notice of a claim for which it intends to seek indemnification hereunder, such Indemnified Party shall give prompt written notice thereof to Borrower, provided that failure by Lender to so notify Borrower will not relieve Borrower of its obligations under this Section, except to the extent that Borrower suffers actual prejudice as a result of such failure. In connection with any claim for which indemnification is sought hereunder, Borrower shall have the right to defend the applicable Indemnified Party (if requested by the applicable Indemnified Party, in the name of such Indemnified Party) from such claim by attorneys and other professionals reasonably approved by the applicable Indemnified Party. Upon assumption by Borrower of any defense pursuant to the immediately preceding sentence, Borrower shall have the right to control such defense, provided that the Applicable Indemnified Party shall have the right to reasonably participate in such defense and Borrower shall not consent to the terms of any compromise or settlement of any action defended by Borrower in accordance with the foregoing without the prior consent of the applicable Indemnified Party, unless such compromise or settlement (i) includes an unconditional release of the applicable Indemnified Party from all liability arising out of such action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the applicable Indemnified Party. The applicable Indemnified Party shall have the right to retain its own counsel if (i) Borrower shall have failed to employ counsel reasonably satisfactory to the applicable Indemnified Party in a timely manner, or (ii) the applicable Indemnified Party shall have been advised by counsel that there are actual or potential material conflicts of interest between Borrower and the applicable Indemnified Party, including situations in which there are one or more legal defenses available to the applicable Indemnified Party that are different from or additional to those available to Borrower. So long as Borrower is conducting the defense of any action defended by Borrower in accordance with the foregoing in a prudent and commercially reasonable manner, Lender and the applicable Indemnified Party shall not compromise or settle such action defended without Borrower’s consent, which shall not be unreasonably withheld or delayed. Upon demand, Borrower shall pay or, in the sole discretion of the applicable Indemnified Party, reimburse the applicable Indemnified Party for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals retained by the Applicable Indemnified Party in accordance with this Section in connection with defending any claim subject to indemnification hereunder.

(d) Any amounts payable to Lender by reason of the application of this Section shall be secured by the Mortgages and shall become immediately due and payable and shall bear interest at the Default Rate from the date Damages are sustained by the Indemnified Parties until paid.

(e) The provisions of and undertakings and indemnifications set forth in this Section shall survive the satisfaction and payment in full of the Indebtedness and termination of this Agreement.

(f) Borrower shall reimburse Lender upon receipt of written notice from Lender for (i) all actual, documented out-of-pocket costs and expenses incurred by Lender (or any of its affiliates) in connection with the origination of the Loan, including reasonable legal fees and disbursements, accounting fees, and the costs of the Appraisals, the Engineering Reports, the Title Insurance Policies, the Surveys, the Environmental Reports and any other third-party diligence materials; (ii) all actual, documented out-of-pocket costs and expenses incurred by Lender (or any of its affiliates) in connection with (A) monitoring Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements, (B) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters relating hereto (including Leases, Material Agreements, REAs and Permitted Encumbrances), (C) filing, registration and recording fees and expenses and other similar expenses incurred in creating and perfecting the Liens in favor of

Lender pursuant to this Agreement and the other Loan Documents (including the filing, registration or recording of any instrument of further assurance) and all federal, state, county and municipal, taxes (including, if applicable, intangible taxes), search fees, title insurance premiums, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Loan Documents, any mortgage supplemental thereto, any security instrument with respect to the Collateral or any instrument of further assurance, (D) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents or any Collateral, and (E) the satisfaction of any Rating Condition in respect of any matter required or requested by Borrower hereunder; and (iii) all actual, documented out-of-pocket costs and expenses (including reasonable attorney’s fees and, if the Loan has been Securitized, special servicing fees) incurred by Lender (or any of its affiliates) in connection with the enforcement of any obligations of Borrower, or a Default by Borrower, under the Loan Documents, including any actual or attempted foreclosure, deed-in-lieu of foreclosure, refinancing, restructuring, settlement or workout and any insolvency or bankruptcy proceedings (including any applicable transfer taxes). Without limiting the foregoing, Borrower shall pay all actual, documented out-of-pocket costs, expenses and fees of Lender and its Servicer, operating advisor, securitization trustee and certificate administrator resulting from Defaults or requests by Borrower (including enforcement expenses and any liquidation fees, workout fees, special servicing fees, operating advisor consulting fees or any other similar fees and interest payable on advances made by the Servicer or the securitization trustee with respect to delinquent debt service payments or expenses of curing Borrower’s defaults under the Loan Documents, and any expenses paid by Servicer or a trustee in respect of the protection and preservation of any Property, such as payment of taxes and insurance premiums); and the costs of all property inspections and/or appraisals (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain due to a request by Borrower or the occurrence of a Default. Notwithstanding the above, (i) from and after the date hereof, Borrower shall not be responsible for the payment of any of Lender’s expenses incurred in connection with a Securitization subsequent to the initial Securitization and/or pursuant to Section 9.7 hereof and (ii) Borrower shall not be responsible for the payment of any amounts due under this Section to the extent that such costs and expenses have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the fraud, criminal conduct, gross negligence or willful misconduct of Lender, Servicer, operating advisor, securitization trustee, certificate administrator or any of their respective affiliates.

Section 9.18. No Third-Party Beneficiaries. This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Borrower and Indemnified Parties any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof, and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 9.19. Recourse.

(a) Subject to the qualifications herein, Lender shall not enforce Borrower’s obligation to pay the Indebtedness by any action or proceeding wherein a deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any of its affiliates, or any Exculpated Person, except for foreclosure actions or any other appropriate actions or proceedings in order to fully exercise Lender’s remedies in respect of, and to realize upon, the Collateral, and except for any actions to enforce any obligations expressly assumed or guaranteed by any guarantor, indemnitor or similar party (whether or not such party is an Exculpated Person) under the Loan Documents or the obligations of Borrower under Section 9.19(b).

(b) Borrower shall indemnify Lender and hold Lender harmless from and against any and all Damages to Lender (including the legal and other expenses of enforcing the obligations of Borrower under this Section and Sponsor under the Guaranty) resulting from or arising out of any of the following:

(i) any intentional physical Waste at any of the Properties committed or permitted by Borrower, Sponsor, Master Tenant or any of their respective affiliates; provided, however, that no liability shall result under this clause (i) (A) with respect to alterations made by Borrower or Master Tenant to any Property in accordance with Section 6.13 hereof or (B) if the Properties failed to generate sufficient cash flow to pay for maintenance and repairs at the applicable Property or if funds reserved by Lender for such purpose have not been made available to Borrower by Lender to pay such amounts;

(ii) any fraud or intentional misrepresentation committed by Borrower, Sponsor, Master Tenant or any of their respective affiliates;

(iii) any willful misconduct by Borrower, Sponsor, Master Tenant or any of their respective affiliates (including any litigation or other legal proceeding initiated by such Person in bad faith or which is determined by a court of competent jurisdiction to be frivolous that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents during the continuance of an Event of Default (but in no event including any good faith defense asserted by Borrower, Sponsor or any of their respective Affiliates);

(iv) the misappropriation or intentional misapplication by Borrower, Sponsor, Master Tenant or any of their respective affiliates of any funds in violation of the Loan Documents (including misappropriation or misapplication of Revenues, Master Lease Rent, security deposits and/or Loss Proceeds);

(v) any voluntary Debt (other than Permitted Debt) if and to the extent the continued existence of such Debt is prohibited hereunder, unless such Debt arises from an insufficiency of cash flow to pay such Debt;

(vi) any breach by Borrower or Sponsor of any representation or covenant regarding environmental matters contained in this Agreement or in the Environmental Indemnity (in each case beyond all applicable notice and cure periods set forth in the Loan Documents);

(vii) failure to pay Taxes, charges for labor or materials or other charges that can create liens on any portion of any Property in accordance with the terms and provisions hereof; provided, however, that no liability shall result under this clause (vii) if (A) Lender fails to permit cash flow from the Properties to be applied for such purpose or (B) if the Properties failed to generate sufficient cash flow to pay any such amounts when due;

(viii) failure to pay or maintain the Policies or pay the amount of any deductible required thereunder following a Casualty or other insurance claim; provided, however, that no liability shall result under this clause (viii) if (A) Lender fails to permit cash flow from the Properties to be applied for such purpose or (B) if the Properties failed to generate sufficient cash flow to pay any such amounts when due;

(ix) the failure of Borrower to be, and to at all times have been, a Single-Purpose Entity, regardless of whether such failure to have been a Single-Purpose Entity prior to the date hereof has been disclosed to Lender, and including any and all liabilities, contingent or otherwise, arising from or related to (x) the actions, conduct and/or operating history of Borrower (or any Person merged into Borrower) prior to the Closing Date and (y) Borrower’s ownership (or the ownership of any Person merged into Borrower) of assets prior to the Closing Date that do not constitute a portion of the Collateral and/or the filing by any Person of a motion for substantive consolidation in bankruptcy citing any such failure (for the avoidance of doubt, the recourse described in this clause shall be in addition to the full recourse for a substantive consolidation as described below); provided, however, that no liability shall result under this clause (ix) with respect to (A) failures to pay unsecured trade payables and operational debt incurred in the ordinary course of Borrower’s business if there is insufficient case flow from the properties (or if funds reserved by Lender for such purposes have not been made available to Borrower by Lender to pay such outstanding amounts) and (B) Sponsor is not obligated to fund additional capital to make any loans to Borrower;

(x) removal of personal property from any of the Properties after the occurrence and during the continuance of an Event of Default, unless replaced with personal property of the same utility and of the same or greater value and utility;

(xi) any fees or commissions paid by Borrower to any affiliate in violation of the terms of the Loan Documents;

(xii) intentionally omitted;

(xiii) the contesting or opposition by Borrower, Sponsor or any of their respective affiliates of any motion filed by Lender for relief from the automatic stay in any bankruptcy proceeding of Borrower;

(xiv) any material modification, termination, surrender, waiver or cancellation of any Ground Lease (including pursuant to a Fee Acquisition) in violation of the Loan Documents;

(xv) except as expressly set forth below with respect to full recourse liability in the following paragraph in clause (i), any Transfer occurs in violation of the Loan Documents if such Transfer does not result in (A) a Prohibited Change of Control or (B) a voluntary Transfer of title to all or any portion of the fee title to the real estate comprising the Properties.

In addition to the foregoing, the Loan and all Indebtedness shall be fully recourse to Borrower and Sponsor, jointly and severally, if (i) any Transfer occurs in violation of the Loan Documents if such Transfer results in (A) a Prohibited Change of Control or (B) a voluntary Transfer of title to all or any portion of the fee title to the real estate comprising the Properties, (ii) any petition for bankruptcy, insolvency, dissolution or liquidation under the Bankruptcy Code or any similar federal or state law is filed by, consented to, or acquiesced in by, Borrower, (iii) Borrower or any of its Affiliates (including Sponsor) shall have colluded with other creditors to cause an involuntary filing under the Bankruptcy Code or similar federal or state law with respect to Borrower, or Borrower shall have terminated one or more of the Independent Directors for the purpose of facilitating a bankruptcy filing, (iv) Borrower fails to be, and to at all times have been, a Single-Purpose Entity, which failure results in a substantive consolidation of Borrower with any affiliate in a bankruptcy or similar proceeding, or (v) any material modification, termination, surrender, waiver or cancellation of the Master Lease in violation of the Loan Documents. All of Borrower’s liabilities under this Section 9.19(b) shall be guaranteed by Sponsor pursuant to the Guaranty.

(c) The foregoing limitations on personal liability shall in no way impair or constitute a waiver of the validity of the Notes, the Indebtedness secured by the Collateral, or the Liens on the Collateral, or the right of Lender, as mortgagee or secured party, to foreclose and/or enforce its rights with respect to the Collateral after an Event of Default. Nothing in this Agreement shall be deemed to be a waiver of any right which Lender may have under the Bankruptcy Code to file a claim for the full amount of the debt owing to Lender by Borrower or to require that all Collateral shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents. Lender may seek a judgment on the Note (and, if necessary, name Borrower in such suit) as part of judicial proceedings to foreclose on any Collateral or as a prerequisite to any such foreclosure or to confirm any foreclosure or sale pursuant to power of sale thereunder, and in the event any suit is brought on the Notes, or with respect to any Indebtedness or any judgment rendered in such judicial proceedings, such judgment shall constitute a Lien on and may be enforced on and against the Collateral and the rents, profits, issues, products and proceeds thereof. Nothing in this Agreement shall impair the right of Lender to accelerate the maturity of the Note upon the occurrence of an Event of Default, nor shall anything in this Agreement impair or be construed to impair the right of Lender to seek personal judgments, and to enforce all rights and remedies under applicable law, jointly and severally against any indemnitors and guarantors to the extent allowed by any applicable Loan Documents. The provisions set forth in this Section are not intended as a release or discharge of the obligations due under the Note or under any Loan Documents, but are intended as a limitation, to the extent provided in this Section, on Lender’s right to sue for a deficiency or seek a personal judgment except as required in order to realize on the Collateral.

Section 9.20. Right of Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, during the continuance of an Event of Default, Lender may from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), set-off and appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by Lender (including branches, agencies or affiliates of Lender wherever located) to or for the credit or the account of Borrower against the obligations and liabilities of Borrower to Lender hereunder, under the Notes, the other Loan Documents or otherwise, irrespective of whether Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of Lender subsequent thereto.

Section 9.21. Exculpation of Lender. Lender neither undertakes nor assumes any responsibility or duty to Borrower or any other party to select, review, inspect, examine, supervise, pass judgment upon or inform Borrower or any third party of (a) the existence, quality, adequacy or suitability of appraisals of the Properties or other Collateral, (b) any environmental report, or (c) any other matters or items, including engineering, soils and seismic reports that are contemplated in the Loan Documents. Any such selection, review, inspection, examination and the like, and any other due diligence conducted by Lender, is solely for the purpose of protecting Lender’s rights under the Loan Documents, and shall not render Lender liable to Borrower or any third party for the existence, sufficiency, accuracy, completeness or legality thereof.

Section 9.22. Servicer. Lender may delegate any and all rights and obligations of Lender hereunder and under the other Loan Documents to the Servicer upon notice by Lender to Borrower, whereupon any notice or consent from the Servicer to Borrower, and any action by Servicer on Lender’s behalf, shall have the same force and effect as if Servicer were Lender.

Section 9.23. No Fiduciary Duty.

(a) Borrower acknowledges that, in connection with this Agreement, the other Loan Documents and the Transaction, Lender has relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, accounting, tax and other information provided to, discussed with or reviewed by Lender for such purposes, and Lender does not assume any liability therefor or responsibility for the accuracy, completeness or independent verification thereof. Lender, its affiliates and their respective equityholders and employees (for purposes of this Section, the “Lending Parties”) have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Sponsor, Borrower or any other Person or any of their respective affiliates or to advise or opine on any related solvency or viability issues.

(b) It is understood and agreed that (i) the Lending Parties shall act under this Agreement and the other Loan Documents as an independent contractor, (ii) the Transaction is an arms’-length commercial transactions between the Lending Parties, on the one hand, and Borrower, on the other, (iii) each Lending Party is acting solely as principal and not as the agent or fiduciary of Borrower, Sponsor or their respective affiliates, stockholders, employees or creditors or any other Person and (iv) nothing in this Agreement, the other Loan Documents, the Transaction or otherwise shall be deemed to create (A) a fiduciary duty (or other implied duty) on the part of any Lending Party to Sponsor, Borrower, any of their respective affiliates, stockholders, employees or creditors, or any other Person or (B) a fiduciary or agency relationship between Sponsor, Borrower or any of their respective affiliates, stockholders, employees or creditors, on the one hand, and the Lending Parties, on the other. Borrower agrees that neither it nor Sponsor nor any of their respective affiliates shall make, and hereby waives, any claim against the Lending Parties based on an assertion that any Lending Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, Sponsor or their respective affiliates, stockholders, employees or creditors. Nothing in this Agreement or the other Loan Documents is intended to confer upon any other Person (including affiliates, stockholders, employees or creditors of Borrower and Sponsor) any rights or remedies by reason of any fiduciary or similar duty.

(c) Borrower acknowledges that it has been advised that the Lending Parties are a full service financial services firm engaged, either directly or through affiliates in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Lending Parties may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of affiliates of Borrower, including Sponsor, as well as of other Persons that may (i) be involved in transactions arising from or relating to the Transaction, (ii) be customers or competitors of Borrower, Sponsor and/or their respective affiliates, or (iii) have other relationships with Borrower, Sponsor and/or their respective affiliates. In addition, the Lending Parties may provide investment banking, underwriting and financial advisory services to such other Persons. The Lending Parties may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of affiliates of Borrower, including Sponsor, or such other Persons. The Transaction may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although the Lending Parties in the course of such other activities and relationships may acquire information about the Transaction or other Persons that may be the subject of the Transaction, the Lending Parties shall have no obligation to disclose such information, or the fact that the Lending Parties are in possession of such information, to Borrower, Sponsor or any of their respective affiliates or to use such information on behalf of Borrower, Sponsor or any of their respective affiliates.

(d) Borrower acknowledges and agrees that Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to this Agreement, the other Loan Documents, the Transaction and the process leading thereto.

Section 9.24. Borrower Information. Borrower shall make available to Lender all information concerning its business and operations that Lender may reasonably request. Lender shall have the right to disclose any and all information provided to Lender by Borrower or Sponsor regarding Borrower, Sponsor, the Loan and the Properties (i) to affiliates of Lender and to Lender’s agents and advisors, (ii) to any actual or potential assignee, transferee or participant in connection with the contemplated assignment, transfer, participation or Securitization of all or any portion of the Loan or any participations therein, and to any investors or prospective investors in the Certificates, and their respective advisors and agents, including the operating advisor, or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations, or to any Person that is a pledgee or a party to a repurchase agreement with respect to the Loan, (iii) to any rating agency in connection with a Securitization or as otherwise required in connection with a disposition of the Loan, (iv) to any Person necessary or desirable in connection with the exercise of any remedies hereunder or under any other Loan Document following an Event of Default, (v) to any governmental agency, including the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the FDIC, the Securities and Exchange Commission and any other regulatory authority that may exercise authority over Lender or any investor in the Certificates (including the Servicer, the Securitization trustee and their respective agents and employees) or any representative thereof, and to the National Association of Insurance Commissioners, in each case if requested by such governmental agency or otherwise required to comply with the applicable rules and regulations of such governmental agency or if required pursuant to legal or judicial process, and (vi) in any Disclosure Document (as defined in the Cooperation Agreement). In addition, Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to Lender in connection with the administration and management of this Agreement and the other Loan Documents. Each party hereto (and each of their respective affiliates, employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. For the purpose of this Section, “tax structure” means any facts relevant to the federal income tax treatment of the Transaction but does not include information relating to the identity of any of the parties hereto or any of their respective affiliates.

Section 9.25. PATRIOT Act Records. Lender hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and Sponsor, which information includes the name and address of Borrower and Sponsor and other information that will allow Lender to identify Borrower or Sponsor in accordance with the PATRIOT Act.

Section 9.26. EU Bail-in Rule. Notwithstanding anything to the contrary in any of the Loan Documents or in any other agreement, arrangement or understanding, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any EEA Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii) the effects of any EEA Bail-in Action on any such liability, including, if applicable:

(A)	a reduction in full or in part or cancellation of any such liability;

(B)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.27. Prior Agreements. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONTAIN THE ENTIRE AGREEMENT OF THE PARTIES HERETO AND THERETO IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND ALL PRIOR AGREEMENTS AMONG OR BETWEEN SUCH PARTIES, WHETHER ORAL OR WRITTEN, INCLUDING ANY TERM SHEETS, CONFIDENTIALITY AGREEMENTS AND COMMITMENT LETTERS, ARE SUPERSEDED BY THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT THAT ANY ORIGINATION FEE SPECIFIED IN ANY TERM SHEET, COMMITMENT LETTER OR FEE LETTER SHALL BE AN OBLIGATION OF BORROWER AND SHALL BE PAID AT CLOSING, AND ANY INDEMNIFICATIONS, FLEX PROVISION, EXIT FEES AND THE LIKE PROVIDED FOR THEREIN SHALL SURVIVE THE CLOSING).

Section 9.28. Publicity. If the Loan is made, each of Lender or Borrower may issue press releases, advertisements and other promotional materials describing in general terms or in detail each party’s own participation in such transaction, and may utilize photographs of the Properties in such promotional materials. Neither Lender nor Borrower shall make any references to the other party in any press release, advertisement or promotional material issued by Borrower or Sponsor, as applicable, unless such other party shall have approved of the same in writing prior to the issuance of such press release, advertisement or promotional material.

Section 9.29. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, under any other Loan Document or under any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable hereunder or under any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 9.30. Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 9.31. Administration of Bankruptcy Claims. Borrower and Lender agree that, with respect to the Master Lease, Borrower hereby transfers to Lender, in the event of any proceeding involving Master Tenant under the Bankruptcy Code or any similar proceeding, all of Borrower’s rights to (a) file any proof of such claims, (b) cast any votes relating to any claims of Borrower against Master Tenant in such proceedings, (c) collect and receive any dividends payable with respect to such claims, (d) take any action or commence any proceeding to collect such claims, (e) file any motion for relief from the stay imposed under Section 362(a) of the Bankruptcy Code or any similar statute, (f) file any motion to compel Master Tenant to assume or reject the applicable leases or subleases under the Bankruptcy Code or any similar statute, or (g) take any other actions to collect or protect such claims, and Lender shall use commercially reasonable efforts to enforce and exercise such rights. Borrower agrees that Lender shall be the sole party permitted to participate in the administration of the estate of Master Tenant under any proceeding under the Bankruptcy Code or any similar statute with respect any such claims.

Section 9.32. Intercreditor Agreement. Lender and Mezzanine Lender are or will be parties to a certain Intercreditor Agreement (the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Loan, the Mezzanine Loan, Borrower, Mezzanine Borrower and the Properties. Borrower hereby acknowledges and agrees that (i) such Intercreditor Agreement is intended solely for the benefit of Lender and the Mezzanine Lender and (ii) Borrower and Mezzanine Borrower are not intended third-party beneficiaries of any of the provisions therein and shall not be entitled to rely on the provisions contained therein. Lender and Mezzanine Lender shall have no obligation to disclose to Borrower the contents of the Intercreditor Agreement. Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof.

Section 9.33. Co-Lender.

(a) Borrower hereby acknowledges and agrees that notwithstanding the fact that the Loan may be serviced by Servicer, prior to a Securitization of the entire Loan, all requests for approval and consents hereunder and in every instance in which Lender’s consent or approval is required, each of Borrower and Sponsor shall be required to obtain the consent and approval of each Co-Lender and all copies of documents, reports, requests and other delivery obligations of Borrower, Master Tenant and Sponsor required hereunder shall be delivered by

Borrower, Master Tenant and Sponsor to each Co-Lender in accordance with Section 9.4 hereof. Each Co-Lender hereby appoints Lead Lender to serve as non-fiduciary administrative agent and collateral agent for all Lenders. Lead Lender shall remit each such notice, request or other communication to each other Lender within one Business Day of receipt thereof.

(b) (i) The liabilities of Lender shall be several and not joint, (ii) no Co-Lender shall be responsible for the obligations of any other Co-Lender, and (iii) each Co-Lender shall be liable to Borrower only for its respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its Ratable Share.

Lender and Borrower are executing this Agreement as of the date first above written.

LENDER:

GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership

By:	/s/ Theodore Borter
Name: Theodore Borter
Title: Authorized Signatory

BANK OF AMERICA, N.A., a national banking association

By:	/s/ Steven Wasser
Name: Steven Wasser
Title: Managing Director

BORROWER:

TOYS “R” US PROPERTY COMPANY II, LLC, a Delaware limited liability company

By:	/s/ Matthew Finigan
Name: Matthew Finigan
Title: Vice President – Assistant Treasurer

Exhibit A

Organizational Chart

Corporation Structure Chart for the PROPCO II Chain

Entities

(1)	Entities advised or affiliated with Bain Capital Partners, LLC (“Bain”), Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and Vornado Realty Trust (“Vornado”):

BAIN

•	Bain Capital (TRU) VIII, L.P.

•	Bain Capital (TRU) VIII-E, L.P.

•	Bain Capital (TRU) VIII Coinvestment, L.P.

•	Bain Capital Integral Investors, LLC

•	BCIP TCV, LLC

KKR

•	Toybox Holdings, LLC

VORNADO

•	Vornado Truck, LLC

No individual investor in the fund(s) of KKR or Bain, which holds the equity of Toys “R” Us, Inc., owns 25% or more of the respective fund(s).

Exhibit B

[Form of Tenant Notice

[BORROWER’S LETTERHEAD]

                , 20

Re:	Lease dated [ ], 20[ ] between [ ],

as Landlord, and [            ], as Tenant,

concerning premises known as [            ] (the “Building”).

Dear Tenant:

[As of             , 201    ,                     , the owner of the Building, has transferred the Building to                      (the “New Landlord”).] The undersigned hereby directs and authorizes you to make all rental payments and other amounts payable by you pursuant to your lease as follows:

If the payment is made by wire transfer, you shall transfer the applicable funds to the following account:

Bank:

Account Name

Account No.:

ABA No.:

Contact:

If the payment is made by check, you shall deliver your payment to the following address: [LOCKBOX ADDRESS].

[In addition, please amend the insurance policies that you are required to maintain under your lease to include the new owner as an additional insured thereon.]

The instructions set forth herein are irrevocable and are not subject to modification by us in any manner. Only [name of then-current Lender], or its successors and assigns, may by written notice to you rescind or modify the instructions contained herein.

Thank you in advance for your cooperation and if you have any questions, please call                      at (            )             -                    .]

Very truly yours,

Exhibit C

Form of Tax Certificate

Reference is made to that certain Loan Agreement, dated as of November 3, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership (“GS”), and BANK OF AMERICA, N.A., a national banking association, collectively as lender (“BOA”; together with GS and each of their respective successors and assigns, each a “Co-Lender” and collectively, “Lender”), and TOYS “R” US PROPERTY COMPANY II, LLC, a Delaware limited liability company, as borrower (together with its permitted successors and assigns, “Borrower”). Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Loan Agreement.

Pursuant to Section 1.4(d)(ii)(B) of the Loan Agreement, the undersigned hereby certifies that:1

I. It is the sole record and beneficial owner of the Loan (as well as any Note evidencing such Loan) in respect of which it is providing this certificate.

II. It is not a “bank” (within the meaning of Section 881(c)(3)(A) of the Code).

III. It is not a “10-percent shareholder” of the Borrower (within the meaning of Section 881(c)(3)(B) or Section 871(h)(3)(B) of the Code).

IV. It is not a “controlled foreign corporation” (as such term is defined in Section 881(c)(3)(C) of the Tax Code) related to the Borrower (within the meaning of Section 864(d)(4) of the Code).

[1]	If the undersigned is an intermediary, a foreign partnership or other flow-through entity, the following adjustments shall be made.

A.	The following representation shall be provided as applied to the undersigned:

•	record ownership under Clause I.

B.	The following representations shall be provided as applied to the partners, members or beneficial owners claiming the portfolio interest exemption:

•	beneficial ownership under Clause I,

•	the status in Clause III, and

•	the status in Clause IV.

C.	The following representation shall be provided as applied to the undersigned as well as the partners, members or beneficial owners claiming the portfolio interest exemption:

•	the status in Clause II.

D.	The undersigned shall provide a U.S. Internal Revenue Service Form W-8IMY (with underlying U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or other applicable forms) from each of its partners/ members/beneficial owners) to the Administrative Agent and Borrower.

E.	Appropriate adjustments shall be made in the case of tiered intermediaries or tiered partnerships or flow-through entities.

The undersigned has furnished Lender and Borrower with a U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Lender in writing, and (2) the undersigned shall have at all times furnished Borrower and Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[Name]

By:
Name:
Title:
[Address]

Dated:                 , 20

Schedule A

Properties

Store #	Banner	Property Address	City	State
9239	Babies R Us	2686 Taylor Road	Reynoldsburg	Ohio
9254	Babies R Us	1240 Doral Drive	Boardman	Ohio
9210	Toys R Us	317 Boardman Poland Road	Boardman	Ohio
9211	Toys R Us	4822 N. Whipple Avenue	Canton	Ohio
8908	Toys R Us	4585 Eastgate Boulevard	Cincinnati	Ohio
8905	Toys R Us	9959 Colerain Avenue	Colerain Township	Ohio
8910	Toys R Us	4285 Groves Road	Columbus	Ohio
9203	Toys R Us	590 Howe Avenue	Cuyahoga Falls	Ohio
8922	Toys R Us	6547 Sawmill Road	Dublin	Ohio
9208	Toys R Us	1601 W. River Road N	Elyria	Ohio
9279	Babies R Us	1360 S. Holland Sylvania Road	Holland	Ohio
9207	Toys R Us	7723 Mentor Avenue	Mentor	Ohio
8916	Toys R Us	2859 Miamisburg Centerville Road	Miamisburg	Ohio
9232	Toys R Us	52 Rothrock Road	Copley	Ohio
9221	Toys R Us	27048 Lorain Road	North Olmsted	Ohio
9277	Toys R Us	5500 Milan Road	Sandusky	Ohio
9212	Toys R Us	67681 Mall Road	St. Clairsville	Ohio
9267	Toys R Us	5025 Monroe Street	Toledo	Ohio
7817	Toys R Us	4111 S. Cooper Street	Arlington	Texas
7010	Toys R Us	4025 S. Capitol of Texas Hwy	Austin	Texas
7822	Toys R Us	2412 S. Stemmons Freeway	Lewisville	Texas
6321	Toys R Us	1224 Hooper Avenue	Toms River	New Jersey
8831	Toys R Us	1715 Montgomery Highway	Hoover	Alabama
6383	Babies R Us	450 Grossman Drive	Braintree	Massachusetts
7522	Toys R Us	105 Campanelli Industrial Drive	Brockton	Massachusetts
7534	Toys R Us	492 State Road	Dartmouth	Massachusetts
6443	Babies R Us	12 Mystic View Road	Everett	Massachusetts
7520	Toys R Us	8 Gallen Road	Kingston	Massachusetts
7524	Toys R Us	1190 S. Washington St.	North Attleboro	Massachusetts
6388	Babies R Us	1255 S. Washington Street	North Attleboro	Massachusetts
7511	Toys R Us	2 Keller Street	Manchester	New Hampshire
7523	Toys R Us	16 Veterans Memorial Parkway	Salem	New Hampshire
8006	Toys R Us	10065 SW Cascade Avenue	Tigard	Oregon
9574	Babies R Us	7805 SW Dartmouth Street	Tigard	Oregon
8352	Toys R Us	400 N. Military Highway	Norfolk	Virginia

Store #	Banner	Property Address	City	State
5809	Toys R Us	2700 Sisk Road	Modesto	California
9573	Babies R Us	3500 Sisk Road & Highway 99	Modesto	California
8843	Toys R Us	1755 Galleria Boulevard	Franklin	Tennessee
8867	Toys R Us	8060 Giacosa Place	Germantown	Tennessee
8371	Toys R Us	1910 N. Roan Boulevard	Johnson City	Tennessee
8802	Toys R Us	1800 Gallatin Pike North	Nashville	Tennessee
8303	Toys R Us	250 Mall Boulevard	King of Prussia	Pennsylvania
8312	Toys R Us	1154 West Baltimore Pike	Media	Pennsylvania
6462	Babies R Us	980 Bethlehem Pike	Montgomeryville	Pennsylvania
8323	Toys R Us	421 Lycoming Mall Circle	Pennsdale	Pennsylvania
6362	Toys R Us	409 Route 6 Scranton Carbondale Highway	Scranton	Pennsylvania
6449	Babies R Us	770 Baltimore Pike	Springfield	Pennsylvania
6359	Toys R Us	955 Grape Street	Whitehall	Pennsylvania
6361	Toys R Us	620 Kidder Street	Wilkes Barre	Pennsylvania
8366 (and 1355 (adjacent))	Toys R Us	1055 Woodland Road	Wyomissing	Pennsylvania
8310	Toys R Us	1410 Kenneth Road	York	Pennsylvania
6353	Toys R Us	59 Connecticut Avenue	Norwalk	Connecticut
8311	Toys R Us	2345 East Lincoln Highway	Langhorne	Pennsylvania
8329	Toys R Us	201 Franklin Mills Circle	Philadelphia	Pennsylvania
9566	Babies R Us	4990 Dublin Boulevard	Dublin	California
9579	Babies R Us	7155 Business Center Drive	Highlands Ranch	Colorado
9531	Toys R Us	5650 West 88th Avenue	Westminster	Colorado
8703	Toys R Us	8325 South Dixie Highway	Miami	Florida
8726	Toys R Us	1631 Florida Mall Avenue	Orlando	Florida
8743	Toys R Us	12235 Pines Boulevard	Pembroke Pines	Florida
8379	Toys R Us	201 Crossroad Boulevard	Cary	North Carolina
8841	Toys R Us	11300 Carolina Place Parkway	Pineville	North Carolina
9290	Babies R Us	4140 Coldwater Road	Fort Wayne	Indiana
8902	Toys R Us	8250 Castleton Corner	Indianapolis	Indiana
9294	Babies R Us	1335 E 79th Street	Merrillville	Indiana
8903	Toys R Us	7960 Connector Drive	Florence	Kentucky
9255	Babies R Us	3274 S. Linden Road	Flint	Michigan
9263	Toys R Us	32766 John R Road	Madison Heights	Michigan
9249	Babies R Us	20111 Haggerty Road	Northville	Michigan
9280	Babies R Us	4936 Baldwin Road	Orion Township	Michigan

Store #	Banner	Property Address	City	State
9262	Toys R Us	14333 Eureka Boulevard	Southgate	Michigan
9269	Toys R Us	13801 Lakeside Circle	Sterling Heights	Michigan
9271	Toys R Us	34800 Warren Road	Westland	Michigan
9291	Babies R Us	2027 Park Street	Syracuse	New York
6445	Babies R Us	4869 Kietzke Lane	Reno	Nevada
5805	Toys R Us	5000 Smithridge Drive	Reno	Nevada
5629	Toys R Us	7102 Eastern Avenue	Bell Gardens	California
5677	Babies R Us	7886 North Van Nuys Boulevard	Los Angeles (Van Nuys)	California
5659	Toys R Us	25362 El Paseo Road	Mission Viejo	California
5649	Toys R Us	Murrieta Town Center-39855 Alta Murrirta Drive	Murrieta	California
5675	Babies R Us	2340 North Rose Avenue	Oxnard	California
5611	Toys R Us	10391 Magnolia Avenue	Riverside	California
9581	Babies R Us	1990 University Drive	Vista	California
6441	Babies R Us	1522 Boston Post Road	Milford	Connecticut
6326	Toys R Us	330 Old Gate Lane	Milford	Connecticut
9234	Toys R Us	20281 Route 19; 1000 Cranberry Square	Cranberry	Pennsylvania
9209	Toys R Us	1920 Edinboro Road	Erie	Pennsylvania
8370	Toys R Us	620 Galleria Drive	Johnstown	Pennsylvania
9218	Toys R Us	Route 18 & Valley View Drive	Monaca	Pennsylvania
9213	Toys R Us	3735 William Penn Highway	Monroeville	Pennsylvania
9215	Toys R Us	2003 Cheryl Drive	Pittsburgh	Pennsylvania
8336	Toys R Us	2115 West Street	Annapolis	Maryland
8354	Toys R Us	8804 Pulaski Highway	Baltimore	Maryland
6414	Babies R Us	12012 Cherry Hill Road	White Oak	Maryland
8342	Toys R Us	3101 Plank Road	Fredericksburg	Virginia
6393	Babies R Us	21300 Signal Hill Plaza	Sterling	Virginia
8340	Toys R Us	655 East Jubal Early Drive	Winchester	Virginia
8890	Babies R Us	254 Harbison Boulevard	Columbia	South Carolina
7026	Toys R Us	5700 Johnston	Lafayette	Louisiana
7014	Toys R Us	1220 Airline Road	Corpus Christi	Texas
7030	Toys R Us	1101 Expressway 83	McAllen	Texas
5679	Babies R Us	7540 West Bell Road	Glendale	Arizona
5651	Toys R Us	1516 S. Power Road	Mesa	Arizona
5694	Babies R Us	4619 N. Oracle Road	Tucson	Arizona
6020	Toys R Us	404 W. Army Trail Rd.	Bloomingdale	Illinois

Store #	Banner	Property Address	City	State
6505	Babies R Us	114 Commerce Lane	Fairview Heights	Illinois
9510	Toys R Us	120 Commerce Lane	Fairview Heights	Illinois
6054	Toys R Us	6050 Gurnee Mills Circle E.	Gurnee	Illinois
6006	Toys R Us	9555 North Milwaukee Avenue	Niles	Illinois
9248	Babies R Us	15820 94th Avenue	Orland Park	Illinois
6023	Toys R Us	45 Orland Square Drive	Orland Park	Illinois
9507	Toys R Us	8801A University	Clive	Iowa
6041	Toys R Us	200 East Kimberly Road	Davenport	Iowa
9508	Toys R Us	5821 Suemandy Dr.	St. Peters	Missouri
6039	Toys R Us	4411 W. Wisconsin Avenue	Appleton	Wisconsin
6037	Toys R Us	355 South Moorland Road	Brookfield	Wisconsin
6552	Babies R Us	2161 Zeier Road	Madison	Wisconsin
6035	Toys R Us	3900 S. 27th Street	Milwaukee	Wisconsin
6051	Toys R Us	2433 South Green Bay Road	Racine	Wisconsin
6515	Babies R Us	4202 Riverdale Road	Riverdale	Utah
6325	Toys R Us	122 Route 59 East	Nanuet	New York
6331	Toys R Us	463 South Road	Poughkeepsie	New York
6320	Toys R Us	1000 Central Avenue	Yonkers	New York

Schedule F

Material Agreements

None.

Schedule G

Intentionally Omitted

Schedule H

Allocated Loan Amounts

Store #	Store	Allocated Mortgage Loan Amounts
8303	King of Prussia	$12,089,695
7511	Manchester	$8,550,181
6320	Yonkers	$8,448,220
6039	Appleton	$6,758,576
6353	Norwalk	$6,583,785
6006	Niles	$6,336,165
8336	Annapolis	$5,564,172
6054	Gurnee	$5,418,513
8379	Cary	$5,301,986
8312	Media	$5,141,761
8867	Memphis III	$4,835,878
8831	Birmingham 2 (Hoover)	$4,733,916
6041	Davenport	$4,661,087
8371	Johnson City	$4,355,203
7026	Lafayette	$4,224,110
8342	Fredericksburg	$4,194,978
8310	York	$4,034,753
6362	Scranton	$3,583,211
7014	Corpus Christi	$3,422,986
7534	North Dartmouth	$3,350,156
6051	Racine	$2,709,257
9203	Chapel Hill	$2,301,412
9232	Montrose	$509,806
8703	Dadeland	$10,210,694
7523	Salem	$7,399,476
5659	Mission Viejo	$7,253,817
8726	Florida Mall	$6,875,104
5629	Bell Gardens	$6,612,918
7524	No Attlboro, MA	$6,554,653
8743	Pembroke Pines	$6,438,126
6020	Bloomingdale, IL	$6,117,677
8366	Reading, PA	$6,088,545
9269	Sterling Heights	$6,059,413
6023	Orland Park-TRU	$5,870,056

Store #	Store	Allocated Mortgage Loan Amounts
8006	Tigard- TRU	$5,861,317
8903	Florence	$5,709,831
8354	Golden Ring, MD	$5,593,304
9510	Fairview Heights-TRU	$5,505,909
5649	Murrieta	$5,491,343
6326	Milford-TRU	$5,462,211
8902	Castleton	$5,316,552
5651	East Mesa	$5,301,986
9263	Madison Heights	$5,258,289
7817	South Arlington	$5,258,289
9508	Mid Rivers, MO	$5,141,761
7010	Austin (So), TX	$5,054,366
6359	Whitehall	$4,908,707
6321	Toms River	$4,879,575
9507	Des Moines (Clive)	$4,792,180
9267	Toledo	$4,763,048
6325	Nanuet	$4,748,482
8843	Cool Springs	$4,719,350
8802	Rivergate	$4,457,164
8311	Oxford Valley	$4,428,033
5809	Modesto-TRU	$4,369,769
5805	Reno-TRU	$4,253,242
6037	Brookfield	$4,224,110
6361	Wilkes-Barre	$4,180,412
9213	Monroeville	$4,049,319
8352	Norfolk, VA	$4,020,187
7030	McAllen	$3,976,490
8841	Pineville, NC	$3,932,792
5611	Riverside	$3,903,660
7520	Kingston	$3,685,172
6331	Poughkeepsie, NY	$3,685,172
9271	Westland, MI	$3,656,040
9209	Erie	$3,597,776
9262	Southgate	$3,554,079
7522	Brockton, MA	$3,539,513
8916	Miamisburg, OH	$3,306,458
7822	Lewisville, TX	$3,306,458
8329	Franklin Mills, PA	$3,175,365
6035	South Milwaukee	$3,102,536

Store #	Store	Allocated Mortgage Loan Amounts
8340	Winchester	$3,087,970
9531	Westminster	$3,073,404
9218	Beaver Valley	$2,942,311
8922	Dublin	$2,650,993
8905	Colerain	$2,490,768
8323	Williamsport	$2,345,109
8908	Clermont	$2,286,846
9210	Boardman	$2,243,148
9207	Mentor	$2,170,319
8370	Johnstown	$2,141,187
9234	Cranberry	$1,602,249
9211	Canton	$1,485,721
9208	Elyria	$1,398,326
9277	Sandusky	$1,325,497
9221	North Olmsted	$1,194,404
8910	Hamilton	$975,915
9215	Pittsburgh	$524,372
9212	St. Clairsville	$247,620
6383	Braintree	$7,952,980
5677	Van Nuys	$6,685,746
9566	Pleasanton (Dublin)	$5,826,359
6462	Montgomeryville	$5,170,893
6449	Springfield	$5,170,893
6414	White Oak	$5,039,800
6441	Milford-BRU	$4,937,839
9248	Orland Park-BRU	$2,986,009
9574	Tigard-BRU	$4,416,380
5675	Oxnard	$4,398,901
6443	Everett	$4,384,335
6393	Sterling	$4,224,110
9579	Highlands Ranch	$3,918,226
9249	Northville	$3,903,660
9573	Modesto-BRU	$4,340,637
5694	Tucson	$3,728,869
5679	Glendale	$3,524,947
8890	Columbia, SC	$3,422,986
6445	Reno-BRU	$3,350,156
9294	Merrillville	$3,015,141
6552	Madison, WI	$2,782,086

Store #	Store	Allocated Mortgage Loan Amounts
9581	Vista	$2,752,954
6505	Fairview Heights-BRU	$2,665,559
9280	Auburn Hills	$2,476,202
9255	Flint	$2,024,660
9290	Fort Wayne	$2,141,187
9291	Syracuse	$1,980,962
6515	Ogden (Riverdale)	$1,369,194
9239	Reynoldsburg	$1,048,745
6388	North Attleboro	$378,713
9279	Toledo	$582,636
9254	Boardman	$451,543

	Total Portfolio	$512,000,000

Schedule I

Monthly Amortization Amount

Payment Date	Principal Payment	Ending Balance
11/9/2016	$0.00	$512,000,000.00
12/9/2016	$509,698.69	$511,490,301.31
1/9/2017	$426,998.80	$511,063,302.51
2/9/2017	$429,204.96	$510,634,097.55
3/9/2017	$686,739.57	$509,947,357.99
4/9/2017	$434,970.67	$509,512,387.31
5/9/2017	$522,136.75	$508,990,250.56
6/9/2017	$439,915.73	$508,550,334.83
7/9/2017	$526,947.01	$508,023,387.82
8/9/2017	$444,911.19	$507,578,476.63
9/9/2017	$447,209.89	$507,131,266.74
10/9/2017	$534,042.36	$506,597,224.39
11/9/2017	$452,279.70	$506,144,944.69
12/9/2017	$538,973.97	$505,605,970.73
1/9/2018	$457,401.17	$505,148,569.55
2/9/2018	$459,764.41	$504,688,805.14
3/9/2018	$714,484.26	$503,974,320.87
4/9/2018	$465,831.36	$503,508,489.51
5/9/2018	$552,156.24	$502,956,333.27
6/9/2018	$471,090.97	$502,485,242.30
7/9/2018	$557,272.48	$501,927,969.82
8/9/2018	$476,404.18	$501,451,565.65
9/9/2018	$478,865.60	$500,972,700.05
10/9/2018	$564,835.19	$500,407,864.86
11/9/2018	$484,258.05	$499,923,606.80
12/9/2018	$570,080.65	$499,353,526.15
1/9/2019	$489,705.47	$498,863,820.68
2/9/2019	$492,235.62	$498,371,585.06
3/9/2019	$743,964.63	$497,627,620.44
4/9/2019	$498,622.65	$497,128,997.79
5/9/2019	$584,053.70	$496,544,944.09
6/9/2019	$504,216.48	$496,040,727.61
7/9/2019	$589,495.05	$495,451,232.56
8/9/2019	$509,867.32	$494,941,365.24
9/9/2019	$512,501.64	$494,428,863.61
10/9/2019	$597,554.37	$493,831,309.23
11/9/2019	$518,236.92	$493,313,072.31
12/9/2019	$603,133.33	$492,709,938.98

Payment Date	Principal Payment	Ending Balance
1/9/2020	$524,030.67	$492,185,908.31
2/9/2020	$526,738.16	$491,659,170.15
3/9/2020	$693,346.03	$490,965,824.12
4/9/2020	$533,041.93	$490,432,782.19
5/9/2020	$617,534.78	$489,815,247.41
6/9/2020	$538,986.58	$489,276,260.83
7/9/2020	$623,317.38	$488,652,943.45
8/9/2020	$544,991.81	$488,107,951.63
9/9/2020	$547,807.61	$487,560,144.03
10/9/2020	$631,897.97	$486,928,246.06
11/9/2020	$553,902.75	$486,374,343.31
12/9/2020	$637,826.97	$485,736,516.34
1/9/2021	$560,060.02	$485,176,456.31
2/9/2021	$562,953.66	$484,613,502.65
3/9/2021	$808,169.01	$483,805,333.64
4/9/2021	$570,037.80	$483,235,295.84
5/9/2021	$653,522.21	$482,581,773.63
6/9/2021	$576,359.53	$482,005,414.11
7/9/2021	$659,671.62	$481,345,742.49
8/9/2021	$582,745.69	$480,762,996.80
9/9/2021	$585,756.54	$480,177,240.26
10/9/2021	$668,812.49	$479,508,427.78
11/9/2021	$479,508,427.78	$0.00